CONFORMED COPY

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                          Dated as of 15 February 2001


                       WINTERTHUR SWISS INSURANCE COMPANY


                                       and


                                XL INSURANCE LTD






                      SECOND AMENDED AND RESTATED AGREEMENT


                          for the Sale and Purchase of
                            Winterthur International

Second Amended and Restated Agreement for the Sale and Purchase of Winterthur International

This second amended and restated Agreement is made as of 15 February 2001

Between:

(1) WINTERTHUR SWISS INSURANCE COMPANY a joint-stock company incorporated under the laws of Switzerland (registered number CH-020.3.928.827-5) whose registered office is at General Guisan-Strasse 40, PO Box 357, CH-8401 Winterthur, Switzerland ("Winterthur"); and

(2) XL INSURANCE LTD a company incorporated under the laws of Bermuda whose registered office is at XL House, One Bermudiana Street, Hamilton HM 11, Bermuda ("XL Insurance").

Whereas:

(A) Winterthur and the other Sellers carry on amongst other things the Operations.

(B) Winterthur has agreed to sell and to procure that the other Sellers sell and XL Insurance has agreed to purchase and to procure that the other Purchasers purchase the Operations as a going concern at Completion.

(C) The parties intend to transfer the Operations at Completion with economic effect as from the Effective Time of 1 July 2001. The Purchase Price is the Pro-forma Net Asset Value at 30 June 2001 as determined in accordance with US GAAP plus the Premium. The transfer will be by share transfer, by portfolio transfer and/or by reinsurance arrangements. In certain circumstances the parties may agree before Completion to adjust the method of transfer.

(D) If all the conditions precedent to the transfer of the Key Operations are satisfied, but not to the transfer of the other Operations, the parties intend Completion to occur, the Key Operations to transfer legally and beneficially, the economic value and management control and beneficial interest in the other Operations to transfer to the maximum extent permitted under Applicable Laws or as otherwise provided herein, and the whole Purchase Price to be paid.

(E) The Pro-forma Net Asset Value at 30 June 2001 will be calculated, inter alia, by reference to an Initial Net Reserves Amount. On the End Date of 30 June 2004 the Seasoned Net Reserves Amount shall be calculated, and a balancing payment determined in accordance with the provisions of this Agreement shall be made to Winterthur or XL Insurance as appropriate to reflect the Seasoned Net Reserves Amount compared to the Initial Net Reserves Amount (which balancing payment is intended to have the economic effect (ignoring the time value of money) of the parties sharing in any redundancy or deficiency in accordance with this Agreement).

(F) This second amended and restated Agreement amends, restates and supersedes an agreement relating to the sale and purchase of Winterthur International dated 15 February 2001 as amended and restated by an earlier amended and restated agreement for the sale and purchase of Winterthur International.

It is agreed as follows:

1.   Interpretation

     In this Agreement including its Schedules neither the recitals nor the headings shall affect its interpretation and unless the context otherwise requires the provisions in this Clause 1 apply:

1.4  Definitions

     "31.12.1999 Financial Statements" means the unaudited combined statement of net assets relating to the Operations (including the Excluded Operations) as at and for the 12 month period ended on 31 December 1999 prepared in accordance with Swiss GAAP;

     "30.09.2000 Financial Statements" means the unaudited combined statement of net assets and income statement relating to the Operations (including the Excluded Operations) as at and for the nine month period ended on 30 September 2000 prepared in accordance with US GAAP;

     "31.12.2000 Balance Sheet" means the statement of net assets included in the 31.12.2000 Financial Statements;

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

     "31.12.2000 Financial Information" has the meaning given to it in Part 1 of
     Schedule 5;

     "31.12.2000 Financial Statements" means the audited combined statement of net assets, income statement and (if required of XL Insurance Group by Applicable Laws) statement of cash flows relating to the Operations as at and for the 12 month period ended on 31 December 2000 including all related financial schedules and footnotes prepared in accordance with US GAAP;

     "Acquired SRS Business" means the part of the SRS Business transferred to the Purchaser pursuant to this Agreement, comprising those contracts listed in Part 5 of Schedule 2 and the Reserves relating thereto;

     "Actuary Appointment Notice" has the meaning given to it in Clause 4.2.5;

     "Additional Property" means any real property which a Group Company or Business Seller occupies or uses for the purposes of the Operations as at the date of this Agreement but which are not listed in Schedule 10;

     "agreed terms" means in relation to any document such document in the terms agreed between the parties and signed by XL Insurance's Solicitors and Winterthur's Solicitors for the purpose of identification as that document may be amended by agreement in writing between XL Insurance and Winterthur from time to time for any reason including without limitation to take account of any agreed changes between the date of this Agreement and Completion including without limitation those documents set out in Part 2 of Schedule 6;

     "Amendment Date" has the meaning given to it in Clause 8.1.7;

     "Antitrust Division" has the meaning given to it in Clause 5.1.3;

     "Applicable Laws" means, all laws, rules and regulations (including all applicable insurance and other financial services laws, rules and regulations) in any jurisdiction in which any Group Company or Business Seller (in relation to the relevant Business) is established or conducts or solicits business or in which the Operations or the Businesses are carried on;

     "Asbestos Liabilities" means any and all Liabilities, risks and exposures howsoever incurred or assumed arising out of or relating to the manufacture, distribution, sale, installation, removal, utilisation, ingestion, inhalation of, exposure to or existence of, as the case may be, asbestos, any materials containing asbestos in whole or in part or asbestiform talc;

     "Asset Transfer Principles" has the meaning given to it in Clause 2.1.4;

     "Associated Company" means a company which is from time to time in relation to another company under the control of, under common control with or which controls such other company provided that a company will not cease to be an Associated Company of any other company by virtue of the liquidation or dissolution of any other company;

     "Assumed Liabilities" has the meaning given to it in Clause 2.2.2;

     "Base Rate" means USD LIBOR being the London Inter-Bank Offer Rate for six month deposits in US Dollars;

     "Bespoke Software" means all software and associated documentation developed by or on behalf of any member of the CS Group or the Group Companies and used wholly or primarily in or in connection with the Operations, including without limitation MIS-Layer, GWEB, WIMIS, RITA and IDX (IMC, WIP, IDH and IDR);

     "Books and Records" means any of the Business Sellers' or any other member of the CS Group's books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature, sales material and similar materials to the extent that such relate wholly or primarily to the Businesses;

     "Businesses" means those businesses carried on by or on behalf of the Business Sellers and comprised in the Operations (including for the avoidance of doubt the Assumed Liabilities) brief details of which are set out in Part 1 of Schedule 2 and "Business" means any one of them;

     "Business Assets" means all the business, property, rights and assets of whatever nature owned by any member of the CS Group and used wholly or primarily in or in connection with any Business including without limitation the items listed in Clause 2.1.2(ii) to (xv) subject always to the exclusions in Clause 2.1.3;

     "Business Day" means a day on which banks are open for business in England, Switzerland, Bermuda and the United States (excluding Saturdays, Sundays and public holidays) or for the purpose of Clause 18.12 in the places from and to which any notice is sent in accordance with that Clause 18.12 save that where the concept of Business Days is used merely to delineate a period of time "Business Day" means a day on which banks are open for business in England (excluding Saturdays, Sundays and public holidays) only;

     "Business Employee" means an employee who immediately before Completion is employed by any member of the CS Group in any Business (other than a Group Company Employee) details of whom are contained in the Employee List;

     "Business Goodwill" means the goodwill of the Business Sellers in connection with the Businesses together with the exclusive right for XL Insurance or the relevant Purchaser to represent itself as carrying on the Businesses in succession to the relevant Business Seller and includes the goodwill associated with the Business Intellectual Property (and for the avoidance of doubt shall not be restricted to items which may be construed as goodwill for the purpose of US GAAP);

     "Business Intellectual Property" means all rights and interest in Intellectual Property owned by any member of the CS Group and used wholly or primarily in or in connection with any Business;

     "Business Office Equipment" means the Office Equipment owned by any member of the CS Group and used wholly or primarily in or in connection with any Business but excluding Office Equipment forming part of any of the Properties;

     "Business Sellers" means each of the Sellers which will be selling a Business and whose names are set out in Part 2 of Schedule 1;

     "CAS" has the meaning given to it in Clause 4.2.6;

     "Claimant" has the meaning given to it in Clause 8.4.1;

     "Claims" means all rights and claims of any Business Seller or any other member of the CS Group arising at any time (whether before or after Completion ) out of or in connection with the Businesses (whether arising under any warranties, conditions, guarantees, indemnities, insurance and reinsurance policies, contracts, agreements (in each case whether express or implied) or otherwise howsoever) in so far as they relate to any of the Business Assets (including the Contracts, the Licence Agreements, the Lease Agreements, the Policies and the Retrocession Contracts) or to any Assumed Liability;

     "Code" has the meaning given to it in paragraph 10.11 of Schedule 7;

     "Commission" has the meaning given to it in Clause 5.1.1;

     "Companies" means the companies (including for the avoidance of doubt branches of such companies) details of which are set out in Part 1 of
     Schedule 1 and "Company" means any one of them;

     "Completion" means the completion of the Transfers of Operations to occur pursuant to Clauses 7.1 and 7.2;

     "Completion Balance Sheet" means the combined Pro-forma statement of net assets for the Operations as at 30 June 2001 which will be prepared and finally determined in accordance with the procedures set out in Part 2 of
     Schedule 5 which is included in the Completion Financial Information;

     "Completion Date" means the date on which Completion takes place;

     "Completion Financial Information" has the meaning given to it in Part 2 of
     Schedule 5;

     "Completion Financial Statements" means the audited combined statement of net assets, income statement and (if required of XL Insurance Group by Applicable Laws) statement of cashflows relating to the Operations (excluding the Excluded Operations) as at and for the period from 1 January 2001 and ending on 30 June 2001 including all related financial schedules and footnotes prepared in accordance with US GAAP and otherwise in accordance with Part 2 of Schedule 5;

     "Confidential Information" means all information of a confidential or proprietary nature which is used in or otherwise relates to the Operations including without limitation information relating to:

     (i) the marketing or placing of goods, products (both insurance and reinsurance) or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

     (ii) future projects, business development or planning, commercial relationships and negotiations,

     but for the avoidance of doubt does not include information to the extent that it is disclosed or used pursuant to Clause 18.4.3;

     "Confidentiality Agreement" means the confidentiality agreement dated 20 September 2000 and made between Winterthur and XL Capital Ltd;

     "Contracts" means the insurance policies (other than the Policies), the Supplier Contracts and all other contracts, undertakings, arrangements and agreements entered into prior to Completion by or on behalf of any Business Seller to the extent related to any Business in each case to the extent that at Completion the same remain to be completed or performed or rights remain exercisable thereunder excluding the Lease Agreements, the Licence Agreements, the Policies, the Retrocession Contracts and employment and other agreements with Relevant Employees;

     "control" and "controlled" for the purpose of the definition of Associated Company and the Winterthur Group shall have the same meaning as is set out in the UK City Code on Takeovers and Mergers;

     "Conversion Rate" means the average of the spot selling and buying rates for a transaction between the two currencies in question as quoted on the relevant Reuters page at or about 8.00 am London time on the Relevant Date or if such rates are not quoted on that date on the preceding date on which such rates are quoted;

     "Core Warranties" means those Warranties set out at paragraphs 1, 2, 3, 4.1, 4.3, 4.4, 4.5, 4.6, 5.1, 5.2.1, 5.2.2, 5.2.5, 5.2.6, 5.4, 5.5, 8, 9,
     11, 12.1 and 12.2 of Schedule 7, and Clause 8.1.9 together with the representations and warranties contained in the Tax Matters Agreement;

     "CS Group" means Credit Suisse Holdings and its Associated Companies (but for the purposes of Clause 16 only excluding the Winterthur Group);

     "Current Policies" means insurance or reinsurance policies, treaties or agreements written by or on behalf of any Business Seller (in connection with the Operations) or Group Company and in force as at 15 February 2001 or under which Liabilities may arise;

     "Data Room" means documents contained in a physical data room the contents of which are listed in the Data Room Index;

     "Data Room Index" means the list of all documents contained in the Data Room a copy of which is attached to the Disclosure Letter;

     "Deadlock Matter" has the meaning given to it in Clause 2.1.4;

     "Deed of Adherence" means a deed of adherence in the form set out in
     Schedule 12;

     "Disclosure Letter" means the amended and restated letter dated as of 15 February 2001 from Winterthur to XL Insurance disclosing:

     (i)  information relating to the Warranties; and

     (ii) details of other matters referred to in this Agreement;

     "Effective Time" means 00.01 am (London time) on 1 July 2001;

     "Employee Benefit Arrangements" means the schemes or arrangements operated by or contributed to by or on behalf of any Business Seller or Group Company in respect of Relevant Employees (other than State or statutory social security, unemployment, insurance, workers compensation or pension arrangements, share incentive, share option or other profit sharing arrangements) providing for benefits payable on retirement, death or disability and voluntary withdrawal from or involuntary termination of employment, including life assurance, accidental death and dismemberment schemes, medical benefit arrangements and termination indemnity payments, incentive arrangements (other than share-related incentive arrangements referred to above), life, accident and health insurances, hospitalisation, savings, holiday, vacation, severance pay, sick pay, sick leave, tuition refund, service awards, company car, scholarship, relocation or any other employee or executive benefits;

     "Employee Bodies" means any works council, trade union or employee representative;

     "Employee List" means the list of Relevant Employees set out in Schedule 14 as updated in accordance with paragraph 2.2.4 of Part 1 of Schedule 2;

     "Employment Costs" means a sum equivalent to the aggregate of:

     (i) the amount payable or paid to or in respect of the employment of the Relevant Employees (including but not limited to salary, wages, tax and social security contributions, employer's pension contributions, bonus, insurance premiums, payments or allowances or any other consideration for employment); and

     (ii) the cost of providing any non-cash benefits which the employer is required to provide by law or contract or customarily provides in connection with such employment (including but not limited to other employee benefit provisions);

     "Employment Liabilities" means any and all Losses arising out of or connected with employment or the employment relationship or termination of employment or of the employment relationship (including but not limited to all Losses in connection with any claim for redundancy termination or severance pay, or damages or compensation for unfair or wrongful dismissal or breach of contract);

     "Encumbrance" means any claim, charge, mortgage, security, lien, pledge, option, equity, power of sale, hypothecation, easement or other third party rights of any kind whatsoever;

     "End Date" means 30 June 2004;

     "Entitled Party" has the meaning given to it in Clause 7.4;

     "Excluded Activities" means any and all of the following activities:

     (i) the issue of non-life insurance (including accident and health) products to individuals other than as part of a group scheme relating to a Relevant Commercial Operation;

     (ii) the issue of motor insurance policies;

     (iii) the management or operation of captives for Relevant Commercial Operations for a fee;

     (iv) the provision of insurance or reinsurance products in connection with captives other than those owned or utilised by Relevant Commercial Operations;

     (v) the issue or distribution of life insurance products to Relevant Commercial Operations other than accident and/or health products; and

     (vi) (other than in connection with any renewal account of the Operations) the issue of domestic or single jurisdiction non-life insurance or reinsurance products to Relevant Commercial Operations which have been customers of any member of the Winterthur Group during the 12 months prior to the date of this Agreement in respect of one or more of such non-life insurance or reinsurance products (for the above purposes a U.S. corporation that solely operates within the United States but has a plant, branch or operation in a NAFTA jurisdiction solely in order to get to treaty benefits shall be deemed to operate as or be "domestic" or "single jurisdiction").

     "Excluded Assets" has the meaning given to it in Clause 2.1.3;

     "Excluded Operations" means all businesses and activities other than the Operations and shall include, without limitation, those operations set out in paragraph 5 of Part 1 of Schedule 2 and all assets relating wholly or primarily thereto and all liabilities to the extent that they relate to such businesses or activities;

     "Excluded Operations Interim Arrangements" means the Excluded Operations Reinsurance Agreements and such other agreements and arrangements as may reasonably be required to give full effect to the terms of this Agreement in relation to the Excluded Operations pending their effective transfer to Winterthur including those listed in Part 3 of Schedule 2;

     "Excluded Operations Reinsurance Agreements" means the reinsurance agreements to be executed at Completion and further described in Part 4 of
     Schedule 2 and such other reinsurance
     agreements as may reasonably be required to give full effect to the terms of this Agreement in relation to the reinsurance by Winterthur or a member of the Winterthur Group of 100 per cent of the Liabilities under any contracts of insurance or reinsurance comprising Excluded Operations;

     "FIA" has the meaning given to it in Clause 4.2.6;

     "Freehold Properties" means the freehold properties details of which are set out in Part 2 of Schedule 10 and "Freehold Property" means any one of them;

     "French Property" means the property known as La Residence de Bois Fontaine 37 Avenue Lucier Rene Duchcene 781070 La Sell St Cloud and for the purpose of Clause 6.7 only shall include any other real estate of the Operations located in France;

     "FTC" has the meaning given to it in Clause 5.1.3;

     "German Transfer Agreement" has the meaning given to it in Clause 8.1.7;

     "Governmental Entity" means any government, governmental, supranational or trade agency or regulatory authority (including any Regulator), agency or body in any jurisdiction;

     "Group" or "Group Companies" means each of the Companies and the Subsidiaries and "Group Company" means any one of them;

     "Group Company Employee" means an employee who at or on Completion is employed by a Group Company details of whom are contained in the Employee List;

     "Guaranteed Purchaser Obligations" has the meaning given to it in Clause 17.1;

     "Guaranteed Seller Obligations" has the meaning given to it in Clause 17.1;

     "HSR Act" has the meaning given to it in Clause 5.1.3;

     "Identified Fronting Agreements" means those agreements identified as such in specific disclosure 2.3.3 in the Disclosure Letter;

     "Identified Third Party Software" means the software programs known as CERES, GENIUS and RAIS which are currently used in or in connection with the Operations, and all enhancements and modifications thereof;

     "Indebtedness" means:

     (i) all monies borrowed or raised for the purpose of financing the Operations (whether or not under normal commercial lending terms or upon the issue of bills, bonds, notes or loan stock);

     (ii) obligations under finance leases involving a liability in the case of any individual lease in excess of CHF250,000;

     (iii) receivables sold or discounted;

     (iv) all foreign exchange contracts and all derivative instruments (including without limitation any interest or currency protection, hedging or financial future transactions) of the Operations; and

     (v) any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss of any person (save, for the avoidance of doubt, insurance or reinsurance);

     "Independent Actuary" means an actuary with an appropriate level of experience and expertise in dealing with matters related to US GAAP and European insurance companies and for the purpose of this Agreement shall be Watson Wyatt or if that firm is unable or unwilling to act in any matter referred to them under this Agreement a firm of Actuaries to be agreed by Winterthur and XL Insurance within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Actuaries in England and Wales;

     "Initial Net Reserves Amount" means an amount equal to:

     (i) the sum of the amount of the Reserves relating to the Relevant Operations set out in the Completion Balance Sheet; less

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     (ii) the sum of the amount of reinsurance ceded or receivable set out in the Completion Balance Sheet the calculation of the Initial Net Reserves Amount being made without regard to and ignoring the Sellers Retrocession Agreement and any transactions thereunder;

     "Intellectual Property" or "IP" means trade marks, unregistered trade marks, service marks, trade names, business and company names, internet domain names and email addresses, logos, get-up, patents, inventions, registered and unregistered design rights, rights in designs and inventions, copyrights, semi-conductor topography rights, rights of extraction relating to databases and all other similar proprietary rights which may subsist in any part of the world (including Know-how) including where such rights are obtained or enhanced by registration any registration of such rights and applications and rights to apply for such registrations, rights under licences, consents, orders, statutes or otherwise in relation to an aforementioned right, and the right to sue for past infringements of any of the foregoing rights;

     "Inter-Company Accounts" means all inter-company accounts or other amounts receivable or payable as at the Completion Date (whether or not currently due or payable) between (i) any Group Company on the one hand and (ii) any member of the CS Group on the other hand, but shall exclude any amounts due under the Limited Recourse Receivables Financing Facility Agreement, and for the avoidance of doubt shall also in no event include insurance or reinsurance accounts, inter-company pooling arrangements or any of the reorganisation arrangements contemplated by Clause 5.1.4 or receivables or payables related to carrying or funding reinsurance or other amounts owed to WIRE except such other amounts owed by WIRE which the parties agree are used for non-insurance purposes;

     "Interim Arrangements" means in respect of any Portfolio which is not transferred to a Purchaser at Completion, the arrangements described in paragraphs 2 and 3 of Part 1 and Part 3 of Schedule 2 and in Part 2 of
     Schedule 9;

     "Interim Reinsurance Agreements" means the reinsurance contracts referred to in paragraph 2.2.1 of Part 1 of Schedule 2, brief details of which are contained in Part 4 of Schedule 2 including, without limitation, any reinsurance to Winterthur International (Re) which it has been agreed will continue following 30 June 2001;

     "IT Separation" has the meaning given to it in Clause 15.8.1;

     "Key Employees" means those persons whose names are set out in Part 1 of
     Schedule 3;

     "Key Operations" means the Operations set out in Part 1 of Schedule 4;

     "Know-how" means confidential and proprietary industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation to the generality of the foregoing drawings, formulae, test results, reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, models, tables, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

     "Last Accounting Date" means in relation to each Group Company or Business Seller the date to which the latest audited accounts of that company have been made up and audited;

     "Leasehold Properties" means the leasehold properties details of which are set out in Part 3 of Schedule 10 and "Leasehold Property" means any one of them;

     "Lease Agreements" means all lease agreements relating to any Leasehold Property entered into prior to Completion by or on behalf of any Business Seller wholly or primarily in relation to any Business details of which are set out in Part 3 of Schedule 10;

     "Liabilities" means all liabilities, duties, commitments and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, accrued or unaccrued, actual or contingent, ascertained or unascertained, agreed or disputed and whether owed or incurred severally or jointly or as principal or surety and whether or not required to be set out on a balance sheet;

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

     "Licence Agreements" means the licence agreements entered into prior to Completion by or on behalf of any Business Seller wholly or primarily in relation to any Business details of which are set out in Schedule 11;

     "Licence to Occupy" has the meaning given to it in Part 1C of Schedule 10;

     "Life and Pensions Distribution Agreement" means the agreement relating amongst other things to the distribution after Completion of life insurance products and/or pensions products of Winterthur dated 21 June 2001 and made between Winterthur or such other member of the Winterthur Group as it shall nominate and XL Insurance or such other member of the XL Insurance Group as it shall nominate;

     "Limited Recourse Receivables Financing Facility Agreement" means the limited recourse receivables financing facility agreement in the agreed terms between the parties;

     "LOC Facility Agreement" means the LOC facility agreement in the agreed terms between the parties;

     "Local Agreements" means the agreements for the sale and purchase of Shares and/or Businesses in particular jurisdictions which are to be made between certain of the Sellers and the relevant Purchasers on or after Completion and for the avoidance of doubt, Local Agreements shall include any agreement relating to any reorganisation contemplated by this Agreement, any agreement governing the transfer of a Portfolio, whether by reinsurance or otherwise (including related fronting, administrative or other services) as contemplated by this Agreement and any agreement effecting an Interim Arrangement or an Excluded Operations Interim Arrangement and any other agreement entered into between a member of the Winterthur Group or the XL Insurance Group pursuant to this Agreement;

     "Losses" means all losses, Liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands (excluding in each case recoverable VAT);

     "Net Asset Value" means for any date the aggregate of the amount of the relevant assets minus the aggregate of the amounts of the relevant liabilities (including, without limitation, all Assumed Liabilities) of the Operations in each case determined as at 31 December 2000 or 30 June 2001 as applicable and all as determined in accordance with US GAAP and the other terms of this Agreement;

     "Office Equipment" means all computer hardware, office supplies, office and store equipment, furniture and furnishings;

     "Operations" means:

     (i) the Group Companies and all of the businesses or activities carried on by or on behalf of any Group Company; and

     (ii) the businesses or activities carried on by or on behalf of any Business Seller or any other member of the CS Group under the "Winterthur International" name,

     carried on in any part of the world by or on behalf of any Group Company and/or the Business Seller including in each case without limitation the provision (in the case of any Business Seller under the aforementioned name) of all property and casualty and all other non-life insurance and reinsurance products and services and any and all related or ancillary services (whether traditional or alternative) including workers' compensation and accident and health coverage pertaining to commercial clients (and not directly to individuals) but excluding the Excluded Operations and any reference in this Agreement to Operations shall where applicable and save to the extent expressly provided otherwise incorporate reference to any one or more parts of the Operations;

     "Payment Account Details" means in relation to any payment to be made under or pursuant to this Agreement the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment (whether by cheque, banker's draft, telegraphic or other electronic means of transfer) to the payee;

     "Payment Agreement" means the payment agreement in agreed terms, and to be made between the parties and Clifford Chance Limited Liability Partnership;

     "Permitted Investment Assets" means with respect to Group Companies, the following:

     (i) cash in the local currencies or otherwise in US Dollars, Pounds Sterling, Euros and Swiss Francs;

     (ii) equity securities listed on a "national securities exchange" or similar exchange as defined under US Applicable Laws or on a recognised investment exchange in the EU or as otherwise mutually agreed;

     (iii) non-convertible fixed income debt instruments that are:

          (a) rated investment grade by an independent rating agency or are issued by public or quasi-public issuers in OECD countries; and

          (b)  meet one of the following liquidity requirements:

               (aa) (A) traded on an exchange described in sub-paragraph (ii);

               and

               (B) have an original issue value at least equivalent to USD200 million or equivalent liquidity; or

               (bb) a securities dealer traded security with equivalent
                    liquidity; and

     (iv) other investment assets as mutually agreed or specifically referenced in this document,

     provided that Permitted Investment Assets shall not be deemed to meet the criteria set out in sub-paragraph (i), (ii) or (iii) if they fall within any of the following categories:

          (aa) do not comply with the applicable investment guidelines, as in effect on the date of this Agreement, adopted by the Board of Directors (or investment committees) of the relevant Group Company or Business Seller;

          (bb) do not comply with investment restrictions under Applicable Laws; or

          (cc) if the aggregate composition and mix, including as to currencies, of all the investment assets being transferred at Completion are inconsistent with such composition and mix at 30 September 2000, and, with respect to Portfolio transfers, only cash in the following currencies: US Dollars, Euros and otherwise as agreed;

     "Policies" means all contracts and agreements (including programmes) entered into prior to Completion by or on behalf of any of the Business Sellers with respect to the provision of insurance or reinsurance services by any Business Seller to the extent related to the relevant Business in each case to the extent that at Completion the same remain to be completed or performed (but excluding any such contracts or agreements to the extent that they relate to any period prior to 1 January 1986 or otherwise relate to Excluded Operations);

     "Portfolio" means the Policies and related Retrocession Contracts to which a Business Seller is party in relation to the Operations conducted by that Business (or any part thereof) brief details of which are set out in Part 1 of Schedule 2;

     "Preliminary Purchase Price" has the meaning given to it in Clause 3.1.2;

     "Premium" has the meaning given to it in Clause 3.1.1;

     "Pro-forma 31.12.2000 Balance Sheet" means a pro-forma balance sheet derived from the 31.12.2000 Balance Sheet adjusted to have Pro-forma effect and prepared in accordance with Part 1 and Part 2 of Schedule 5;

     "Pro-forma" means the pro-forma adjustments described in Part 1 of Schedule 5 after giving effect without limitation to each of the following (and as further adjusted if necessary in accordance with paragraph 4 of Part 2 of
     Schedule 5):

     (i) the exclusion of the Excluded Assets, Excluded Operations and Retained Liabilities (including any reinsurance or other payment made in connection with the Excluded Operations Interim Arrangements);

     (ii) the settlement of the inter-company pooling and reorganisation and other arrangements as described in Clause 5.1.4 and Part 1 of Schedule 6 other than (i) the Inter-Company Accounts; and (ii) any debt due from Winterthur International (Re) to Winterthur of the amount of the outstanding balance as defined in the Limited Recourse Receivables Financing Facility Agreement;

     (iii) the exclusion of "goodwill" or other intangibles (subject to Part 3 of Schedule 5) including that which results from any pre-Completion reorganisation including as described in Clause 5.1.4;

     (iv) the exclusion of deferred Tax assets (except, in the case of the Completion Financial Statements, to the extent used by the Purchasers);

     (v)  the reorganisations described in Clause 5.1.4;

     (vi) any payments or accruals arising under any employment retention or similar program including those that arise as a result of the transactions occurring on Completion or as otherwise contemplated in this Agreement;

     (vii) the exclusion of any liabilities for which Winterthur U.S. Holdings, Inc. is responsible pursuant to section 4(a) of the Tax Matters Agreement;

     (viii) the exclusion of any refunds to which Winterthur U.S. Holdings, Inc. is entitled pursuant to section 9(a) of the Tax Matters Agreement;

     (ix) with respect to valuing investment assets all such investment assets shall be valued as if such investment assets are "available for sale";

     (x) Reserves shall not be subject to discounting (subject to Part 3 of Schedule 5);

     (xi) the commutation of any aggregate stop loss provided by the CS Group prior to 15 February 2001 to the Operations shall be treated as return of premium;

     (xii) with respect to the Completion Financial Statements, (x) the exclusion of any assets otherwise included in the Operations that have not been transferred to Purchasers, except to the extent such assets are subject to an Interim Arrangement, on the terms otherwise contemplated hereby, by the date on which the Completion Financial Statements have been agreed or become final and binding in accordance with Part 2 of Schedule 5; (y) the provisions of the Sellers Retrocession Agreement shall be ignored in all respects (other than with respect to costs, including commutation payments paid or owed, with respect thereto); and (z) the provisions of Clause 4 of Part 2 of
          Schedule 5 shall apply; and

     (xiii) with respect to the Completion Financial Statements, the inclusion of the amount set forth in Part 3 of Schedule 5 in connection with that certain liquidity arrangement provided by Winterthur to the Purchasers or the Operations;

     "Properties" means the Freehold Properties and the Leasehold Properties and "Property" means any one of them;

     "Purchase Price" has the meaning given to it in Clause 3.1.1;

     "Purchasers" means XL Insurance, each of the parties which will be purchasing the Shares or a Business comprised in the Operations which are identified in Part 1 of Schedule 2 and any subsidiary of XL Insurance agreed with Winterthur pursuant to Clause 2.5 to purchase any part of the Operations (including any party which enters into an Interim Arrangement in respect of a Business on behalf of XL Insurance) and "Purchaser" means any one of them;

     "Receivables" means the book and other debts receivable by or owing to (or on their behalf) any of the Business Sellers to the extent that they arise in connection with the Businesses (and whether or not yet due or payable) as at Completion (including without limitation trade debts, deposits, prepayments, retrospective rebates and overpayments) and any interest due thereon but excluding:

     (i)  debts owing by any employee who is not a Relevant Employee; and

     (ii) debts due from any relevant Taxation authority in respect of Taxation including for the avoidance of doubt any bond or other security issued by any Taxation authority or other governmental agency representing any such debts;

     "Recipient" has the meaning given to it in Clause 8.4.1;

     "Recipient's Assessment Period" has the meaning given to it in Clause
     8.4.3;

     "Registered Intellectual Property" means such of the Business Intellectual Property or Intellectual Property owned by a Group Company as is the subject of a registration or application for registration at any Intellectual Property registry anywhere in the world;

     "Regulation" has the meaning given to it in Clause 5.1.1;

     "Regulator" means in any jurisdiction any government or governmental agency or person or body or authority, established or recognised by or pursuant to statute or any self-regulatory organisation, professional body or other person properly having statutory or legal power or authority to regulate the conduct of any business of any of the Operations;

     "Relevant Capacity" means for its own account or for that of any person, firm or company (other than XL Insurance or any other Purchaser or the Group Companies) or in any other manner and whether through the medium of any company controlled by it or him (for which purpose there shall be aggregated with its or his shareholding or ability to exercise control over the shares held or control exercised by any person connected with Winterthur or the Sellers);

     "Relevant Commercial Operations" means corporate, partnership or other legal entities and their subsidiaries engaged in business operations which have consolidated annual revenues in excess of CHF250 million and conduct business in more than one jurisdiction;

     "Relevant Date" for the purpose of:

     (i)  Clause 8.2 means the date on which the relevant claim was made;

     (ii) determining any amount referred to in Clauses 6.1 or 6.2 means the date as at which the relevant circumstances exist; and

     (iii) any Warranty means the date(s) as at which it is deemed given or made;

     "Relevant Employees" means the Business Employees and the Group Company Employees;

     "Relevant Operations" means insurance or reinsurance policies, treaties or agreements including the Policies written by the Operations prior to the Effective Time (but excluding any renewal of such policies, treaties or agreements which take effect after the Effective Time);

     "Reporting Accountants" means Deloitte & Touche or if that firm is unable or unwilling to act on any matter referred to them under this Agreement a firm of Chartered Accountants to be agreed by Winterthur and XL Insurance within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

     "Reserves" means all unearned premium reserves (including, without limitation, any premium deficiency reserve or unexpired risk reserve relating to unearned premium) and all reserves for incurred losses including (without limitation) case reserves, reserves for incurred but not reported losses, reserves for loss adjustment expenses, both allocated and unallocated, and any reserve or provision in respect of dividends or other similar payments accruing due but not yet paid, to policyholders prior to the Effective Time in respect of any of the accident and health policies written by the Operations (in each case without applying any discount except as set forth in the next sentence) and determined before giving effect to any reinsurance ceded or also any reinsurance receivables, salvage and subrogation to the extent included in assets, reinsurance retrospective premiums and reinsurance profit commissions. In determining the Initial Net Reserves Amount and the Seasoned Net Reserves Amount, the unearned premium reserve shall be calculated net of reinsurance prepaid prior to 30 June 2001, which net amount shall then be adjusted to be equal to 105.3% of such net amount less the actual operating expense ratio (including, for the avoidance of doubt, acquisition costs) derived from the Completion Financial Statements and computed on an annualised basis;

     "Reserves Assets" means, in relation to a Business, the cash, reinsurance receivables, salvage and subrogation rights to the extent reflected on the Completion Balance Sheet as finally determined or other assets approved by the Purchaser the aggregate value of which (after application of any asset valuation or admissibility regulations) is equal to the Reserves of the relevant Business as at the Effective Time;

     "Restricted Activity" means:

     (i) the conduct of property and casualty and accident and health insurance business and related or ancillary activities anywhere in the world involving the issue of insurance or reinsurance products (including insurance or reinsurance of property and casualty risks or accident and health risks written by or placed with captive insurers or reinsurers and fronting arrangements) to Relevant Commercial Operations; and

     (ii) the issue of any product to any customer of the Acquired SRS Business where that product had previously been issued to that customer by the Acquired SRS Business prior to Completion,

     but excluding the Excluded Activities (and except as provided in paragraph
     (ii) above for the avoidance of doubt the issue of insurance or reinsurance products and/or the provision of risk management services of a type issued or provided by the SRS Business prior to the date of this Agreement or proposed to be issued or provided in accordance with the SRS Business Plan (Document FDP 06.0.02.006) does not fall within the definition of "Restricted Activity");

     "Restricted Period" means three years commencing on the Completion Date;

     "Retained Liability" means those Liabilities referred to in Clause 2.2.1 or otherwise expressly retained by a Business Seller under this Agreement or any Local Agreement and any other Liability of a Business Seller which is not an Assumed Liability;

     "Retrocession Contracts" means the contracts of reinsurance or retrocession entered into by or on behalf of any Business Seller or any other member of the CS Group in relation to the relevant Business but shall in no event include the Sellers' Retrocession Agreement;

     "Seasoned Net Reserves Amount" means an amount equal to:

     (i) the amount of Reserves as at the End Date with respect to each of the Operations which Reserves relate in each case solely to the Relevant Operations thereof; plus

     (ii) all losses and loss adjustment expenses (whether allocated or unallocated) actually paid with respect to such Relevant Operations after the Effective Time through and including the End Date; plus all dividends and other similar payments actually paid to policyholders between the Effective Time and the End Date inclusive in respect of any of the accident and health policies; less

     (iii) the amount of collectable reinsurance ceded as at the End Date with respect to such Relevant Operations; less

     (iv) without duplication of the amounts in paragraph (iii) the amount of collectable reinsurance receivable as at the End Date with respect to such Relevant Operations; less

     (v) the amount of reinsurance actually received with respect to such Relevant Operations after the Effective Time through and including the End Date including any amounts received under reinsurance agreements in effect prior to the Effective Time, in each case determined in accordance with US GAAP after giving effect to the adjustments in Clause 4.3.4 and set out in US Dollars. For the avoidance of doubt, reinsurance, as used in this definition, does not include the benefit of any reinsurance or retrocession agreement entered into by any of the Operations or any member of the XL Insurance Group after the Effective Time. Furthermore, any portfolio transfer from any of the Operations to any other member of the XL Group after the Effective Time shall be deemed not to have occurred. Finally, the calculation of Seasoned Reserves shall be made without regard to and ignoring (x) the Limited Recourse Receivables Financing Facility Agreement and any transactions thereunder; and (y) the Sellers Retrocession Agreement and any transactions thereunder. Clause 8.6.2 shall apply;

     "Seasoned Net Reserves Payment" means any payment made or amount paid or payable, whether by Winterthur or XL Insurance, under Clause 4.3;

     "Seasoned Net Reserves Statement" has the meaning given to it in Clause 4.2.2;

     "Sellers" means the Share Sellers and the Business Sellers and "Seller" means any one of them;

     "Sellers Retrocession Agreement" means collectively both the sellers retrocession agreements in the agreed terms and made between Winterthur and Winterthur International (Re);

     "Senior Employee" means any Relevant Employee on an annual salary, fee and other compensation (on the basis of full-time employment or consultancy) in excess of CHF250,000 details of whom are contained in the Disclosure Letter;

     "Service Level Agreements" means the agreements in relation to separation issues affecting the Operations and the CS Group after Completion to be entered into at Completion between members of the CS Group and members of the XL Insurance Group (including the Group Companies) which agreements are to be made pursuant to the provisions of Clause 2.8;

     "Shared IP" means all the Intellectual Property other than any trade marks comprising the word "Winterthur" and/or "Winterthur" and device used in any Operation at or immediately before Completion but which is or may be required by any other businesses or companies within the CS Group and which is owned and retained by a member of the CS Group details of material items of which are set out in Schedule 11; "Shares" means the shares in the capital of the Companies specified in paragraph 1 of Part 1 of Schedule 1;

     "Share Sellers" means each of the Sellers which will be selling Shares whose names are set out in Part 1 of Schedule 1;

     "Specified Claim" means a claim by XL Insurance or any other Purchaser in relation to the Warranties (including the Core Warranties) or under the indemnities set out in Clauses 9.1.3, 9.1.6, 9.1.7, 9.1.9, 9.1.12, 9.1.13,
     9.1.14, 9.1.15 and 9.1.18;

     "SRS Business" means the business unit of the CS Group which operates under the name "Strategic Risk Solutions" or "SRS";

     "Subsidiaries" means the subsidiaries (including for the avoidance of any doubt any branch of such subsidiaries) of the Companies details of which are set out in Part 1 of Schedule 1;

     "Supplier Contracts" means all contracts (other than any contract with Employees or any Retrocession Contract) entered into on or prior to Completion by or on behalf of any Business Seller with suppliers for the provision of services wholly or primarily in connection with the relevant Business;

     "Swiss Francs" or "CHF" means the lawful currency for the time being of Switzerland;

     "Swiss GAAP" means Swiss generally accepted accounting principles as in effect from time to time;

     "Swiss Transfer" has the meaning given to it in paragraph 4 of Part 2 of
     Schedule 5;

     "Tax Deed" means the tax deed in the agreed terms between the parties and the Tax Matters Agreement;

     "Tax Matters Agreement" means the tax matters agreement in the agreed terms between XL America, Inc., Winterthur US Holdings, Inc. and the US Business Seller;

     "Taxation" or "Tax" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value, sales, purchases, insurance premiums, instruments or other reference and statutory, governmental, state, supranational, provincial, local governmental or municipal impositions, duties, contributions, surcharges, rates and levies (including without limitation social security contributions and any other payroll taxes) and whether imposed by way of a withholding or deduction for or on account of tax or otherwise and in respect of any person and (save insofar as attributable to the unreasonable delay or default of a Purchaser or a Group Company after Completion ) all penalties, fines, charges, costs and interest relating thereto;

     "Third Party Consents" means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the conveyance, transfer, assignment, novation or underletting in favour of the Purchasers of any of the Shares, Business Assets (including, for the avoidance of doubt the Properties and the Additional Properties) or Assumed Liabilities in terms reasonably acceptable to XL Insurance and "Third Party Consent" means any one of them;

     "Third Party Software" means all rights granted to any Business Seller or Group Company or any other member of the CS Group in respect of software and associated documentation and used wholly or primarily in or in connection with the Operations;

     "Trade Mark Licence Agreement" means the trademark licence agreement in the agreed terms between the parties;

     "Transaction" means any transaction, act, event or omission of whatsoever nature including without limitation any change in the residence of any person for the purpose of any Taxation and references to a Transaction effected prior to Completion including references to a transaction completed on or after

     Completion in pursuance of a legally binding obligation or an arrangement in either case whether or not conditional incurred or entered into prior to Completion;

     "Transfer of Operations" means separately each transfer by a Seller to a Purchaser of:

     (i)  the Shares in a Group Company; and

     (ii) the Business and Business Assets and assumption of Assumed Liabilities of a Business Seller;

     "Transfer Provisions" means within the European Union the national legislation implementing the provisions of the European Community's Directive 77/98/EEC dated 14 February 1977 as amended applicable to a Business Employee's employment the effect of which in relation to relevant Business Employees is to transfer their employment to a member of the XL Insurance Group by operation of law;

     "US Business Seller" means General Casualty Company of Wisconsin;

     "US Dollars", "USD", or "US$" means the lawful currency for the time being of the United States of America;

     "US GAAP" means United States generally accepted accounting principles as in effect at the respective time of the applicable financial statements;

     "US Group Companies" means Winterthur International America Insurance Company, Winterthur International America Underwriters Insurance Company and Winterthur International Services of America, Inc.;

     "VAT" means within the European Community such Tax as may be levied in accordance with but subject to derogations from the Directive 77/338/EEC and outside the European Community any Taxation levied by reference to added value or sales;

     "VATA" means the Value Added Taxes Act 1994;

     "Warranties" means the warranties contained in Schedule 7 and Clause 8.1 hereof and "Warranty" means any one of them;

     "Warranty Claim" means a claim by XL Insurance under or pursuant to the provisions of Clause 8.1;

     "WIICL" means Winterthur International Insurance Company Limited details of which are set out in paragraph 3.1.2 of Part 1 of Schedule 1;

     "Winterthur Disagreement Notice" has the meaning given to it in Clause
     4.2.4;

     "Winterthur Group" means Winterthur and any companies it controls (but excluding from and after Completion the Group Companies);

     "Winterthur Group Reporting Manual" means the document relating to the Winterthur Group's accounting and reporting procedures which is referred to in the Disclosure Letter;

     "Winterthur International" means in the context of Schedule 5 the Group Companies and Businesses comprising the Operations;

     "Winterthur International (Re)" means the company whose legal name is Winterthur International, being a joint-stock company incorporated under the laws of Switzerland (registered number CH-020.3.927.914-5) whose registered office is at Gruzefeldstrasse 41, CH-8401 Winterthur, but which is generally known as "Winterthur International (Re)" or "WIRE";

     "Winterthur's Actuary" means Bacon & Woodrow;

     "Winterthur's Accountants" means KPMG Audit Plc;

     "Winterthur's Solicitors" means Linklaters of One Silk Street, London EC2Y 8HQ;

     "XL Insurance Group" means XL Insurance and its Associated Companies;

     "XL Insurance's Accountants" means PricewaterhouseCoopers;

     "XL Insurance's Actuary" means Tillinghast-Towers Perrin or an internationally recognised actuarial firm designated by XL Insurance; and

     "XL Insurance's Solicitors" means Clifford Chance Limited Liability Partnership of 200 Aldersgate Street, London EC1A 4JJ.


1.5 Subordinate Legislation Any reference to a statute or a statutory provision shall include any subordinate legislation made from time to time under that statute or provision.


1.6 Modification, etc. of Statutes Any reference to a statute or a statutory provision shall include such statute or statutory provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into on or prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or statutory provision has directly or indirectly replaced.


1.7 Connected Persons A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of the Income and Corporation Taxes Act 1988.


1.8 Companies Act 1985 The words "subsidiary", "holding company", "parent undertaking" and "subsidiary undertaking" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985.


1.9 Singulars, etc. Words in the singular shall include the plural (and vice versa), words importing one gender shall include the other and references to a person shall include a body corporate.


1.10 Schedules, etc. References to this Agreement shall include any Schedules to it and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.


1.11 English Legal Terms References to any English legal term or concept including without limitation those for any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency shall in respect of any jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.


1.12 Information Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.


1.13 Currency Conversion Any amount to be converted from one currency into a second currency for the purpose of this Agreement shall be converted into an equivalent amount at the Relevant Date at the Conversion Rate prevailing at the Relevant Date.


1.14 Materiality In this Agreement including for the avoidance of doubt Schedule 7 reference to "material" or "material to the Operations" or any other concept of materiality shall (except as otherwise expressly provided and for this purpose the introductory words in this Clause 1 shall not apply) mean material in the context of any one of the individual Businesses or Group Companies.


1.15 VAT Groups Any reference in this Agreement to any person shall (where appropriate in relation to VAT matters) be deemed at any time when such person is a member of a group for VAT purposes to include a reference to the representative member of such group at such time.

1.16 Date of the Agreement Any reference in this Agreement to "the date hereof" or "the date of this Agreement" or any other similar phrase shall be a reference to 15 February 2001, save where and to the extent that such phrase is expressly deemed, under the terms of this Agreement, to be a reference to another date, in which case such reference shall remain a reference to such other date.


2.   Agreement to Sell the Operations


2.4  Sale and Purchase of the Operations

     2.4.1 As of the Effective Time Winterthur and the other Sellers shall sell, transfer, assign, convey and deliver with full title guarantee and (except in respect of the Business Assets as otherwise provided under this Agreement or specifically disclosed in the Disclosure Letter or as arising by operation of law in the normal course of trading) free from any Encumbrance and XL Insurance shall procure that there are purchased by the Purchasers with the benefit of the several warranties, representations, covenants and undertakings contained in this Agreement together with all rights and advantages attaching thereto at Completion all right, title and interest of Winterthur and the other relevant Sellers in the whole of the Operations as a going concern including the Shares and the Businesses.

     2.4.2 Without limitation to the generality of Clause 2.1.1 and subject to Clause 2.1.3 there shall be included in the sale under this Agreement (and where relevant the Local Agreements) without limitation the following: (i) the Shares;

          (ii) the benefit of each of the Contracts, the Lease Agreements and the Licence Agreements (subject in each case to the burden of the same);

          (iii) the benefit of each of the Policies and the Retrocession Contracts (subject in each case to the burden of the same) and the Reserves Assets in respect of each Business except where Clause 2.7 applies in relation to such Business;

          (iv) all renewal rights with respect to all Policies and Retrocession Contracts, whether or not Clause 2.7 applies;

          (v)  the Properties and the Additional Properties;

          (vi) the Business Goodwill;

          (vii) the Books and Records;

          (viii) the Business Office Equipment;

          (ix) the Business Intellectual Property (subject to Clause 2.1.4);

          (x) all assets reflected or that should be reflected on a balance sheet for the Business prepared in accordance with US GAAP excluding for the avoidance of doubt any assets referred to specifically in this Clause 2.1.2;

          (xi) the benefit of any fronting arrangements to which any Business Seller or Group Company is a party in relation to the Operations (subject to the burden of the same);

          (xii) the benefit of the policies of life assurance and insurance to which any of the Business Sellers is a party in relation to the Operations;

          (xiii) the benefit (so far as the same can lawfully be assigned or transferred to or held in trust for XL Insurance and/or the other Purchasers) of the Claims;

          (xiv) the Receivables and the benefit of all securities relating thereto and of all guarantees, indemnities and rights in respect of the same; and

          (xv) all other property, rights and assets owned or used by the Business Sellers at or immediately before Completion to the extent used or exercised by or comprising a part of the Operations or which are necessary to carry on the relevant Business as carried on immediately prior to Completion.

     2.4.3 There shall be excluded from the sale of any Business under this Agreement (or where relevant the Local Agreements) the following (together the "Excluded Assets"): (xvi) where Clause 2.7 applies, the Policies, Retrocession Contracts and Reserves Assets relating to the relevant Business;

          (xvii) debts due from any relevant Taxation authority in respect of Taxation as at the Effective Time;

          (xviii) any contracts or agreements which would fall within the definition of "Policies" if such definition did not exclude such contracts or agreements insofar as they relate to any period prior to 1 January 1986;

          (xix) any assets comprised in or relating to Excluded Operations; and

          (xx) any shares held by any of the Business Sellers save to the extent that such shares are included in the Reserves Assets with the agreement of the Purchaser (including for the avoidance of doubt any interests in joint ventures).


     2.4.4 Asset Transfer Principles

          (xxi) If prior to Completion and to the extent that Clauses 2.1.1 to
               2.1.3 do not expressly provide whether a particular asset or right shall be included in the sale under this Agreement or after the application of or in attempting to apply the provisions of Clauses 2.1.1 to 2.1.3 there is any ambiguity or uncertainty as to whether a particular asset or right shall be included in the sale under this Agreement the parties shall use their reasonable efforts to provide for such matters or to resolve such ambiguities or uncertainties according to the general principles set out in Part 6 of Schedule 2 (the "Asset Transfer Principles"). In any case, the parties agree that the provisions of Clauses 2.1.1 to 2.1.3 shall be interpreted with due regard to the Asset Transfer Principles provided that such Asset Transfer Principles shall not override a specific provision of this Agreement.

          (xxii) If the parties cannot reach agreement either on the application of the Asset Transfer Principles or in respect of jointly used Assets under Clause 2.1.5 or 2.1.6 in any particular case within 10 Business Days of the first notification of such instance by one party to the other party (a "Deadlock Matter"), the parties shall refer the Deadlock Matter to in the case of Winterthur John Dacey and in the case of XL Insurance Robert Lusardi for resolution.

          (xxiii) If the Deadlock Matter cannot be resolved by the persons referred to in Clause 2.1.4(ii) within 10 Business Days of the Deadlock Matter being so referred to them under the provisions of this Clause 2.1.4, then the parties shall jointly instruct such other party as may be selected by the parties or failing agreement between them by the President of the Institute of Chartered Accountants of England and Wales to provide their own independent opinion and study as to the appropriate resolution of the Deadlock Matter and the parties shall use reasonable endeavours to procure that such report and opinion if provided in relation to this Clause 2.1.4 is provided no later than 20 Business Days prior to the expected date of Completion.

          (xxiv) The parties agree to the extent permitted by law to adopt the final resolution determined in accordance with the provisions of this Clause 2.1.4 for all purposes pursuant to this Agreement.


     2.4.5 Jointly Used Assets Transferred If an asset or right is discovered after Completion which relates to the Operations as at Completion and has been included in the sale under this Agreement but is necessary for any member of the Winterthur Group to carry on its business as carried on immediately prior to Completion and in respect of which no Service Level Agreement has been entered into at Completion, Winterthur may give notice to XL Insurance of such discovery within twelve months following Completion in which case the parties shall co-operate so as to provide to Winterthur and/or the relevant member(s) of the Winterthur Group such level of use of the asset or right as it enjoyed before Completion by entering into a Service Level Agreement in respect of such asset or right on the same terms as would have been granted had the appropriate Service Level Agreement been entered into under this Agreement at Completion and in accordance with the principles set out in paragraph 4.1 of Part 1 of Schedule 2.


     2.4.6 Jointly Used Assets Not Transferred If an asset or right is discovered after Completion which relates to the Operations as at Completion but which has not been included in the sale under this Agreement and is necessary for any Group Company and/or Business to carry on its business as carried on immediately prior to Completion and in respect of which no Service Level Agreement has been entered into at Completion, XL Insurance may give notice to Winterthur of such discovery within twelve months following Completion in which case the parties shall co-operate so as to provide to the relevant Group Company and/or Business such level of use of the asset or right as it enjoyed before Completion by entering into a Service Level Agreement in respect of such asset or right on the same terms as would have been granted had the appropriate Service Level Agreement been entered into under this Agreement at Completion and in accordance with the principles set out in paragraph 4.1 of Part 1 of Schedule 2.


     2.4.7 In the case of Registered Intellectual Property the sale agreed in Clause 2.1 shall be effected by means of assignments in a form suitable for transferring such rights and recording such transfer in the relevant registries. The assignments shall be effected at or as soon as reasonably practicable after Completion.

     2.4.8 Where any Property or Additional Property will not vest in XL Insurance, any member of the XL Insurance Group or any Group Company pursuant to the sale of the Shares under this Agreement then the provisions of Schedule 10 and in particular Part 1B thereof shall apply including where any Property is to be transferred under the Asset Transfer Principles as an Asset (as defined in Part 6 of
          Schedule 2).

     2.4.9 Where any Property or Additional Property has vested in XL Insurance, any member of the XL Insurance Group or any Group Company pursuant to the sale of Shares under this Agreement but in accordance with the Asset Transfer Principles should have remained vested in the Winterthur Group then the provisions of Schedule 10 and in particular part 1B shall apply save that the "Sellers" shall be deemed to be a reference to the relevant member of the Winterthur Group and a reference to the "Purchaser" shall be deemed to be a reference to XL Insurance, any member of XL Insurance Group and Group Company as appropriate.

     2.4.10 Where following Completion and/or following the transfer of any Property or Additional Property pursuant to the Asset Transfer Principles any Property, Additional Property or any Property which is an Asset (as defined in Part 6 of Schedule 2, is or is to be occupied, possessed or shared by any member of the Winterthur Group and any member of the XL Insurance Group or any Group Company then the provisions of Schedule 10 and in particular Part 1C thereof shall apply.

     2.4.11 For the avoidance of doubt Clauses 2.1.8, 2.1.9 and 2.1.10 shall also apply to any Property or Additional Property that falls within Clauses 15.4.1 and 15.5.

     2.4.12 Where at Completion any Property or Additional Property was to vest in any Purchaser pursuant to Schedule 10 of this Agreement (including a Licence to Occupy) but such vesting has not occurred then: (xxv) Winterthur shall and shall procure that the Sellers shall and the relevant Purchasers shall use all reasonable endeavours to procure the vesting of the Property or Additional Property in the relevant Purchaser (and the Third Party Consents necessary to allow such vesting to occur) as soon as practicable after Completion and mutatis mutandis in accordance with the principles set down in Schedule 10;

          (xxvi) for the avoidance of doubt all other Clauses of this Agreement relating to post-Completion obligations shall continue to apply (mutatis mutandis) in relation to the Property and the Additional Property including Clauses 2.1.8, 2.1.9, 2.1.10 and 2.1.11.

     2.4.13 Where at Completion Clause 2.1.12 applies to any Property or Additional Property, then Clauses 2.14 to 2.17 shall apply to that Property or Additional Property and the definitions of Leasehold Property and Freehold Property shall for those purposes include any freehold property or leasehold property respectively comprising any Additional Property.

     2.4.14 The Purchasers shall pay or procure the payment to the Sellers (or as the Sellers may direct) on and from Completion until such time as any Property or Additional Property vests in the relevant Purchaser or as any licence with respect to such Property or Additional Property terminates pursuant to the provisions of Clause 2.1.17 a fee determined by the relevant Seller (acting reasonably) equal to the proper and reasonable proportion attributable to the relevant Purchaser's use and occupation of any Property or Additional Property of: (xxvii) all rents, insurance premiums and service charges and other amounts properly payable in respect of any Leasehold Property in accordance with the relevant Lease Agreements; and

          (xxviii) all rates, electricity, phone charges and other general outgoings (excluding taxes of any nature) in respect of any Freehold Property.

     2.4.15 From Completion until such time as any Property or Additional Property vests in the relevant Purchaser the relevant Purchaser shall be entitled to occupy the Property or Additional Property as a licensee to the same extent of the occupation immediately prior to Completion or as agreed between the parties (acting reasonably) as follows: (xxix) in relation to any Leasehold Property in accordance with the terms and provisions contained in the relevant Lease Agreement and in accordance with any matter affecting any reversionary interest (notwithstanding any prohibition on granting such a licence in any Lease Agreement); and

          (xxx) and in relation to any Freehold Property all parties shall act reasonably in co-operating with the others in relation to that occupation.


     2.4.16 Where any Third Party Consent is required to vest any Freehold Property or Leasehold Property in the relevant Purchaser and such consent is not to be unreasonably withheld by the third party from whom consent is required and such consent has not been obtained within six (6) months after Completion (subject to extension as agreed by the parties) Winterthur shall or shall procure that the relevant Seller (or any other relevant party) shall apply to court (or other relevant tribunal) for a declaration that the relevant third party is unreasonably withholding consent and if and when such declaration is obtained the relevant parties shall enter into such documents in accordance with Schedule 10 to vest the relevant Freehold Property or Leasehold Property in the relevant Purchaser.

     2.4.17 If the relevant Third Party Consent in relation to any Freehold Property or Leasehold Property has not been obtained within nine (9) months after Completion (subject to extension as agreed by the parties) or the Freehold Property or Leasehold Property has not vested in the relevant Purchaser for any other reason (other than as provided for in Clause 2.1.16) XL Insurance may by 10 Business Days' notice in writing to Winterthur: (xxxi) require the Sellers to complete (or procure the completion of and Winterthur shall procure the completion
          of) any documents or do any thing or act necessary (save to the extent that such thing or act would give rise to a breach of contract or a contravention of law) to vest the relevant Freehold Property or Leasehold Property in the relevant Purchaser in accordance with
          Schedule 10 notwithstanding that the requisite Third Party Consent has not been obtained and the parties shall complete (or procure the completion of) all arrangements necessary to vest the Freehold Property or Leasehold Property in the relevant Purchaser within 30 Business Days of the date of such notice failing which the relevant Purchaser may at any time thereafter terminate the relevant Purchaser's licence to occupy any Freehold Property or Leasehold Property contemplated by Clause 2.1.15 by notice in writing to the relevant Seller and the Purchasers shall have no further Liabilities hereunder (including, without limitation, under Clause 2.1.14 and Clause 2.2.2) with respect to such Freehold Property or Leasehold Property; or

          (xxxii) at any time thereafter terminate any licence to occupy any Freehold Property or Leasehold Property implied by Clause 2.1.15 on 30 Business Days' notice to the relevant Seller and the Purchasers shall have no further Liabilities hereunder (including, without limitation, under Clause 2.1.14 and Clause 2.2.2) with respect to such Freehold Property or Leasehold Property.


     2.4.18 Where at Completion any Property or Additional Property vests in any Purchaser pursuant to the sale of Shares under this Agreement and any member of the Winterthur Group is still in occupation of part of that Property or Additional Property but a Licence to Occupy or Consent has not been obtained in accordance with Part 1C of Schedule 10, then:
          (xxxiii) Clause 2.1.10 shall continue to apply (and for the avoidance of doubt all other Clauses of this Agreement relating to post-Completion obligations shall continue to apply mutatis mutandis in relation to the Property and Additional Property); and

          (xxxiv) Clauses 2.1.19, 2.1.20, 2.1.21 and 2.1.22 shall apply.


     2.4.19 Where Clause 2.1.18 applies to any Property or Additional Property, then this Clause and Clauses 2.1.20 to 2.1.22 (inclusive) shall apply to that Property or Additional Property and the definitions of "Leasehold Property" and "Freehold Property" shall for those purposes include any leasehold property or freehold property respectively comprising any Property or Additional Property and any reference to "Licence to Occupy" or "Consent" means a Licence to Occupy or Consent as those terms are defined in Part 1C of Schedule 10 of this Agreement.

     2.4.20 From Completion until such time as any Consent is obtained and any Licence to Occupy is entered into in favour of any member of the Winterthur Group such member shall be entitled to occupy the Property or Additional Property as a licensee on such reasonable terms as the relevant parties shall agree and such member shall pay (and Winterthur shall procure that such member pays) on and from Completion until such time as any Licence to Occupy is completed or any licence contemplated by this clause is terminated in accordance with Clause 2.1.21 a fee equal to the proper and reasonable proportion attributable to the relevant member of the Winterthur Group's use and occupation of any Property or Additional Property as determined by the relevant Purchaser (acting reasonably) of: (xxxv) all rents, insurance premiums and service charges and other amounts properly payable in respect of any Leasehold Property under the relevant Lease Agreements; and

          (xxxvi) all rates, electricity, phone charges and other general outgoings (excluding taxes of any nature other than VAT properly payable on any such outgoings) in respect of any Freehold Property.


     2.4.21 (Subject to Clause 2.1.22) following the parties' using all reasonable endeavours to procure any Consent in accordance with Clause
          2.1.10 if any third party refuses to grant any Consent for any Leasehold Property or Freehold Property in relation to any Licence to Occupy or at any time serves notice on the relevant Purchaser requiring the relevant Purchaser to cease all sharing of occupation and possession of any Leasehold Property or Freehold Property with any member of the Winterthur Group then: (xxxvii) the relevant Purchaser shall be entitled to serve notice on any member of the Winterthur Group terminating the licence contemplated by Clause 2.1.20; and

          (xxxviii) any such member of the Winterthur Group shall (and
               Winterthur shall procure that such member shall) upon the service of any notice under Clause 2.1.21 forthwith vacate the relevant Leasehold Property or Freehold Property causing as little inconvenience as possible to the relevant Purchaser and making good any damage thereby caused.

     2.4.22 If any Consent is required pursuant to Clause 2.1.18 and such consent is not to be unreasonably withheld, then upon receiving written notice from the Winterthur Group the Purchaser shall or shall procure that (at the cost of the Winterthur Group) an application to court or other relevant tribunal is made for a declaration that the relevant third party is unreasonably withholding consent.

2.5  Liabilities

     2.5.1 The Business Sellers shall remain responsible after the Effective Time for:

          (xxxix) all Liabilities and claims under the Policies and Retrocession
               Contracts relating to any Business in respect of which Clause 2.7 applies (unless and until the relevant Policies and Retrocession Contracts are transferred to a Purchaser and subject always to any Liabilities such Purchaser may incur under any Reinsurance Agreement entered into under Clause 2.7) whether such Liabilities or claims arise before or after the Effective Time;

          (xl) except as provided in Clause 2.2.2(ii), all Liabilities arising under the Retrocession Contracts which have been incurred before the Effective Time whether these relate to Policies which have been transferred under Clause 2.1 or otherwise;

          (xli) all Liabilities of the Business Sellers which were incurred or relate to any period before the Effective Time other than (a) those Liabilities referred to in Clause 2.2.1(i) or (ii) and (b) those Liabilities which relate to the Business Assets, are disclosed to XL Insurance in writing before Completion, are readily quantifiable and are stated as Liabilities in the Completion Balance Sheet;

          (xlii) all Liabilities under Policies to the extent they relate to periods prior to 1 January 1986;

          (xliii) all Liabilities related to Excluded Assets or Excluded
               Operations;

          (xliv) (save in respect of the Policies to the extent that these are transferred under Clause 2.1 and the Liabilities under such Policies are not excluded pursuant to Clause 2.2.1(iv)) all claims by any person outstanding against any Business Seller as at the Effective Time or arising at any time by reason of any act or omission of or by any Business Seller before the Effective Time;

          (xlv) any Taxation liability of any Business Seller; and

          (xlvi) all Liabilities relating to each Freehold Property and Leasehold Property prior to the time at which such relevant property vests in the relevant Purchaser or, as applicable, on and after termination of the license with respect thereto pursuant to the provisions of Clause 2.1.17, and shall promptly pay the Liabilities and settle the claims referred to in Clauses 2.2.1(i), (ii), (iii), (iv), (v), (vi), (vii) and/or (viii) as appropriate.


     2.5.2 Subject as expressly provided elsewhere in this Agreement, the relevant Purchaser shall be responsible after the Effective Time for:
          (xlvii) all Liabilities arising under the Policies which have been transferred to such Purchaser under Clause 2.1.2 (whether such Liabilities arose before or after the Effective Time but subject always to Clause 2.2.1(iv));

          (xlviii) all Liabilities under the Retrocession Contracts relating to any of the Businesses which Retrocession Contracts have been transferred to the Purchaser under Clause 2.1.2(iii) to the extent that those liabilities arise after the Effective Time or are reflected in the Completion Balance Sheet;

          (xlix) all Liabilities (other than those referred to in Clause 2.2.2(i) or Clause 2.2.2(viii)) incurred in connection with the Businesses and the Business Assets after the Effective Time;

          (l) all claims by any person in connection with the operation of any relevant Business after the Effective Time; and

          (li) any Liabilities which relate to the Business Assets which are disclosed to XL Insurance before Completion, are readily quantifiable and are stated as Liabilities in the Completion Balance Sheet,

     (together the "Assumed Liabilities") and shall promptly pay the Liabilities and settle the claims referred to in Clauses 2.2.2(i), (ii), (iii), (iv) and/or (v) as appropriate.


     2.5.3 The Assumed Liabilities are assumed by the relevant Purchaser subject to and so that such Purchaser to the extent permitted by Applicable Laws shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations, conditions and incidents (including without limitation rights of set-off and counterclaim) as the relevant Business Seller enjoyed. The Purchasers' sole responsibility in respect of any Policies or Retrocession Contracts relating to any Business to which Clause 2.7 applies shall be to perform their obligations under the relevant Reinsurance Agreement as provided in Clause 2.

2.6  Indemnities

     2.6.1 XL Insurance agrees with Winterthur (for itself and in trust for each member of the Winterthur Group) that, subject as expressly provided elsewhere in this Agreement, XL Insurance shall and shall procure that any other Purchaser shall indemnify and hold harmless and keep indemnified and held harmless the Sellers and each member of the Winterthur Group and their respective directors, officers, agents, employees and Associated Companies against:

          (lii) all Assumed Liabilities including for the avoidance of doubt any such Assumed Liability which is or is deemed to be or becomes a Liability of Winterthur and/or any other Seller by virtue of any Applicable Laws; and

          (liii) any Losses which Winterthur and/or any other Seller may suffer by reason of any Purchaser's failure to comply with its obligations under Clause 2.2.2 or otherwise by reason of Winterthur and/or any other Seller taking any reasonable action to avoid, resist or defend against any Assumed Liability.


     2.6.2 Winterthur agrees with XL Insurance (for itself and in trust for each member of the Purchaser's group) that Winterthur shall and shall procure that the Sellers shall indemnify and hold harmless and keep indemnified and held harmless XL Insurance, each other Purchaser and their respective directors, officers, agents, employees and Associated Companies against: (liv) any Liability of any Seller which is not an Assumed Liability, including, without limitation, each Retained Liability and including for the avoidance of doubt of any such Liability which is or is deemed to be or becomes a Liability of a Purchaser or any of the Operations by virtue of any Applicable Laws; and

          (lv) any Losses which XL Insurance and/or any other Purchaser may suffer by reason of any Seller's failure to comply with its obligations under Clause 2.2.1 or otherwise by reason of XL Insurance and/or any other Purchaser taking any reasonable action to avoid, resist or defend against any Liability.


2.7 Pre-emption rights Winterthur shall procure that on or prior to Completion any and all rights of pre-emption over or other restrictions on transfer applying in relation to the Shares are waived irrevocably by the persons entitled thereto.


2.8  Identity of Purchasers and Sellers

     2.8.1 XL Insurance has proposed that those companies or details of types of companies (such details to include jurisdiction of incorporation and such other details as Winterthur may reasonably request) referred to in paragraph 6 of Part 1 of Schedule 2 will purchase the Shares and/or Business Assets and to assume the Assumed Liabilities or any part thereof.

     2.8.2 Notwithstanding Clause 2.5.1 XL Insurance shall be entitled to change its proposals referred to in Schedule 2 and nominate by notice in writing to Winterthur at any time up to 10 Business Days prior to the expected Completion Date one or more Purchasers (being in each case a subsidiary of XL Insurance whose obligations to any Seller under this Agreement or any Local

          Agreement shall be guaranteed by XL Insurance in the terms set out in Clause 17) to purchase any of the Shares and/or Business Assets and to assume the Assumed Liabilities or any part thereof subject to obtaining Winterthur's prior consent to such nomination (such consent not to be unreasonably withheld or delayed and the reasons for the withholding of such consent having been provided in writing to XL Insurance along with any withholding of consent). For the purpose of this Clause 2.5.2 consent shall only be considered to have been reasonably withheld if it has been withheld for a material financial, regulatory or other bona fide reason of the Sellers.

     2.8.3 The parties shall procure that any Purchaser referred to in Schedule 2 or nominated (Winterthur having consented to such nomination under Clause 2.5.2) under this Clause 2.5 and any Seller shall become a party to this Agreement by entering into a Deed of Adherence.

2.9  Local Agreements

     2.9.1 Winterthur shall or shall procure that the relevant Sellers shall and XL Insurance shall or shall procure that the relevant Purchasers shall enter into such Local Agreements in individual jurisdictions as may be necessary or deemed (by both Winterthur and XL Insurance) to be desirable to give effect to the transfer of the Operations in such jurisdictions on Completion or such earlier date as may be agreed between Winterthur and XL Insurance. To the extent that the provisions of this Agreement are inconsistent with or additional to the provisions of a Local Agreement, the provisions of this Agreement shall prevail and Winterthur and XL Insurance shall procure that the provisions of the relevant Local Agreement are adjusted so far as permissible under the laws of the relevant jurisdiction to the extent necessary to give effect to the provisions of this Agreement and/or that the relevant Seller and the relevant Purchaser comply with the provisions of this Agreement as though they were bound by such provisions in place of the provisions of the relevant Local Agreement, save in relation to any Local Agreement to which the US Business Seller is a party or where Winterthur and XL Insurance otherwise agree in writing that such Local Agreement shall expressly override the provisions of this Agreement. For the avoidance of doubt, to the extent that any Local Agreement is otherwise terminated or would not otherwise apply, the rights and the obligations of the parties to such Local Agreement, as contemplated by this Agreement, shall in no way be amended, modified, waived or otherwise affected. 2.9.2 For the avoidance of doubt in relation to the US Business Seller the provisions of any Local Agreement to which it is a party shall in no way amend, modify, waive or otherwise affect any of the rights or obligations of the parties to this Agreement, as between the parties to this Agreement.

     2.9.3 Notwithstanding the above, any provision in the Service Level Agreement in relation to Supply Tax (as defined in the Service Level Agreement) shall apply in accordance with its terms whether or not such provision is consistent with the terms of this Agreement.


2.10 Portfolio Transfers

     To the extent that paragraph 2 of Part 1 of Schedule 2 envisages the transfer of a Portfolio (comprising Policies and related Retrocession Contracts) to a Purchaser and it is not practicable for whatever reason to effect such transfer at Completion Winterthur and XL Insurance shall or shall procure that the relevant Seller and relevant Purchaser enter into the Interim Arrangements. XL Insurance may propose changes to the Interim Arrangements at any time up to 5 Business Days prior to the expected Completion Date subject to obtaining Winterthur's prior consent to such change (such consent not to be unreasonably withheld or delayed). The Sellers shall provide to the relevant Purchaser such information as it may reasonably request at any time after the date of this Agreement in relation to the Policies and the Retrocession Contracts comprised in any Portfolio (including as to whether or not the other parties to such Policies or Retrocession Contracts have consented or have the right to object to a transfer of the same to the Purchaser).


2.11 Service Level Agreements and Other Agreements The parties shall use reasonable endeavours to negotiate in good faith and enter into the following agreements at Completion namely:


     2.11.1 Service Level Agreements similar to those service level agreements currently existing (unless the same are to be continued after Completion by agreement between the parties) or such further agreements as may be required between any member of the Winterthur Group and any of the Operations after Completion in relation to those inter-dependencies which are referred to in the Disclosure Letter and in accordance with the principles set out in paragraph 4 of Part 1 of Schedule 2 and any additional Service Level Agreements which may be required pursuant to the provisions of Clauses
          2.1.5 and 2.1.6;

     2.11.2 the Life and Pensions Distribution Agreement in accordance with the principles set out in paragraph 4.2 of Part 1 of Schedule 2;

     2.11.3 quota share reinsurance agreements in accordance with the principles set out in paragraph 2.2.1 of Part 1 of Schedule 2;

     2.11.4 fronting or other similar agreements or arrangements in accordance with the principles set out in Part 1 of Schedule 2;

     2.11.5 where applicable, management or other similar agreements or arrangements in accordance with the principles set out in Part 1 of
          Schedule 2;

     2.11.6 the Trade Mark Licence Agreement in accordance with the principles set out in Clause 15.6; and

     2.11.7 such other types of agreements as may be necessary or appropriate to give effect to any of the principles set out in this Agreement.

     2.12 Structural Changes Winterthur and XL Insurance shall give appropriate and due consideration to each other's requests to optimise the structure of the reorganisations referred to in Clause 5.1.4 or the Transfer of Operations.

3.   Purchase Price

     3.4  Calculation of Purchase Price

     3.4.1 The aggregate consideration for the purchase of the Operations shall be an amount equal to the sum (such sum being hereinafter referred to as the "Purchase Price") of: (lvi) the Pro-forma Net Asset Value of the Operations as at 30 June 2001 (as determined and adjusted pursuant to Schedule 5); and

          (lvii) USD53 million (the "Premium") subject to adjustment pursuant to Clause 3.1.5.

     3.4.2 At Completion XL Insurance shall or shall procure that other Purchasers as appropriate pay to Winterthur or other Sellers as appropriate an aggregate amount which is equal to the sum (such sum being hereinafter referred to as the "Preliminary Purchase Price") of:
          (lviii) the Pro-forma Net Asset Value of the Operations as at 31 December 2000 (as determined pursuant to Schedule 5); and

          (lix) the Premium.

     3.4.3 The Preliminary Purchase Price and the Purchase Price shall be paid in accordance with the Payment Agreement.

     3.4.4 Following Completion the Pro-forma Net Asset Value of the Operations as at 30 June 2001 shall be determined in accordance with Schedule 5.

     3.4.5 If the Purchase Price as so finally determined exceeds the Preliminary Purchase Price, XL Insurance shall or shall procure that other Purchasers as appropriate shall pay to Winterthur or any other Seller an amount equal to such excess. If the Preliminary Purchase Price exceeds the Purchase Price as so finally determined, Winterthur shall or shall procure that other Sellers as appropriate shall refund to XL Insurance or any other Purchaser a portion of the Preliminary Purchase Price being an amount equal to such excess (and, if relevant, together with an additional amount equal to the amount by which the Pro-forma Net Asset Value is less than zero). If the Pro-forma Net Asset Value as at 30 June 2001 ("Closing NAV") is less than 80% of the Pro-forma Net Asset Value as at 30 September 2000

          ("Opening NAV"), the Premium shall be adjusted as follows and Winterthur shall pay to XL Insurance the difference between the Preimium under Clause 3.1.1 and the adjusted Premium calculated in accordance with the table below:

          Closing NAV                                  Premium (USD million)

          1.  Greater than or equal to 80% of          50 + 3 = 53
              Opening NAV

          2.  Greater than zero and less than          {50 x Closing NAV} + 3
                                                             ------------
              80% of Opening NAV                             Opening NAV

          3.  Less than or equal to zero               0 + 3 = 3

          The Closing NAV and Opening NAV shall be calculated on a like-for-like basis (including that the Closing NAV shall be calculated without reference to any capital contribution made by Winterthur (or any Associated Company other than a Group Company) to any Group Company after 30 September 2000).


          The payment of any amounts due under this Clause 3.1.5 shall be made within five Business Days of the date on which the Purchase Price is so finally determined and all amounts due under this Clause 3.1.5 shall include interest thereon (from and including the Completion Date until the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above the Base Rate.

     3.4.6 Without otherwise affecting any provision of this Agreement, the parties acknowledge that XL Insurance and the other Purchasers may credit, against the cash payment for the Purchase Price and Preliminary Purchase Price, any purchase price paid under any Local Agreement.

3.5  Method of Payment

     Wherever in this Agreement provision is made for payment by one party to another such payment shall be made in US Dollars and subject to the terms of the Payment Agreement be effected by crediting the account specified in the Payment Accounts Details of the party entitled to payment by wire transfer of immediately available funds on or before the due date for payment unless the payee by notice in writing to the payer not later than three Business Days prior to the due date for payment elects to be paid by banker's draft drawn on any international bank reasonably acceptable to the payer and having an office in London, Zurich, the United States or Bermuda. Payment of such sum shall be a good discharge to the payer (and those on whose behalf such payment is made) of its (and their) obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the consideration as between the relevant Sellers in the case of a payment to Winterthur or as between the relevant Purchasers in the case of a payment to XL Insurance.

3.6  Allocation of Purchase Price

     3.6.1 The Purchase Price shall be allocated to the Operations in accordance with the principles set out in this Clause 3.3 as the parties shall mutually agree. Unless otherwise agreed in writing by the parties, the parties shall as soon as practicable after the date of this Agreement instruct their financial advisors Morgan Stanley in the case of the Purchasers and Credit Suisse First Boston in the case of the Sellers to provide (by the time contemplated by the Payment Agreement) their opinion and study as to the appropriate allocation of the Purchase Price and shall include in such opinions and study their opinion as to what portion of the Purchase Price shall be allotted to the benefit of the use of the name "Winterthur International" pursuant to Clause 15 and to the restrictive covenants referred to in Clause 16 as they should deem appropriate. Notwithstanding the above in the event that the above financial advisors are unable to agree and recommend the appropriate allocation of the Purchase Price then the parties shall jointly instruct such internationally renowned financial and investment banking firm as may be selected by the parties or failing agreement between them by the President of the Institute of Chartered Accountants of England and Wales to provide their own independent opinion and study as to the appropriate allocation of the Purchase Price.

     3.6.2 All parties agree to the extent permitted by Applicable Laws to adopt the final allocation reached in accordance with Clause 3.3.1 (as may be further adjusted) for all purposes, including Tax purposes.

3.7  VAT

     3.7.1 General

          (lx) The parties agree that any VAT chargeable on the supply or supplies for which any sums payable (or other consideration provided) by any Purchaser to any Seller pursuant to this Agreement or any Local Agreement or any document pursuant to which any estate or interest or title is transferred to or otherwise vested in XL Insurance or any other Purchaser are the whole or part of the consideration for VAT purposes shall be borne by Winterthur or the relevant Seller and (without prejudice to the generality of the foregoing) any such sums payable (or other consideration provided) shall be inclusive of any VAT which may be chargeable on the supply or supplies for which such sum or other consideration (or any part thereof) is the whole or part of the consideration for VAT purposes and s.89 of the VATA shall not apply to affect the amount of such sum or other consideration. For the avoidance of doubt, this paragraph shall not apply to VAT due on services provided under the Service Level Agreement in respect of which Clause 7 of that Agreement shall apply.

          (lxi) The parties intend that the Businesses shall be sold as a going concern for VAT purposes and shall procure that in each relevant jurisdiction Winterthur (which in this Clause 3.4 shall include any relevant Seller) and XL Insurance shall give notice of such sale to the relevant Tax authorities as required by Applicable Laws.


     3.7.2 Records: Each Seller may so far as it is able prior to Completion in respect of a Relevant Transfer of Operations obtain a direction from the relevant Taxation authority detailing provisions for the retention and preservation by it of any VAT records relating to the Businesses and where such directions are obtained each Seller undertakes to preserve any such records in such a manner and for such period as may be required by Applicable Laws and will produce on demand information from these records to the relevant Purchaser and/or any relevant Taxation authority and afford the relevant Purchaser access to such records for the purpose of inspecting and making copies of the same if the relevant Purchaser demonstrates that such production or access is necessary for its VAT affairs.

     3.7.3 Going Concern: To the extent that any jurisdiction in which any of the Businesses is carried on provides for relief or exemption from VAT on the transfer of a business or treats such a transaction as being non-taxable or giving rise to no supply for VAT purposes XL Insurance and Winterthur shall use all reasonable endeavours (including for the avoidance of doubt the making of an election or application in respect of VAT to any Taxation authority) to secure such treatment.

3.8  Adjustments to Purchase Price

     If any payment is made by any party to another party in respect of any claim against any party for any breach of or otherwise under the terms of this Agreement, Tax Deed or any Local Agreement the payment shall be made by way of adjustment of the Purchase Price paid by XL Insurance or other Purchasers as appropriate for the Operations pursuant to Clause 3.1 and the Purchase Price shall be deemed to have been reduced or increased as appropriate by the amount of such payment.

3.9  Breach of Agreement known prior to determination of Completion Balance
     Sheet

     In the event that there has been a breach of this Agreement by any Seller including without limitation a breach of any of the Warranties under Clause 8 (at whatever date given) then to the extent that such breach is known prior to the date on which the Completion Balance Sheet is finally determined the parties shall use their reasonable efforts to agree an appropriate adjustment to the Net Asset Value of the relevant Operations to be set out in the Completion Balance Sheet to ensure that the financial and other conditions of the relevant Operations are fairly reflected in such Completion Balance Sheet in the light of such breach (whether or not such circumstance needs to be reflected in such Completion Balance Sheet for the purpose of US GAAP). In the event that the parties do not agree any such adjustment the Reporting Accountants shall make whatever adjustment they consider to be appropriate thereto on the basis of the above criteria and in accordance with the timetable set out in Schedule 5.

3.10 Adjustment to amounts paid under Clause 3.6

     3.10.1 In the event that there has been a breach of this Agreement by any Seller including without limitation a breach of any of the Warranties under Clause 8 (at whatever date given) then to the extent that such breach is known prior to the date on which the Completion Balance Sheet is finally determined then Winterthur shall or shall procure that other Sellers as appropriate subject as below pay to XL Insurance or other Purchasers as appropriate on demand an amount equal to all Losses incurred by any Purchaser or any Group Company in respect of any Business or Operation (including without limitation each Loss incurred as a result of defending or settling a claim alleging such liability) in respect of such breach to the extent that such Losses exceed the amount of any adjustment to the Net Asset Value of the Operations in relation to such breach made pursuant to Clause 3.6.

     3.10.2 In the event that there has been a breach of this Agreement by any Seller including without limitation a breach of any of the Warranties under Clause 8 (at whatever date given) then to the extent that such breach is known prior to the date on which the Completion Balance Sheet is finally determined but the level of any adjustment made in the Net Asset Value of the Operations made in the Completion Balance Sheet pursuant to Clause 3.6 exceeds the aggregate amount of all Losses incurred by any Purchaser or any Group Company in respect of any Business or Operation (including without limitation each Loss incurred as a result of defending or settling a claim alleging such Liability) in respect of such breach, XL Insurance shall or shall procure that other Purchasers as appropriate pay to Winterthur or other Sellers as appropriate on demand an amount equal to such excess.

4.   Net Reserves

     4.4 Review of calculation of Net Reserves at 31 December 2000 In connection with the preparation of the 31.12.2000 Financial Statements including the calculation of the net reserves of the Operations Winterthur shall and shall procure that each of the other Sellers (both before and after Completion) and each of the Group Companies (before Completion) shall:

          4.4.1 keep up-to-date and make available to XL Insurance, XL Insurance's Accountants and XL Insurance's Actuary their books, records, contracts and agreements relating to the Operations during normal business hours; and

          4.4.2 co-operate with them with regard to their review thereof and give them the opportunity to consult with Winterthur and Winterthur's Accountants and Winterthur's Actuary.

     Winterthur agrees insofar as it is reasonable to do so to make available the services of the relevant Associated Companies of Winterthur and Winterthur's Accountants and Winterthur's Actuary to assist XL Insurance, XL Insurance's Accountants and XL Insurance's Actuary to undertake the review contemplated by this Clause 4.1. For the avoidance of doubt the fees and expenses of XL Insurance's Accountants and XL Insurance's Actuary in connection with their review contemplated by this Clause 4.1 shall be for the account of XL Insurance.


4.5  Determination of Seasoned Net Reserves Amount

        4.5.1 Subject to Clause 18.4 from and after Completion and until the End Date XL Insurance shall make available to Winterthur, Winterthur's Accountants and Winterthur's Actuary during normal business hours:

          (lxii) all reserves studies prepared by or on behalf of XL Insurance to the extent relating to Relevant Operations; and

          (lxiii) all auditor's letters to management to the extent relating to net claims subject to the Initial Net Reserves Amount which have been completed by or on behalf of XL Insurance during such period.


     4.5.2 Within 30 Business Days following the End Date XL Insurance shall deliver to Winterthur a written statement setting forth in reasonable detail its calculation of the Seasoned Net Reserves Amount (the "Seasoned Net Reserves Statement").

     4.5.3 In order to enable Winterthur, Winterthur's Accountants and Winterthur's Actuary to review the Seasoned Net Reserves Statement, XL Insurance shall keep up-to-date and make available to Winterthur, Winterthur's Accountants and Winterthur's Actuary its books, records, contracts and agreements relating to the Relevant Operations during normal business hours and co-operate with them with regard to their review of the Seasoned Net Reserves Statement. XL Insurance agrees insofar as it is reasonable to do so to make available the services of the employees of the relevant Associated Companies of XL Insurance to assist Winterthur, Winterthur's Accountants and Winterthur's Actuary to undertake the matters contemplated by this Clause 4.2. XL Insurance shall procure that after the preparation of the Seasoned Net Reserves Statement, XL Insurance's Accountants and XL Insurance's Actuary shall give Winterthur, Winterthur's Accountants and Winterthur's Actuary access to XL Insurance's Accountants' and XL Insurance's Actuary's working papers and files (with the right to take copies at Winterthur's expense, subject to Winterthur entering into an acceptable confidentiality undertaking) and personnel which or who are (and only to the extent) relevant to the review of the Seasoned Net Reserves Statement by Winterthur, Winterthur's Accountants and Winterthur's Actuary subject to Winterthur providing or procuring the provision of a hold harmless undertaking to XL Insurance's Accountants and XL Insurance's Actuary.

     4.5.4 Within 30 Business Days of receipt by Winterthur of the Seasoned Net Reserves Statement Winterthur may give written notice to XL Insurance stating that it disagrees with the Seasoned Net Reserves Statement, together with reasons for the disagreement in reasonable detail and quantifying the amount of such disagreement (for the purpose of this Clause 4.2 the "Winterthur Disagreement Notice"). In the absence of such notice within such period, the Seasoned Net Reserves Statement shall be final and binding on the parties for all purposes.

     4.5.5 If Winterthur gives a valid Winterthur Disagreement Notice within such 30 Business Days Winterthur and XL Insurance shall attempt in good faith to reach agreement in respect thereto. If they reach agreement then the agreed amount shall be fully and conclusively the Seasoned Net Reserves Amount for the purpose of this Agreement and if they are unable to do so within 10 Business Days of receipt by XL Insurance of the Winterthur Disagreement Notice then either Winterthur or XL Insurance may by notice in writing to the other require that the calculation of the Seasoned Net Reserves Amount be referred to the Independent Actuary (an "Actuary Appointment Notice"). Within 10 Business Days of receipt by a party of the Actuary Appointment Notice each of Winterthur and XL Insurance shall give written notice to the other and to the Independent Actuary of its proposed Seasoned Net Reserves Amount.

     4.5.6 The Independent Actuary shall be a member of the Casualty Actuarial Society ("CAS") or a Fellow of the Institute of Actuaries ("FIA") and shall be instructed to independently determine the Seasoned Net Reserves Amount in accordance with the principles and standards of practice of the CAS or the FIA as the case may be and the American Academy of Actuaries and to make its determination as soon as is reasonably practicable. The procedures of the Independent Actuary shall be determined by the Independent Actuary, but shall:

          (lxiv) give the parties a reasonable opportunity to make written and oral representations to them;

          (lxv) require that the parties supply each other with a copy of any written representations at the same time as they are made to the Independent Actuary; and

          (lxvi) permit each party to be present while oral submissions are being made by any other party.

     4.5.7 The determination of the Independent Actuary shall be made in writing and sent to the parties at such time as it shall determine. The Independent Actuary shall act as an expert and not as an arbitrator and his or her determination shall be final and binding on the parties as provided in Clause 4.2.8.

     4.5.8 If the Seasoned Net Reserves Amount as determined by the Independent Actuary is closer to the amount proposed by XL Insurance than the amount proposed by Winterthur (in each case pursuant to the last sentence of Clause 4.2.5) then for the purpose of this Agreement the Seasoned Net Reserves Amount shall be finally and conclusively deemed to be the amount so proposed by XL Insurance. If the Seasoned Net Reserves Amount as determined by the Independent Actuary is closer to the amount proposed by Winterthur than the amount proposed by XL Insurance (in each case pursuant to the last sentence of Clause 4.2.5) then for the purpose of this Agreement the Seasoned Net Reserves Amount shall be finally and conclusively deemed to be the amount so proposed by Winterthur.

     4.5.9 The parties shall co-operate with the Independent Actuary and comply with its reasonable requests made in connection with the carrying out of its duties under this Agreement. In particular without limitation XL Insurance shall keep up-to-date and subject to reasonable notice make available to Winterthur, Winterthur's Accountants, Winterthur's Actuary and the Independent Actuary its books, records, contracts and agreements relating to the Relevant Operations during normal business hours during the period from the appointment of the Independent Actuary down to the making of the determination by the Independent Actuary.

     4.5.10 Subject to Clause 4.2.11 nothing in this Clause 4.2 shall entitle a party or the Independent Actuary access to any information or document which is protected by legal professional privilege or any other legal obligation of confidentiality or which has been prepared by the other party or its accountants, actuaries and other professional advisers with a view to assessing the merits of any claim or argument.

     4.5.11 A party shall not be entitled by reason of Clause 4.2.10 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

     4.5.12 Each party shall and shall procure that its accountants, actuaries and other advisers shall and shall instruct the Independent Actuary to keep all information and documents provided to them pursuant to this Clause 4.2 confidential and shall not use the same for any purpose except for use in connection with the matters contemplated by this Clause 4.

     4.5.13 The methodology for determining unallocated loss adjustment expenses for both the Initial Net Reserves Amount and the Seasoned Net Reserves Amount shall be as set out in Part 4 of Schedule 5.

4.6  Seasoned Net Reserves Payment

     4.6.1 If the Seasoned Net Reserves Amount as finally agreed or determined pursuant to Clause 4.2 is greater than 105 per cent of the Initial Net Reserves Amount Winterthur shall or shall procure that other Sellers as appropriate pay to XL Insurance or other Purchasers as appropriate within five Business Days of such agreement or determination an amount in US Dollars equal to 90 per cent of the difference between:

          (lxvii) the Seasoned Net Reserves Amount; and

          (lxviii) 105 per cent of the Initial Net Reserves Amount, plus interest thereon (from and including the End Date, to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above the Base Rate.

     4.6.2 In addition to any payment required pursuant to Clause 4.3.1 if the Seasoned Net Reserves Amount as finally agreed or determined pursuant to Clause 4.2 exceeds the sum of: (lxix) the Initial Net Reserves Amount;

          (lxx) USD61 million; and

          (lxxi) the amount of the payment (if any) required to be made by Winterthur pursuant to Clause 4.3.1,

     Winterthur shall or shall procure that other Sellers as appropriate pay to XL Insurance or other Purchasers as appropriate within five Business Days of such agreement or determination an amount in US Dollars equal to such excess plus interest thereon (from and including the End Date to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above the Base Rate. The parties agree that the intention of this Clause 4.3.2 is to ensure that the Purchasers themselves bear no more than USD61 million of the amount by which the Seasoned Net Reserves Amount exceeds the Initial Net Reserves Amount.

     4.6.3 If the Seasoned Net Reserves Amount as finally agreed or determined pursuant to Clause 4.2 is less than 95 per cent of the Initial Net Reserves Amount XL Insurance shall or shall procure that other Purchasers as appropriate pay to Winterthur or other Sellers as appropriate within five Business Days of such agreement or determination an amount in US Dollars equal to 90 per cent of the difference between:

          (a)  95 per cent of the Initial Net Reserves Amount; and

          (b)  the Seasoned Net Reserves Amount,

          plus interest thereon (from and including the End Date to but excluding the date such payment is made) at a non-compounding rate per annum of 0.5 per cent above the Base Rate.

     4.6.4 To the extent that the Seasoned Net Reserves Amount is greater than the Initial Net Reserves Amount, XL Insurance shall also be entitled to receive from Winterthur an additional amount such that Winterthur and XL Insurance share 70:30 (Winterthur:XL Insurance) the reserves deterioration to the extent that: (a) it is caused by reinsurance being unrecoverable from a reinsurer (other than as a result of that reinsurer being subject to insolvency or receivership proceedings arising after Completion); and (b) this non-recoverability causes deterioration (ie Seasoned Net Reserves Amount exceeds the Initial Net Reserves Amount); and (c) the deterioration would otherwise be borne by XL Insurance under either the 5% deductible (between 100% and 105%) or the 10% sharing mechanism (above 105%) referred to in Clause 4.3.1 above.

     4.6.5 If, for any reason, the Completion Financial Statements are not agreed by 31 December 2003, the Independent Actuary shall forthwith be instructed to determine the Initial Net Reserves Amount by the End Date, which determination shall be final and binding on the parties, and the parties shall cooperate with the Reporting Accountants in all respects in relation to such determination.

5.   Conditions

     5.4 Conditions Precedent Completion of this Agreement is conditional upon satisfaction of the following conditions (or waiver if capable of being waived pursuant to Clause 5.3.2) and upon satisfaction of the conditions set out opposite the relevant Key Operations in Part 2 of
          Schedule 4:

          5.4.1 After notification, if required, of the proposed acquisition of the Operations (the "Transaction") to the European Commission ("Commission"):

               (lxxii) the Commission taking a decision that the Transaction does not give rise to a concentration falling within the scope of Council Regulation (EEC) 4064/89 concerning the control of concentrations between undertakings (as amended by Council Regulation (EEC) 1310/97) (the "Regulation"); or

               (lxxiii) the Commission taking a decision without imposing any conditions or obligations that are not on terms reasonably satisfactory to both XL Insurance and Winterthur under
                    Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(2) of the Regulation declaring the Transaction compatible with the common market, or being deemed to have done so under
                    Article 10(6); or

               (lxxiv) the Commission having referred the whole or part of the
                    Transaction to the competent authorities of one or more Member States under Article 9(3) of the Regulation or having been deemed to have done so under Article 9(5):

                    (a) each such authority granting a clearance without imposing any conditions or obligations that are not on terms reasonably satisfactory to both XL Insurance and Winterthur in respect of all those parts of the Transaction which were referred to it or being deemed to have granted such a clearance; and

                    (b) the requirements of Clause 5.1.1(ii) being satisfied with respect to any part not referred to the competent authority of any Member State,

                    and if this condition has not been satisfied on or before the date which is 12 months from the date of this Agreement (otherwise than by reason of either party's breach of Clause 5.2) or prior to that date the Commission adopts a decision declaring that the proposed acquisition of the Operations or any matter relating thereto is incompatible with the Common Market or prior to that date the Commission adopts a decision on compatibility with the Common Market subject to conditions or obligations which are rejected or which cannot be accepted by both XL Insurance and Winterthur, this condition shall thereupon be deemed not to have been satisfied.

     5.4.2 All necessary filings (except under the HSR Act) having been made and all consequential consents having been obtained on terms that are reasonably satisfactory to both XL Insurance and Winterthur and no notice of any intention to revoke any of the same or to initiate any proceedings having been received or all appropriate waiting periods (including any extension(s) thereof) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Transaction and all statutory and regulatory obligations in connection with the Transaction in any material jurisdiction having been complied with. For the purpose of this paragraph:

          (lxxv) a filing shall be deemed to be necessary if it is required by Applicable Laws or if XL Insurance and Winterthur agree that it is necessary (neither party to withhold unreasonably its agreement in this respect); and

          (lxxvi) a jurisdiction shall be material if it is material in the context of Winterthur's Group or XL Insurance's Group.

     5.4.3 Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act 1976 as amended (the "HSR Act") relating to the proposed acquisition of the Operations shall have expired or been terminated provided always that:

          (lxxvii) Winterthur and XL Insurance will within 20 Business Days from the date of this Agreement file or cause to be filed Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection with the transactions contemplated by this Agreement and each shall use all reasonable endeavours to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Each of Winterthur and XL Insurance will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of filings under the provisions of the HSR Act; and

          (lxxviii) Winterthur and XL Insurance shall take any and all steps necessary to eliminate each and every non-material impediment that may be asserted under any United States federal or state antitrust law by a United States federal or state antitrust authority or any other party so as to enable Winterthur and XL Insurance to complete expeditiously the proposed acquisition of the Operations provided that XL Insurance shall not be obliged to negotiate, commit to and/or effect, by consent decree, hold separate order or otherwise, the sale or disposition of such business assets as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of XL Insurance's acquisition of the Operations.

     5.4.4 The following intra-group reorganisations shall have taken place and have been completed to the reasonable satisfaction of XL Insurance:

          (lxxix) the transfer of all the business of the Operations, in so far as it relates to Switzerland, owned as at the date of this Agreement by Winterthur to Winterthur International Insurance Switzerland including without limitation to the generality of the foregoing the portfolio of insurance business carried by Winterthur and identified as RD33 within a subset of technical accounts;

          (lxxx) the transfer of all of the business of the Operations, in so far as it relates to Germany, owned as at the date of this Agreement by Winterthur International (Deutschland) AG to Winterthur International Insurance Company Limited (German branch) but excluding any and all motor insurance business (for the purposes of this Clause "Operations" being deemed to include all of the business of Winterthur International (Deutschland) AG save to the extent that such business forms part of the Excluded Operations);

          (lxxxi) [intentionally omitted]

          (lxxxii) the settlement of the inter-company accounts and other amounts and inter-company pooling and other arrangements including those referred to in sub-paragraph 1.1.23 of Part 1 of
               Schedule 6, save as otherwise provided in Schedule 2 or Clause
               15.2 of this Agreement and save for the Inter-Company Accounts and the Limited Recourse Receivables Financing Facility Agreement;

          (lxxxiii) all Excluded Operations having been removed from the Group
               Companies at no cost to the Group Companies or the XL Insurance Group or, where XL Insurance agrees, the Excluded Operations Interim Arrangements having been duly entered into; and

          (lxxxiv) the workers' compensation business reinsurance portfolio having been transferred to one of the US Group Companies or, without causing increased cost to the XL Insurance Group, that portfolio having been transferred to a member of the XL Insurance Group with effect from immediately before Completion .

     5.4.5 There having been no material breach of, amendment to or termination other than for gross misconduct by Winterthur of any of the service agreements between Winterthur or any member of the Winterthur Group and any of the Key Employees by Winterthur or any member of the Winterthur Group (other than with the written consent of XL Insurance (such consent not to be unreasonably withheld or delayed)).

     5.4.6 There having been no cessation of business in relation to any of the Key Operations.

     5.4.7 There having been no action taken or threatened or litigation, arbitration or other proceedings commenced or threatened by or on behalf of any Regulator which will or might materially adversely affect any of the Key Operations.

     5.4.8 Winterthur having supplied all of the 31.12.2000 Financial Information (as defined in Part 1 Schedule 5) to XL Insurance.

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     5.4.9 The Sellers having secured for the Group Companies and the Operations the right to continue to use all Identified Third Party Software notwithstanding Completion on terms which are current as at Completion or otherwise on terms which are reasonably satisfactory to XL Insurance.

     5.4.10 Consent to the extent required by Applicable Laws or agreement having been received from any minority shareholder in any Group Company or Business Seller or joint venture participant to the Transfer of any of the Operations contemplated hereunder.

     5.4.11 Waiver having been received from all parties (other than members of the CS Group) to the Identified Fronting Agreements in relation to such parties' respective rights under the terms of such agreements arising as a result of a change of control occurring in relation to the Operations.

     5.4.12 The Sellers having caused to be provided such services in support of software used by or in connection with the Operations (including without limitation hosting and data processing services) as have been provided by IBM immediately prior to Completion on reasonable commercial terms.

     5.4.13 The Sellers Retrocession Agreement having been entered into in a form and upon terms satisfactory to XL Insurance and such agreement remaining in full force and effect.

5.5  Responsibility for Satisfaction

     5.5.1 The parties (and solely the Sellers in the case of Clauses 5.1.4, 5.1.8, 5.1.9 or 5.1.12) hereby undertake to use all reasonable endeavours to ensure the satisfaction of the conditions set out in Clause 5.1 and Part 2 of Schedule 4 and the parties shall bear their own respective fees and other costs incurred in relation to any such matter including without limitation any antitrust or similar filing required to be made in any jurisdiction in connection with XL Insurance's acquisition of the Operations (except in respect of filings under the HSR Act the filing fees and other costs incurred in relation to which shall be borne by XL Insurance). Such reasonable endeavours on the part of Winterthur shall include taking all reasonable steps to ensure that each of the Group Companies is in good standing under Applicable Laws.

     5.5.2 Without prejudice to the foregoing it is agreed that all requests and enquiries from any Governmental Entity in respect of the conditions set out in Clause 5.1 shall be dealt with by Winterthur and XL Insurance in consultation with each other and Winterthur and XL Insurance shall promptly co-operate with and provide all necessary information and assistance reasonably required by any Governmental Entity upon being requested to do so by the other. In the event that any Governmental Entity indicates that its consent will only be obtained if conditions are accepted or undertakings given by XL Insurance the parties shall promptly consult each other to determine whether such conditions or undertakings are acceptable and consistent with the terms of the Transaction. For the avoidance of doubt, XL Insurance shall acting reasonably at all times be entitled not to accept any relevant condition and shall be entitled to refuse to give any relevant undertaking.

     5.5.3 XL Insurance hereby undertakes that it will not withdraw the notification made to the European Commission pursuant to Clause 5.1.1, at any time prior to the taking of a decision or granting of a clearance referred to in Clause 5.1.1, without the prior consent of Winterthur.

     5.5.4 Each of the parties shall notify the other party and keep it advised as to the status of all applications to and proceedings before Governmental Entities in connection with the Transactions contemplated by this Agreement. Other than with respect to any filings under the HSR Act each of the parties shall provide to the other parties copies of all applications or other correspondence or materials relating to the transactions contemplated by this Agreement in advance of filing or submission thereof to Governmental Entities.

5.6  Non-Satisfaction and Waiver

     5.6.1 Subject to Clause 5.3.2 each of Winterthur and XL Insurance shall promptly give notice to the other of the satisfaction of each condition as specified in Clause 5.1 and in any event within two Business Days of becoming aware of the same. If the conditions in Clause 5.1 are not satisfied or not deemed to have been satisfied on or before the date which is 12 months from the date of this Agreement then save as expressly provided this Agreement shall lapse and no party shall have any claim against any other under it save for any claim arising from breach of the undertaking contained in Clause 5.2.

     5.6.2 XL Insurance may waive on its own behalf and on behalf of the other Purchasers in whole or in part and conditionally or unconditionally any of the conditions in Clauses 5.1.4 to 5.1.12 inclusive by notice in writing to Winterthur.

     5.6.3 If all conditions precedent to Completion set out in this Clause 5 shall be satisfied (or waived as provided herein) except for conditions applicable to Winterthur Administracao e Participacoes Ltda or Winterthur International Brasil Seguradora S/A (together the "Brazil Operations") the Purchaser agrees to waive any such outstanding conditions provided that it is satisfied (acting reasonably) that the Seller will put in place as at Completion a mechanism and documentation reasonably satisfactory to the Purchaser to ensure that: (lxxxv) the Purchaser receives the entire economic benefit of the relevant Group Company from the Effective Time;

          (lxxxvi) the Purchaser is given adequate management control over the operations of the relevant Group Company;

          (lxxxvii) the Purchaser will be indemnified in respect of any Losses incurred by the relevant Group Company after Completion which result from any failure by the Group Company to comply with the Purchaser's instructions pursuant to the management control arrangements referred to in sub-paragraph (ii) above; and

          (lxxxviii) upon satisfaction of the relevant conditions the shares in the relevant Group Company will be transferred to the Purchaser for no additional consideration,

          provided that if the Purchaser does not grant a waiver in accordance with this Clause 5.3.3 within 15 Business Days (or such longer time as the parties may agree) of receiving a reasonable proposal from the Seller satisfying sub-paragraphs (i) to (iv) above the Brazil Operations will (unless the parties otherwise agree) be deemed to be excluded from the Operations (and accordingly all conditions precedent shall be deemed to be satisfied) and the definition of Excluded Operations shall be extended to include the Brazil Operations.

6.   Action Pending Completion

     6.4 Sellers' General Obligations Subject to Clause 6.4 Winterthur undertakes to procure that pending Completion and (in relation to paragraphs 6.1.1 to 6.1.12 only) in relation to any Operations covered by Interim Arrangements, during the period from Completion until the date of the relevant Portfolio Transfer or other termination of the relevant Interim Arrangement Winterthur, the other relevant Sellers, the Business Sellers and the Group Companies shall:

          6.4.1 carry on the Operations as a going concern in the ordinary course of business consistent with past practice and in particular in accordance with the underwriting and claims manuals, details of which are contained in the Disclosure Letter save insofar as otherwise agreed in writing by XL Insurance;

          6.4.2 take all reasonable steps to protect and preserve the Operations and the assets associated therewith, and the value of such Operations and assets, including with respect to the retention of employees;

          6.4.3 inform XL Insurance as soon as possible of any significant developments, occurrences, circumstances or other factors of which they become aware and which materially and adversely affect or may so affect any of the Operations or Businesses;

          6.4.4 as soon as available, but no later than forty-five (45) days after the end of each relevant quarter (and promptly after the end of each month) as the case may be, deliver promptly to the Purchaser any and all monthly and quarterly financial statements as the case may be, for each of the Group Companies and the Businesses (on a Pro-forma basis), audited or unaudited, and prepared for the management of the Seller after the date of this Agreement and prior to the Completion Date and a report as to the investment assets of the Operations as at the end of each month containing such information as the Purchaser may reasonably request;

          6.4.5 report to the committee established under Clause 6.3 every 14 days on any material developments or circumstances in relation to the Operations;

          6.4.6 except as otherwise set out in this Agreement the Operations and each member of the CS Group shall each continue all dealings between themselves on substantially the same terms as such dealings were carried out immediately prior to the date of this Agreement;

          6.4.7 immediately after the date of this Agreement deliver to XL Insurance (for itself and on behalf of the other relevant Purchasers) lists of the Policies and Retrocession Contracts which comprise each of the Portfolios;

          6.4.8 subject to their right to refuse access on the grounds that access would be contrary to any Applicable Laws, allow XL Insurance and its employees, agents and advisers such access during normal working hours to the Operations and to the relevant employees, agents and advisers and the books and records of, or relating in whole or in part to, the Operations including without limitation statutory books, minute books, customer files, any correspondence or other documents relating to insurance regulation, leases, licences, contracts, details of all receivables and related security, guarantees, indemnities and rights and Intellectual Property as XL Insurance may reasonably require (upon reasonable notice in writing to Winterthur) at such times and at such locations as XL Insurance may reasonably require;

          6.4.9 comply in all material respects with all Applicable Laws, regulations and the rules of any Regulator and Winterthur shall inform XL Insurance promptly of any failure to do so;

          6.4.10 not do or omit to do anything or allow any circumstance to continue which would cause any of the Warranties set out or referred to in Clause 8 to cease to be true, accurate and not misleading to a material extent and shall notify XL Insurance immediately if the Seller becomes aware of a fact or circumstance which constitutes or which would or might constitute a breach of Warranty or which would or might cause a Warranty to be untrue, inaccurate or misleading in each case to a material extent if given in respect of the facts or circumstances as at Completion (whether or not any such Warranty is to be reaffirmed as of any date later than the date of this Agreement);

          6.4.11 comply with the terms of all reinsurance agreements to which any of the Group Companies or the Business Sellers (solely in relation to the Business) is party as an "insured" or "reinsured", including in particular payment of all premiums due;

          6.4.12 continue to operate on their current terms all the services and arrangements which are intended to be the subject following Completion of the agreements to be made pursuant to Clause 2.8 and Schedule 2;

          6.4.13 procure as soon as practicable after the date of this Agreement that to the extent necessary the Excluded Operations shall be removed from the Group Companies at no cost to any Group Company or Purchaser; and

          6.4.14 not do or omit to do anything which would render any of the conditions precedent in Clause 5 incapable of being fulfilled.

6.5 Restrictions on Sellers Subject to Clause 6.4, Winterthur shall or shall procure that the other Sellers and the Group Companies and their employees and agents shall consult with, provide relevant information to, and take due account of the wishes and suggestions of such employees, representatives and advisers of XL Insurance and the Purchasers as XL Insurance or such other Purchaser may designate in relation to the running of the Operations between the date of this Agreement and Completion (or, in the case of a Portfolio which is subject to an Interim Arrangement, the date of transfer of the relevant Portfolio or the termination of the relevant Interim Arrangement). During the period from the date of this Agreement to Completion (or, in the case of a Portfolio which is subject to an Interim Arrangement, the date of transfer of the relevant Portfolio or the termination of the relevant Interim Arrangement) in relation to the Operations Winterthur shall not or shall procure that the relevant Business Seller and the relevant Group Companies shall not without the prior written consent of XL Insurance (such consent not to be unreasonably withheld or delayed):

     6.5.1 incur or enter into or materially amend any agreement or commitment which involves any capital expenditure in excess of USD5 million per item and USD10 million in aggregate;

     6.5.2 incur, enter into, amend or terminate any contract or commitment or other arrangement which is either not capable of being terminated without compensation at any time with six months' notice or less or which involves or may involve total annual expenditure in excess of USD1 million or which is unusual or onerous;

     6.5.3 incur or enter into or materially amend any Encumbrance, contract or commitment relating to any of the Properties or their management or the rents payable therefor other than Encumbrances, contracts or commitments which would not have a material adverse effect on the value of the Operations;

     6.5.4 write or otherwise enter into any insurance or reinsurance policy or treaty involving a net retained liability (being gross loss limit or sum insured less facultative or treaty reinsurance) by the Operations in excess of existing limits in force at 31 December 2000 or a reinsurance or retrocession treaty, agreement or arrangement in relation to which a liability may relate to a period after Completion;

     6.5.5 acquire or dispose of, or agree to acquire or dispose of, an asset except in the usual course of its business consistent with past practice or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its business consistent with past practice in each case for an amount or at a value in excess of USD1 million;

     6.5.6 amend or agree to amend the terms of any borrowing or other Indebtedness or incur or agree to incur any Indebtedness except in the ordinary course of business consistent with past practice or to hedge any currency exposure of the relevant Operations;

     6.5.7 create, allot, issue, redeem or repurchase any share or loan capital of any Group Company or any option or right to subscribe for the same (or arrange or undertake to do any of those things);

     6.5.8 pass any members' or shareholders' resolution or make any alteration to its Memorandum of Association, Articles of Association, bye-laws or other constitutional documentation save to the extent required to ensure compliance with its obligations under Clause 2.4;

     6.5.9 in relation to the insurance policies in respect of the Companies and the Businesses (other than reinsurance policies or other policies in respect of the insurance and reinsurance business conducted by the Companies and the Businesses) do or omit to do anything which might threaten the continuance of any of such policies, make any such policy void or voidable, entitle any of the insurers under such policies to refuse indemnity in relation to particular claims either in whole or in part, result in an increase in the premium payable under any such policies, or prejudice the ability to effect insurance, on the same or better terms, in the future;

     6.5.10 (in respect of Group Companies only) declare or set aside any dividends, bonuses or other distributions and for the avoidance of doubt this shall not prevent any member of Winterthur Group other than the Group Companies from declaring or making a dividend;

     6.5.11 pay its creditors otherwise than in the ordinary course consistent with past practice or change its policy in relation to the payments of creditors;

     6.5.12 make any changes to its underwriting claims handling or reserving policies, practices or guidelines, including the determination of applicable loss ratios for the year 2001;

     6.5.13 make any changes to the range of products being underwritten or to the pricing of any products or policies or any change to the manner in which products or policies are marketed;

     6.5.14 enter into, amend or terminate any outward reinsurance or retrocession contracts relating to the Operations including, without limitation, any outward reinsurance or retrocession contracts that would be in force after Completion ;

     6.5.15 except for case reserves in the ordinary course of business release any provision or reserve in respect of liabilities of the Operations;

     6.5.16 enter into any material litigation or arbitration or other actions or proceedings as plaintiff (other than interlocutory proceedings where the Seller reasonably considers that the interests of a Group Company or Business will be compromised if action is not taken on an urgent basis, in which case the Seller shall notify XL Insurance as soon as possible of the action taken, the reasons for the action, and the reasons for the urgency of the action). For the purpose of this Clause 6.2.16 material litigation shall mean proceedings where the amount claimed exceeds CHF1 million;

     6.5.17 enter into any agreement or arrangement or obligation in which any of the Sellers, a director or former director of any of the Group Companies or a person associated or connected with any of them is an interested party;

     6.5.18 make any change to the terms of employment or engagement of any of the Relevant Employees or directors or officers of any of the Group Companies or the benefits, including any bonus plan, profit sharing scheme, commission arrangements or executive benefit arrangements, given to any such employees, directors or officers or in any working practices or collective agreements relating to such practice in any such case where the change is material;

     6.5.19 materially change the numbers of the Relevant Employees or dismiss any Senior Employee or hire any employee or consultant who will be paid a salary or fee or other compensation which in total exceeds CHF200,000 per annum;

     6.5.20 discontinue or amend the terms of any of the Pension Scheme(s) or commence to wind them up, to cause them to cease to admit new members or communicate to any employee any material plan, proposal or intention to amend, wind up or terminate in relation to any of the Pension Schemes;

     6.5.21 pay any benefits under any of the Pension Scheme(s) otherwise than in accordance with the terms of the documents governing such schemes and not under any discretionary power;

     6.5.22 change its residence for Tax purposes;

     6.5.23 change any method of accounting for Tax purposes or make any election for Tax purposes; or

     6.5.24 agree, conditionally or otherwise, to do any of the above, provided that nothing in this Clause 6.2 shall prevent or restrict in any way any Business Seller or Group Company from carrying out any activity which is necessary in order to give effect to or comply with this Agreement or any Local Agreement or to implement any of the Service Level Agreements if prior written notice has been given to XL Insurance.

6.6  Committee

     Winterthur and XL Insurance shall each appoint three of its employees to be its representatives for the purpose of the operation of Clauses 6.1 and
     6.2. The above representatives shall meet as a committee on a regular basis either in person or by telephone (or other communication equipment) and in any event at least every 14 days to discuss the Operations including in particular any material developments or circumstances in relation to the Operations. For the purpose of Clauses 6.1 and 6.2 and notwithstanding anything else in this Agreement any obligation that Winterthur, the other Sellers, the Business Sellers and the Group Companies consult with, notify, or seek the consent of XL Insurance or any other Purchaser shall be fully satisfied if such consultation occurs with, such notification is made to, or such consent is received in writing from any representative of XL Insurance appointed under this Clause 6.3.

6.7  Applicable Laws

     Notwithstanding Clauses 6.1 and 6.2 neither Winterthur nor any of the other Sellers nor (prior to Completion only) any of the Group Companies nor XL Insurance nor any of the other Purchasers nor (from Completion) any of the Group Companies, as appropriate, shall be obliged to act or omit to act or otherwise do anything or omit to do anything pursuant to the terms of this Agreement, any Local Agreement or any other agreement entered into under or pursuant to this Agreement if prohibited under Applicable Laws and appropriate notice of such act or omission, and the reasons therefor, have been provided in writing to XL Insurance or Winterthur, as appropriate.

6.8  Exclusivity

     6.8.1 Without limiting any other rights or remedies of any of the Purchasers hereunder or under Applicable Laws, Winterthur undertakes to procure that pending Completion in relation to the Operations Winterthur, the other relevant Sellers, the Business Sellers, the Group Companies, all other members of the CS Group and any of their respective directors, officers, employees, investment bankers, advisers and other agents and representatives (together the "Representatives") shall not directly or indirectly:

          (lxxxix) solicit, initiate, continue, facilitate or encourage
               (including by way of furnishing or disclosing information) any enquiries, proposals or offers from any third party with respect to, or that could reasonably be expected to lead to, any transaction in respect of the acquisition of any such Operations;

          (xc) negotiate, explore or otherwise communicate in any way with any third party with respect to any such transaction; or

          (xci) enter into, approve or recommend an agreement, arrangement or understanding requiring the abandonment or termination of any of the arrangements contemplated by this Agreement.

     6.8.2 Furthermore Winterthur shall promptly (but in any event within one day of it becoming aware of the same) advise XL Insurance of the receipt by Winterthur, any of the other relevant Sellers, the Business Sellers, the Group Companies, any other member of the Winterthur Group or any of the Representatives of the fact of any enquiry, proposal or offer from any third party relating to any transaction or potential transaction in respect of the acquisition of any such Operations or Retained Operations, and unless prevented by a duty of confidentiality provide XL Insurance with a copy of any such enquiry, proposal or offer in writing and a written statement in respect of any such enquiry, proposal or offer not in writing, which statement shall include the identity of the person working on any such enquiry, proposal or offer and the material terms thereof.

6.9  Investment Assets

     Between the date of this Agreement and Completion , XL Insurance and Winterthur shall consult with one another as to the components of the investment assets to be transferred at Completion and, in particular, so as to enable XL Insurance to satisfy itself that all investments to be transferred at Completion will be Permitted Investment Assets.

6.10 Disposal of French Property

     Winterthur shall or shall procure that the appropriate Group Company shall, prior to Completion, appoint agents for the purposes of selling, transferring or otherwise disposing of the French Property as soon as is reasonably practicable after Completion and in any event on or prior to 31 December 2001 so that the French Property is no longer in the ownership of the appropriate Group Company. In the event that such French Property has not been disposed of in the manner set out above, on or before 31 December 2001, XL Insurance shall be entitled at any time after 31 December 2001, to transfer such French Property to Winterthur at the greater of (i) the market value thereof at the date of transfer; and (ii) FF75 million, and the terms of Clause 18.16 shall apply in relation thereto.

7.   Completion

7.4  Date and Place

     Subject to Clause 5, Completion (which shall comprise at least the Transfers of Operations in respect of each of the Key Operations) shall take place at the offices of Winterthur's Solicitors in Brussels on the tenth Business Day (provided that such Business Day is a Business Day in Brussels) after:

     7.4.1 the conditions set out in Clause 5.1; and

     7.4.2 the conditions set out in Part 2 of Schedule 4 insofar as they apply to each of the Key Operations, are satisfied or deemed to have been satisfied or waived whichever is the later or at such other place time or date as may be agreed in writing between XL Insurance and Winterthur.

7.5  Completion Events

     On Completion the parties shall procure that the Deeds of Adherence, each Local Agreement and other documents referred to in Part 1 of Schedule 6 are entered into and that the events set out in Part 1 of Schedule 6 for which they are respectively responsible shall take place, provided that the Sellers and the Purchasers in respect of Operations in the following countries: Brazil, Canada, Czech Republic, Hungary, Japan, Poland, Singapore and the US shall not be required to execute a Deed of Adherence. Neither party (treating for this purpose Winterthur and each of the other Sellers as a single party and XL Insurance and each of the Purchasers as a single party) shall be obliged to proceed to Completion unless the other party is (save as set out below) simultaneously ready and able to proceed to Completion. XL Insurance shall not be obliged to purchase some only of the Shares or the Business Assets comprised in a Transfer of Operations and neither party shall be obliged to proceed to Completion unless the other party is simultaneously ready and able to proceed to Completion in respect of the Key Operations.

7.6  Payment of Purchase Price

     On Completion XL Insurance shall or shall procure that other Purchasers as appropriate pay the Preliminary Purchase Price in the manner specified in Clause 3 subject to the terms and conditions set out in this Agreement.

7.7  Partial Completion

     If the foregoing provisions of this Clause 7 are not fully complied with by any of Winterthur and the other Sellers or any of XL Insurance and the other Purchasers by or on the date set for Completion XL Insurance in the case of non-compliance by Winterthur or any of the other Sellers or Winterthur in the case of non-compliance by XL Insurance or any of the Purchasers (as the case may be the "Entitled Party") shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to Winterthur or as the case may be to XL Insurance served on such date:

     7.7.1 to effect Completion so far as practicable having regard to the defaults which have occurred; or

     7.7.2 to fix a new date for Completion (not being more than 20 Business Days after the agreed date for Completion) in which case the provisions of Part 1 of Schedule 6 shall apply to Completion as so deferred but provided such deferral may only occur once unless otherwise agreed in writing between Winterthur and XL Insurance.

7.8  Right to Terminate

     7.8.1 If after the date of this Agreement and prior to Completion there has been or become known any change, event, condition or development (for the avoidance of doubt including without limitation to the generality of the foregoing any breach of Warranty given pursuant to Clause 8 or any breach of Clause 6) that is singly or in the aggregate materially adverse to the business, assets, liabilities, results of operations, prospects or financial or operating condition of the Operations taken as a whole except for any such change, event, condition or development resulting from: (xcii) the transactions contemplated by this Agreement;

          (xciii) changes applicable to participants in the relevant business of the Business Sellers and the Group Companies generally;

          (xciv) changes in economic, financial, regulatory or political conditions generally; or

          (xcv) changes to the capital used in the Operations agreed with XL Insurance,

          (which in any of the above cases if capable of cure has not been cured within 20 Business Days of its occurrence or if earlier the time fixed for Completion ) XL Insurance shall be entitled by notice to Winterthur delivered prior to Completion to terminate this Agreement. For the above purposes a change, event, condition or development shall be materially adverse in the above context if either alone or together with any other such change, event, condition or development it has led or is reasonably expected to lead over a period of two years from the date the notice under this Clause 7.5.1 is delivered to a reduction in the Net Asset Value of the Operations taken as a whole of USD110 million (being approximately 20 per cent of the Net Asset Value of the Operations as stated in the 30.09.2000 Financial Statements).

     7.8.2 If after the date of this Agreement and prior to Completion any Seller breaches the terms of paragraphs (i), (ii) or (iii) of Clause
          6.5.1 XL Insurance shall be entitled by notice to Winterthur delivered prior to Completion to terminate this Agreement.

     7.8.3 Any failure to exercise any right of termination under this Clause
          7.5 shall not constitute a waiver of or otherwise prejudice any other rights of the Purchaser or its successors in title hereunder or under Applicable Laws. Notwithstanding the above in the event that XL Insurance has exercised its right of termination under Clauses 7.5.1 or 7.5.2 and such termination occurs as a result amongst other things of any breach of this Agreement by the Sellers and/or any breach of Warranty as given at the date of this Agreement and/or any breach of a Core Warranty as at Completion which breach of Core Warranty results from the act or default of any of the Sellers or Business Sellers or any Group Company then in addition to exercising its right of termination and being indemnified as provided in the next sentence of this Clause 7.5.3 the Purchaser shall be entitled to exercise any other right or remedy hereunder or under Applicable Laws. If the Purchaser terminates the Agreement pursuant to this Clause 7.5 then Winterthur shall indemnify the Purchaser against all its costs and expenses relating to the negotiation, preparation, execution or termination of this Agreement. Except as provided in this Clause 7.5.3 in the event that XL Insurance exercises its right of termination under this Clause 7.5 Winterthur and its Associated Companies and all other persons referred to in this Clause 7.5 shall have no further liability to the Purchasers or any other person in respect of this Agreement.
                                      -41-
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7.9  Specific Performance

     The parties agree that they shall proceed to Completion in the terms set out in this Agreement and they further agree that damages are not an adequate remedy for failure of either party to fulfil any of its obligations under this Agreement and that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, without limitation, such party's obligations prior to and at Completion , and including, to sell the Operations), this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defence that a remedy in damages would be adequate.

7.10 Transfer Taxes

     7.7.1 To the extent that any stamp duty, transfer, notarial or registration taxes (not being VAT) are payable in respect of this Agreement or any Local Agreement or any document pursuant to which any estate or interest or title is transferred to or otherwise vested in XL Insurance or any other Purchaser, XL Insurance shall pay such taxes or procure that such taxes are paid provided that, to the extent that payment of such taxes can be lawfully deferred or avoided (or otherwise mitigated), Winterthur and the Sellers shall use all reasonable endeavours to co-operate with XL Insurance with a view to deferring or avoiding (or otherwise mitigating) such payment.

     7.7.2 Notwithstanding the above, clause 7 of the Service Level Agreement shall apply in accordance with its terms in relation to that agreement and the services provided thereunder.

7.11 Consolidated Tax Groups

     Subject to anything to the contrary in the Tax Matters Agreement:

     7.11.1 Wintherthur and XL Insurance agree that where a Group Company is a member of a group which makes a consolidated return for any Taxation purpose arrangements shall be made before Completion to terminate any existing arrangements between members of the Winterthur Group and that Group Company for sharing tax payments and tax refunds so that the Group Company shall not on or after the Completion Date be required to make any payment to or be entitled to receive any payment from a member of the Winterthur Group in respect of any period ended prior to Completion other than amounts which have been taken into account in computing the Completion Balance Sheet; and

     7.11.2 if it does not prove possible to terminate the existing arrangements on the above basis referred to in Clause 7.8.1 or doing so would have adverse Tax consequences in the relevant jurisdiction, Winterthur and XL Insurance shall agree appropriate arrangements which achieve the same economic result for XL Insurance Group.

8.   Warranties

     8.4  Incorporation of Schedule 7

          8.4.1 As at the date of this Agreement Winterthur and each Seller warrants to XL Insurance (for itself and as trustee for each Purchaser) in relation to the Operations including as applicable the Businesses and the Shares that each Warranty in Schedule 7 is true, accurate and not misleading subject to any matter which is fully, fairly and specifically disclosed in or pursuant to the Disclosure Letter or expressly provided for under the terms of this Agreement.

          8.4.2 Immediately before Completion Winterthur and each Seller is deemed to warrant to XL Insurance (for itself and as trustee for each Purchaser) in relation to the Operations including as appropriate the Businesses and the Shares sold by any Seller to any Purchaser at the Completion Date that each Core Warranty remains true, accurate and not misleading subject to any matter which is fully, fairly and specifically disclosed in or pursuant to the Disclosure Letter or expressly provided for under the terms of this Agreement. For this purpose only where there is an express or implied reference in a Core Warranty to the "date of this Agreement" or similar references that reference is to be construed as also a reference to the Completion Date. For the avoidance of doubt except as otherwise expressly agreed by the Purchaser in the event that any matter is disclosed after the date of this Agreement in relation to any of the Core Warranties as reaffirmed under this Clause 8.1.2 pursuant to Clause

               6.1.10 or otherwise such disclosure shall not prejudice any right of XL Insurance or other Purchasers hereunder including without limitation to make a claim in respect of breach of Warranty under this Clause 8 or any right under Clause 7.5 or Clause 9.

          8.4.3 The Sellers acknowledge that XL Insurance and each other Purchaser has entered into this Agreement in reliance upon each Warranty which has also been given as a representation and with the intention of inducing such Purchaser to enter into this Agreement. Save as expressly otherwise provided each Warranty shall be separate and independent and shall not be limited by reference to any other paragraphs of the said Schedule 7.

          8.4.4 The Sellers shall not invoke knowledge of XL Insurance or any of the other Purchasers (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of this Clause 8.

          8.4.5 Any statement qualified by the expression "so far as the Sellers are aware" or words to that effect shall be deemed to refer only to matters within the actual knowledge of those persons named and/or holding the positions listed in Part 2 of Schedule 3 in each case as to their actual knowledge of the area of their expertise indicated opposite their names after making due and careful enquiry.

          8.4.6 For the avoidance of doubt each of the Warranties which is given in relation to the Group Companies is also true, accurate and not misleading in relation to each of the relevant branches of such Group Companies.

          8.4.7 As at the date this Second Amended and Restated Amendment Agreement was signed (the "Amendment Date") Winterthur warrants to XL Insurance (for itself and as trustee for each purchaser) and in relation to each Core Warranty is deemed to warrant to XL Insurance (for itself and as trustee for each Purchaser) as at Completion that each Warranty in Schedule 7 hereof shall apply to the business of the Operations (which for the purposes of this clause has the same meaning as is set out in Clause 5.1.4(ii) in so far as it relates to Germany), owned as at the date of the Agreement by Winterthur International (Deutschland) AG but excluding any and all motor insurance business, and that each Warranty is true, accurate and not misleading with respect to such business and in relation to the Core Warranties that each Core Warranty remains true, accurate and not misleading with respect to such business as at Completion . For the purposes of this paragraph 8.1.7 and Clause 2.6 only: (xcvi) the definition of "Business Seller" or "Business Sellers" and "Seller" and "Sellers" in Schedule 7 or in the definition referred to expressly or implied in this Clause 8.1.7 shall include Winterthur International (Deutschland) AG;

               (xcvii) any reference to "Agreement" or "Agreements" and "Local
                    Agreement" or "Local Agreements" in Schedule 7 or in the definitions referred to expressly or implied in this Clause
                    8.1.7 shall be deemed to be a reference to the agreement between Winterthur International (Deutschland) AG and Winterthur International Insurance Company Limited dated 11 April 2001 relating to the transfer referred to in Clause
                    5.1.4 (the "German Transfer Agreement");

               (xcviii) the definition of "Operations" or "Operation" and
                    "Business" or "Businesses" in Schedule 7 or in the definitions referred to expressly or implied in this Clause
                    8.1.7 shall for the avoidance of doubt include all of the business, in so far as it relates to Germany, owned as at the date of the Agreement by Winterthur International (Deutschland) AG but excluding any and all motor insurance business;

               (xcix) where there is any express or implied reference in any
                    Warranty in Schedule 7 or in the definitions referred to expressly or implied in this Clause 8.1.7 to the "date of this Agreement" or "date hereof" or "currently" or "presently" or similar references that reference is to be construed as a reference to the Amendment Date;

               (c) any reference to "31.12.1999 Financial Statements" or "30.09.2000 Financial Statements" in Schedule 7 shall be deemed to be a reference to Winterthur International (Deutschland) AG's 31.12.2000 Financial Statement;

               (ci) any reference to "since 30 September 2000" or to "since 31
                    December 1999" in Schedule 7 shall be deemed to be a reference to since 31 December 2000;

               (cii) any reference to "Schedule 11" in Schedule 7 or in the definitions referred to expressly or implied in this Clause
                    8.1.7 shall be deemed to be a reference to "Schedule 11 and
                    Schedule 15" (and Winterthur hereby warrants the accuracy of such Schedule 15); and

               (ciii) any reference to "Relevant Employees" or "Business
                    Employees" shall include directors, agents or any other person performing a role equivalent to that of an employee.

          8.4.8 As at the Completion Date Winterthur warrants to XL Insurance (for itself and as trustee for each Purchaser) that the transfer referred to in Clause 5.1.4(ii) has been completed and that the agreement dated 11 April 2001 between the parties thereto operates to transfer the Operations, other than the Excluded Operations, as referred to in Clause 5.1.4(ii).

          8.4.9 As at the Completion Date Winterthur Warrants to XL Insurance (for itself and as trustee for each Purchaser) that Schedule 16 is an accurate summary of the reinsurance of the Operations by Winterthur International (Re) in Hungary, Czech Republic, Poland, Singapore and Japan.

8.5  Limitation of Liability Notwithstanding the provisions of Clause 8.1:

     8.5.1 Time Limits

          (civ) The Sellers shall not be liable in respect of any Specified Claim unless notice of such Specified Claim is given in writing by XL Insurance to Winterthur on behalf of the Sellers (setting out reasonably comprehensive details in respect of which the Specified Claim is made including an estimate of the amount of such Specified Claim if practicable) on or before 30 April 2003 except that the limit shall be six years and one month from the end of the accounting period of the relevant Group Company current at Completion in the case of any Specified Claims relating to Taxation in the United Kingdom or one month after the expiry of the relevant local statutory limitation period after which the relevant Tax authority cannot bring a claim or make an assessment in relation to Specified Claims relating to Taxation in any jurisdiction other than the United Kingdom or where there is no such period six years from Completion , provided that the limitations set out in this Clause 8.2.1(i) shall not apply to Warranties in paragraphs 3 (The Shares) or 12.1 (Ownership of the Subsidiaries) of Schedule 7.

          (cv) Any such Specified Claim (other than a Specified Claim under paragraph 11 (Tax) of Schedule 7) or under the Tax Matters Agreement) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn nine months after the relevant time limit set out above unless legal proceedings in respect of it have been commenced by being both issued and served provided that:

               (c) in respect of claims in respect of Losses which remain contingent the relevant time limit will if later be nine months after such contingency crystallises; and

               (d) where due to lack of information it is not practicable for XL Insurance properly to pursue a litigated claim the relevant time limit shall if later be nine months after it does so become practicable.

     8.5.2 Minimum Claims

          The Sellers shall not be liable in respect of any Specified Claim (other than a Specified Claim under paragraphs 3 (The Shares) or 12.1 (Ownership of the Subsidiaries) of Schedule 7) arising from any single circumstance if the amount of such Specified Claim does not exceed USD100,000 (and claims relating to connected matters shall be treated as arising from a single circumstance and aggregated for this purpose) but the Sellers shall not be liable for a Specified Claim in excess of that amount unless the liability determined in respect of any such Specified Claim (excluding interest, costs and expenses) also exceeds that amount. For the avoidance of doubt the Seller shall subject to the terms of Clause 8.2.3 be liable for the whole of any such claim and not merely the excess over USD100,000.

     8.5.3 Aggregate Minimum Claims The Sellers shall not be liable in respect of any Specified Claim (other than a Specified Claim under paragraphs 3 (The Shares) or 12.1 (Ownership of the Subsidiaries) of Schedule 7) unless and to the extent that the aggregate amount of all Specified Claims for which the Sellers would otherwise be liable under this Agreement exceeds USD8 million in which case the Sellers shall be liable for the whole of such claims and not merely the excess over USD8 million.

     8.5.4 Maximum Claims The Sellers shall not be liable in respect of any Specified Claim to the extent that the aggregate amount of the liability of the Sellers would exceed:

          (cvi) the aggregate amount of the Purchase Price in the case of any Specified Claim under any Core Warranty; or

          (cvii) 60 per cent of the aggregate amount of the Purchase Price in all other cases,

          provided that for the avoidance of doubt in no circumstances shall such aggregate liability of the Sellers exceed the aggregate amount of the Purchase Price.

     8.5.5 Specified Indemnities, Fraud and Dishonesty Notwithstanding the above, the restrictions and limitations set out in Clauses 8.2.1 to
          8.2.4 or elsewhere in the Agreement shall not apply:

          (cviii) to Clause 9.1; or

          (cix) to the extent that the matter giving rise to a Specified Claim is a result of any fraud, dishonesty or wilful misconduct, wilful concealment or wilful default on the part of any Seller.

     8.5.6 Contingent Liabilities The Sellers shall not be liable in respect of any Specified Claim where a liability is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this Clause 8.2.6 shall not operate to avoid a Specified Claim made in respect of a contingent liability within the applicable time limit specified in Clause 8.2.1 if the requisite details of such claim, such as they are known by the Purchaser have been delivered before expiry of such period (even if such liability does not become an actual liability until after the expiry of the relevant period).

     8.5.7 Provisions in the Completion Balance Sheet The Sellers shall not be liable in respect of any Specified Claim if and to the extent that provision or reserve is made for the matter giving rise to the claim in the Completion Balance Sheet or such matter is written off as irrecoverable in the Completion Balance Sheet or is otherwise specifically taken into account in calculating the Purchase Price (including as a result of Clause 3.6).

     8.5.8 Events Beyond the Control of the Sellers The Sellers shall not be liable in respect of any Specified Claim to the extent that such Specified Claim would not have occurred but for:

          (a) the passing of or any change after Completion in any law, rule, or regulation including without limitation to the generality of the foregoing any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually in effect at the date of this Agreement; or

          (b) any change in accounting policy, bases or practice of XL Insurance or any member of XL Insurance Group or any Group Company introduced or having effect after Completion other than changes implemented to conform to relevant accounting standards or requirements existing at the date of this Agreement.

     8.5.9 Insurance

          The Sellers shall not be liable in respect of any Specified Claim to the extent that any liability arising from such Specified Claim is recovered by the XL Insurance Group after Completion under a policy of insurance in force immediately prior to Completion.

8.6  Mitigation of Loss

     XL Insurance shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability on the part of the Sellers in respect of any Specified Claim provided always that:

     8.6.1 the Purchasers shall not be required hereunder to exercise any right or remedy hereunder or make any claim which they may have in respect of any misrepresentation in or omission from any information or advice supplied or given by any Group Company or Relevant Employee;

     8.6.2 for the avoidance of doubt the Purchasers shall not hereby be precluded from making any claim against any Seller; and

     8.6.3 the Purchasers shall be entitled to receive all reasonable assistance and co-operation from the Sellers in relation to its obligations hereunder.

8.7  Conduct of Claims

     Save in respect of a Specified Claim relating to Taxation (to which the provisions of the Tax Deed shall apply) or in respect of any claim, payment or adjustment to be made pursuant to Clause 4 or Schedule 5 or in respect of Specified Claims under Clause 9.1.7 which relate to claims under or in connection with insurance or reinsurance policies issued by the Operations:

     8.7.1 If any party to this Agreement (the "Claimant") becomes aware of any matter that is likely in the reasonable opinion of the Claimant to give rise to a Specified Claim against another party to this Agreement (the "Recipient") under this Agreement notice of that fact shall be given to the Recipient as soon as and in any case within seven Business Days thereafter but failure to give such timely notice shall not affect the rights of the Claimant except to the extent that the Recipient is prejudiced by such failure.

     8.7.2 Without prejudice to the validity of the claim or alleged claim in question the Claimant shall on reasonable terms allow and shall procure that the relevant Associated Companies of the Claimant allow the Recipient and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Claimant shall give and shall procure that the relevant Associated Companies of the Claimant give subject to the Recipient providing an indemnity in terms reasonably satisfactory to the Claimant in respect of all reasonable out-of-pocket costs and expenses, all such reasonable information and assistance including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records as the Recipient or its accountants or professional advisers may reasonably request provided that subject to Clause 8.4.3(iii) the Claimant shall not be required to provide access to or copies of any information which is of a legally privileged nature.

     8.7.3 If the Specified Claim in question is a result of or in connection with a claim by or liability to a third party then:

          (cx) no admission of liability shall be made by or on behalf of the Claimant or any Associated Company of the Claimant and the claim shall not be compromised, disposed of or settled within 30 Business Days of the relevant notice served pursuant to Clause
               8.4.1 (the "Recipient's Assessment Period") without the consent of the Recipient such consent not to be unreasonably withheld or delayed;

          (cxi) the Claimant shall keep the Recipient informed of the progress of the relevant claim including by way of the provision of all such documentation as may be reasonably necessary or desirable as often as is reasonable and in any event at no less than monthly intervals after giving notice of the matter pursuant to Clause
               8.4.1 provided that the Recipient shall treat and shall procure that its professional advisers shall treat all information and documents which it has been provided with as confidential and shall not disclose such information and document to any third party (other than professional advisers) and shall use it only for the purpose of dealing with the relevant claim (unless the Recipient has obtained the prior written consent of the Claimant or the information was already known to the Recipient or the information comes into the public domain otherwise than a breach by the Recipient) and provided that nothing in this Clause 8.4.3 shall (unless the Claimant has taken control of the litigation following an appropriate indemnity in accordance with Clause 8.4.3(iii)) require the Claimant to provide the Recipient with a copy of any document which it in good faith considers and acting reasonably believes to be privileged as against the Recipient in the context of any actual or threatened litigation connected with the Specified Claim in which case the Claimant shall promptly notify the Recipient of that fact and as much other information about the document as can be disclosed to the Recipient without losing that privilege; and

          (cxii) (subject to the Claimant being indemnified to its reasonable satisfaction by the Recipient for any reasonably incurred costs, charges, losses, expenses and other liabilities incurred by it as a result of taking such action and the Claimant being reasonably satisfied that such action would not otherwise have an unduly adverse effect on the Operations) the Claimant shall (provided that the Recipient shall have notified the Claimant that it wishes to control such action within 10 Business Days of the relevant notice served pursuant to Clause 8.4.1 or such later date as the parties may expressly agree) take all such action as the Recipient may reasonably request, including the institution of proceedings and the instruction of professional advisers nominated by the Recipient to act on behalf of the Claimant to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Claimant, or to make such recovery by the Claimant, as the case may be, in accordance with the reasonable instructions of the Recipient. The Recipient shall ensure that the Claimant is kept fully informed of the progress of any such action.

     8.7.4 XL Insurance agrees that after the Completion Date XL Insurance shall or shall procure that another Purchaser or a Group Company shall retain and exert reasonable efforts to preserve the condition of the relevant Books and Records and the books and records of the Group Companies. The Sellers will use reasonable efforts to preserve the condition of all books and records of or relating to the Sellers and the Businesses which are or may be relevant in connection with any claim brought by XL Insurance or any Purchaser against the Sellers under this Agreement or the operations of the Businesses by the Purchaser after Completion for a seven year period or if longer for so long as any actual or anticipated claims remain outstanding.

     8.7.5 XL Insurance agrees that if Winterthur or any member of Winterthur Group is in receipt of a claim in relation to a Liability other than an Assumed Liability the provisions of Clauses 8.4.2 to 8.4.4 shall at the request of Winterthur apply mutatis mutandis to such claim as if references to the Recipient were to Winterthur or the relevant member of Winterthur Group and references to the Claimant were to XL Insurance or the relevant Purchaser or Group Company.

     8.7.6 Winterthur agrees that if XL Insurance or any member of XL Insurance's Group is in receipt of a claim in relation to an Assumed Liability the provisions of Clauses 8.4.2 to 8.4.4 shall at the request of XL Insurance apply mutatis mutandis to such claim as if references to the Recipient were to XL Insurance or the relevant member of XL Insurance's Group and references to the Claimant were to Winterthur or the relevant member of Winterthur Group.

8.8  Third Party Claims and Prior Receipt

     8.8.1 Where XL Insurance or any Purchaser or any Group Company is entitled as a matter of law or pursuant to any contractual arrangement of the Group Companies existing prior to Completion to recover (due to circumstances or arrangements of any of the Group Companies existing prior to Completion) from some other person Losses which could give rise to a claim against the Sellers for breach of Warranty the person so entitled shall not be obliged to pursue such claim against such third party before pursuing a claim against the Sellers provided that this Clause 8.5.1 shall not negate the Purchasers' duty to mitigate under Clause 8.3.

     8.8.2 If any party pays an amount in discharge of any Specified Claim under this Agreement and the other party subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim and which would not before the matter giving rise to the Specified Claim have been received by such other party that party shall pay on behalf of itself or the relevant Purchasers or Sellers as the case may be to the other party an amount equal to: (cxiii) the sum recovered from the third party minus any out of pocket costs and expenses reasonably incurred in obtaining such recovery and minus also any Taxation costs, charges or other deductions chargeable or suffered in respect of such sum; or

          (cxiv) if less the amount previously paid by the party to the other party.

8.9  Double Claims

     8.6.1 XL Insurance and any Purchasers taken together shall not be entitled to recover from the Sellers under this Agreement or any Local Agreement or the Tax Deed or the Sellers' Retrocession Agreement or otherwise in connection with the subject matter of this Agreement more than once in respect of the same Losses and accordingly the Sellers shall not be liable in respect of any Specified Claim under any one such document if and to the extent that the Losses have been paid in a claim under another such agreement. Without limitation to the generality of the foregoing to the extent that any Losses have been recovered in full by the Purchaser through the Net Asset Value calculation or the provisions of Clause 4 the Seller shall not be liable to the Purchaser for the same Losses under any other provision of this Agreement or any Local Agreement or the Tax Deed or the Sellers Retrocession Agreement or otherwise in connection with the subject matter of this Agreement.

     8.6.2 The parties acknowledge that the purchase price adjustment, the Sellers Retrocession Agreement and the seasoning of reserves under this Agreement interact. The double claims provision in this Clause 8.6 should be interpreted so that the net economic effect (ignoring the time value of money) of the above referenced agreements should be the same as if the Sellers Retrocession Agreement did not exist.

8.10 Effect of Completion

     The Warranties and all other provisions of this Agreement and each Local Agreement in so far as the same shall not have been performed at Completion shall not be extinguished or affected by Completion or by any other event or matter whatsoever (including without limitation any satisfaction and/or waiver of any condition contained in Clause 5.1) except by a specific and duly authorised written waiver or release by XL Insurance.

8.11 Information Supplied to the Sellers

     Winterthur agrees with XL Insurance for itself and as trustee for each Purchaser and each relevant Group Company and each Relevant Employee to assign and to procure that any other relevant member of the Winterthur Group assigns to XL Insurance, any rights, remedies or claims which any of them may have in respect of any misrepresentation in or omission from any information or advice supplied or given by any Relevant Employee and on which the Sellers have relied in giving the Warranties, preparing the Disclosure Letter or entering into this Agreement or any Local Agreement other than to the extent that that Relevant Employee has acted with fraud, dishonesty or wilful misconduct, wilful concealment or wilful default.

8.12 Remedial Action

     If a breach of any of the Warranties occurs prior to Completion then without prejudice to the right of XL Insurance to claim damages to the extent that a breach of any of the Warranties is capable of being remedied the Sellers shall be afforded a reasonable opportunity to remedy the matter the subject of the breach which remedy may include the payment by Winterthur on behalf of the Sellers to XL Insurance or another Purchaser of such compensation as shall place XL Insurance or such other relevant Purchaser (after taking account of any taxation to which such compensation may be subject) in an equivalent position to that in which it would have been had such breach of Warranty not occurred.

8.13 Warranties from XL Insurance

     XL Insurance and each relevant Purchaser warrants to each of the Sellers in the terms set out in Schedule 13 subject only to any exception fairly disclosed to Winterthur on or prior to the date of this Agreement.

8.14 Entire Agreement

     8.14.1 This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract. XL Insurance acknowledges that it has not been induced to enter this Agreement by and (so far as is permitted by law and except in the case of fraud) hereby waives any remedy in respect of any warranties, representations and undertakings not incorporated into this Agreement.

     8.14.2 Each party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement including the provisions of this Clause 8.11 and agrees having considered the terms of this Clause 8.11 and this Agreement as a whole that the provisions of this Clause 8.11 are fair and reasonable.

     8.14.3 In Clauses 8.11.1 and 8.11.2 "this Agreement" includes the Disclosure Letter, the Local Agreements, the agreements referred to in
          Part 2 of Schedule 6, the Tax Deed and all Schedules to this Agreement any other agreements entered into pursuant to this Agreement between any Seller(s) and any Purchaser(s).

8.15 Remedies

     8.15.1 The remedies available to the parties for breach of any of the provisions of this Agreement consist of any one or any combination (except as otherwise expressly provided in this

          Agreement) of the following subject where relevant to the limitations on liability expressly set out in this Clause 8: (cxv) the right to terminate the Agreement in the circumstances and in the manner set out in Clause 7.5;

          (cxvi) the equitable remedies of injunction, rectification, or specific performance of this Agreement (as set out in Clause 7.6);

          (cxvii) the right to seek damages in tort for negligent mis-statement, deceit or any other tort (but for the avoidance of doubt without limitation to the provisions of Clause 8.11.1);

          (cxviii) the right to claim damages at common law for breach of contract (including but not limited to breach of Warranty);

          (cxix) right to claim damages (but not rescission) for any misrepresentation by the Sellers (or any of them) under Misrepresentation Act 1967); and

          (cxx) the right to claim discharge for frustration.

     8.15.2 A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

     8.15.3 Except as set out in this Clause 8.12 or otherwise expressly stated in this Agreement, to the extent permitted by law all rights and remedies of the parties to this Agreement in respect of the subject matter of this Agreement are excluded, whether at common law, in tort, by statute, in equity or otherwise.

9.   Winterthur's Covenants

9.4  Specified Indemnities

     In addition to (and not in limitation of any indemnities given hereunder) Winterthur shall or shall procure that other Sellers as appropriate pay to XL Insurance or other Purchasers as appropriate on demand an amount equal to each Loss incurred by any member of the XL Insurance Group, any Purchaser or any Group Company in respect of any Business or Operations which arises directly or indirectly out of or in connection with any of the following events, matters or circumstances (including without limitation each Loss incurred as result of defending or settling a claim alleging any liability):

     9.4.1 (i) any removal of the Excluded Operations; (ii) any failure properly to remove the same in accordance with the terms of this Agreement;
          (iii) the continued operation of the Excluded Operations after Completion until their removal; (iv) the operation of any Excluded Operations Interim Arrangement or the act or default of any member of the Winterthur Group thereunder; (v) any invalidity, termination, breach or non-performance of any Excluded Operations Reinsurance Agreement; (vi) arising out of the Excluded Operations or Excluded Assets at any time whether before or after Completion (whether or not such Excluded Operations or Excluded Assets shall have been or are to be transferred to any member of the Winterthur Group); including without limitation in relation to any policy of insurance or reinsurance entered into by any Group Company or Business Seller which was entered into and/or relates to any period and/or covers any loss prior to 1 January 1986 and/or relates to any Excluded Operations, Excluded Asset or Retained Liability;

     9.4.2 any intra group reorganisation involving the Operations including those referred to in Clause 5.1.4 or as may be required to remove Excluded Operations (whether taking place before or after Completion) and any other pre-Completion intra group reorganisation involving the Operations including without limitation in relation to regulatory, employment or pensions related matters arising in relation to any such reorganisation or any Loss incurred by any Group Company or Purchaser as a result of any failure to effect any such reorganisation correctly or at all or any Loss incurred by any Group Company or Purchaser in relation to the business transferred out of the company being so reorganised including without limitation all Losses incurred or suffered, before or after Completion , by Winterthur International Insurance Company Limited directly or indirectly in relation to the Bestands - und

          Teilbertriebseinbringungsvertrag dated 11 April 2001 between Winterthur International (Deutschland) Versicherung Aktiengesellschaft and Winterthur International Insurance Company Limited, including, without limitation, any Losses attributable to the Excluded Operations or the transfer of any business assets, liabilities or employees by operation of law which do not relate to the Operations and those Losses incurred or suffered which relate to any part of the business retained by Winterthur International (Deutschland) AG, whether arising before or after Completion , save only to the extent those Losses have been expressly assumed by the relevant Purchaser pursuant to a written agreement;

     9.4.3 any and all costs they may incur in order to secure the right to continue to use all Identified Third Party Software notwithstanding Completion on the terms which are current as at Completion or on terms which are reasonably satisfactory to XL Insurance;

     9.4.4 any failure by any member of the CS Group to comply with Applicable Laws in relation to the transfer of any portfolio of policies to or from any of the Group Companies or the Business Sellers which transfer was effected since 1 January 1990;

     9.4.5 any Loss incurred under or in connection with the Senior Management Retention Plan referred to in specific disclosure 10.4 of the Disclosure Letter or similar incentive arrangement for Relevant Employees;

     9.4.6 any failure to: (i) establish; and/or (ii) consult, a works council in relation to the transactions contemplated in this Agreement (other than the pre-Completion reorganisations referred to in Clause 9.1.2);

     9.4.7 any disputes or proceedings (whenever commenced) (including, but not limited to, disputes or proceedings with a Regulator) relating to any of the Operations (other than in respect of or relating to any of the Current Policies to the extent that adequate Reserves in respect thereof are included in the Completion Balance Sheet) provided that a letter before action or equivalent formal threat of proceedings has been received by the Operations prior to Completion;

     9.4.8 unless dealt with under paragraph 9 of Schedule 9 any Loss or Liability (whether under Title IV of the US Employee Retirement Income Security Act of 1974 as amended or otherwise) incurred by virtue of the inclusion of any Group Company in a controlled group (within the meaning of Section 414 of the US Internal Revenue Code of 1986 as amended) prior to Completion;

     9.4.9 any business written by any Operation outside the permitted jurisdictions or beyond the permitted business scope under its relevant regulatory licences or consents;

     9.4.10 any Losses relating to: (i) the activities of Winterthur Properties
          (Pty) Limited (other than the holding of Properties); (ii) Winterthur International Employee Benefits SA or (iii) the insolvency of any Group Company at the Effective Time or the failure at the Effective Time of any Group Company to be in compliance with any applicable regulatory, insolvency, financial ratio or other similar test;

     9.4.11 unless dealt with under paragraph 9 of Schedule 9, any Liability for employee or retirement benefits owed to former employees (or their beneficiaries) of a Group Company whose employment terminated prior to Completion ;

     9.4.12 any breach of any applicable data protection laws arising in respect of any relationship between any of the Operations and Churchill Management Limited or any of its Associated Companies;

     9.4.13 any breach of any regulatory rules by Winterthur International Brasil Seguradora S/A, or the China Operations including in relation to filing requirements and capital adequacy requirements.

     9.4.14 any failure of any of the systems used in connection with any of the Operations to function fully in relation to the euro and as accurately as prior to the introduction of the euro, in each case: (i) in the jurisdictions where the euro is a national currency; and (ii) judged by the standards of leading market competitors;

     9.4.15 any Liabilities arising in relation to the activities of the Polish, Czech or Hungarian Operations prior to the Effective Time but only to the extent that these Liabilities exceed in aggregate USD5 million;

     9.4.16 any Current Policy to the extent that it provides cover in respect of risks relating to the H S Weavers or Pan Atlantic Pool;

     9.4.17 except to the extent otherwise expressly agreed by the parties, any Liability arising or incurred in respect of any period prior to the Effective Time for or in respect of non-pension employee benefits under plans maintained by General Casualty Corporation of Wisconsin in which the employees of one or more Group Companies participate;

     9.4.18 any claim for breach of the sale and purchase agreement (or any ancillary documentation) entered into between Winterthur International
          (Re) and Partner Reinsurance Company (in relation to the disposal of Winterthur International (Re)); 9.4.19 any Liabilities arising out of any weight loss products (such as phentermine), whether used singly or in combination with other drugs or substances, including, without limitation, the so-called "fen-phen" effect of any product containing phentermine, fenfluramine, or dexfenfluramine, and/or any failure to warn of any of the foregoing or in connection with phentermine, fenfluramine, dexfentluramine, lonamin or any derivatives thereof used as an appetite suppressant or weight loss drug, or any combination thereof; such liabilities being restricted to those arising in respect of the accounts referenced in document number OPR12.0.10.009 referred to in the annex to the letter dated as of 15 February 2001 and made between the parties in relation to the review of a confidential data room of documentation in connection with the Transaction;

     9.4.20 any Losses incurred by any of the Operations or any of the Purchasers in connection with any indemnity, hold harmless, terms of engagement or similar arrangement entered into by or on behalf of the Operations or any of the Purchasers in connection with the preparation of the 31.12.2000 Financial Information, the financial statements referred to in Clause 15.4.9 or the Completion Financial Information or the provision of Winterthur's Accountants reports or reviews thereon and any Losses incurred by any of the Operations or any of the Purchasers for which, but for the terms of any indemnity, hold harmless terms of engagement, or similar arrangement or any restriction of liability of Winterthur's Accountants to any of the Purchasers or any of the Operations contained in the terms of engagement or other agreement entered into between Winterthur and/or Winterthur International or any of the Purchasers and Winterthur's Accountants or otherwise in connection with the preparation of such financial information and reports or reviews, the Operations or the Purchasers would be able to claim compensation from Winterthur's Accountants;

     9.4.21 any Losses of any of the Operations or any Purchasers arising out of the 31.12.2000 Financial Information or the financial statement referred to in Clause 15.4.9 being found to be inaccurate or incomplete, incurred at any time before the final determination of the Purchase Price under Part 2 of Schedule 5;

     9.4.22 any Losses resulting from any breach of, or the unenforceability of, the Sellers Retrocession Agreement or any commutation payments thereunder (which, for the avoidance of doubt shall include the commutation payments themselves);

     9.4.23 any Losses which arise out of or in connection with, directly or indirectly, the failure of the assignments referred to in Clause
          15.7.1 and the licences referred to in Clause 15.7.2 to vest in the Purchasers and the Group Companies the Registered Intellectual Property and the Shared IP in the manner set out in Clause 15.7.1 or
          15.7.2 as applicable;

     9.4.24 any dividends or other similar payments accruing due but not yet paid, to policyholders prior to the Effective Time in respect of any of the accident and health policies written by the Operations (to the extent that the Liabilities of the Operations represented by such dividends have not been otherwise accounted for as liabilities in the Completion Financial Statements);

     9.4.25 in the case of any of the Operations, any Losses arising out of a breach of Clause 6.1 and/or 6.2 between the Effective Time and the Completion Date, and in the case of any of the Operations which are the subject to an Interim Arrangement, any Losses arising out of a breach of the provisions of Clause 6.1 and/or Clause 6.2 or any breach of the Interim Arrangements or the Interim Reinsurance Agreements by any of the Sellers, to the extent that any such breach occurred during the period from Completion to the date on which the relevant Operations were transferred or the relevant Interim Arrangements were terminated except any Losses to the extent that they arise from any act or omission at the express direction of any member of the XL Insurance Group pursuant to the Interim Arrangements;

     9.4.26 any Losses relating to the employee benefits terms written by the Hong Kong branch of Winterthur International Insurance Company Limited prior to the Effective Time (such business being an Excluded Operation, but not being reinsured by or transferred to a member of the Winterthur Group);

     9.4.27 any Losses incurred by Winterthur International (Re) as a result of the commutation of any policy written by it prior to the Effective Time which falls within the definition of Excluded Operations;

     9.4.28 any Losses incurred by any of the Operations which arise out of or in connection with the insolvency, liquidation or other similar event in relation to HIH Insurance Limited or its subsidiaries (and, for the avoidance of doubt, in the event that the top company in the HIH group of companies is not HIH Insurance Limited, such top company and its subsidiaries);

     9.4.29 any Losses arising as a result of the failure by Harrington Holdings Limited or any of its subsidiaries (and, for the avoidance of doubt, in the event that the top company in the Harrington group of companies is not Harrington Holdings Limited, such top company and its subsidiaries) to honour its obligations to any of the Group Companies;

     9.4.30 any Losses arising as a result of the continuation of any of the US agreements referred to in any agreement reached between the parties as referred to in paragraph 1.1.23 of Part 1 of Schedule 6; and

     9.4.31 any Losses arising as a result of any indemnity given by XL Insurance in respect of the redundancy or termination of employment of any employees of the Winterthur Group in Belgium pursuant to the Interim Reinsurance Agreement relating to the Operations in Belgium.

     It being understood that, with respect to third party claims that are subject to Clause 9.1.23 above, the provisions of Clause 8.4 shall apply except that Winterthur shall not have the right to exercise any right under such Clause to take control of such action.

9.5  Closing Certificate Indemnity

     In addition to (and not in limitation of) any indemnities given hereunder in the event that the letter issued by Winterthur pursuant to sub-paragraph
     1.1.22 of Part 1 of Schedule 6 proves to be false or improperly given as at the date on which it is given as a result of any fraud, dishonesty, or wilful misconduct, wilful concealment or wilful default on the part of any of the persons referred to in Part 2 of Schedule 3 Winterthur shall or shall procure that the Sellers shall subject as below pay to XL Insurance or other Purchasers as appropriate on demand an amount equal to all Losses incurred by any Purchaser or any Group Company or in respect of any Business or Operations which arise directly or indirectly out of or in connection therewith (including without limitation each Loss incurred as result of defending or settling a claim alleging such liability). Notwithstanding the above neither Winterthur nor any of the other Sellers shall be liable for any such Loss:

     9.5.1 to the extent that the relevant matter is accounted for in the mechanism for adjusting the Purchase Price contained in Clauses 3.1 or 3.6; or

     9.5.2 if the parties agree another adjustment to the Purchase Price to take account of such matter.

9.6  Property Indemnity

     9.6.1 Winterthur shall and shall procure that the Sellers shall indemnify XL Insurance, each member of the XL Insurance Group, each Group Company and each relevant Purchaser (as the case may be) ("Indemnified Parties") against any Losses incurred or suffered by any relevant Indemnified Party (as the case may be) in relation to any matter, state of affairs or circumstances which exist prior to or on the date on which the legal and beneficial title in the

          Property vests in the relevant Indemnified Party ("Property Completion") and affect the Properties (each such instance of Loss being referred to as a "Property Claim") other than: (cxxi) any such matter, state of affairs or circumstances which arises directly and solely as a result of a change in market value of any property brought about by economic, financial, regulatory or political conditions or the state of the property market generally but this shall not apply where the change in market value has been brought about solely by a direct act or omission of Winterthur or its Associated Companies; and

          (cxxii) any such matter which is shown in the Completion Balance
               Sheet.

     9.6.2 Minimum Claims

          The Indemnifying Parties shall not be liable in respect of any Property Claim arising from any single circumstance if the amount of such Property Claim does not exceed USD100,000 (and claims relating to connected matters shall be treated as arising from a single circumstance and aggregated for this purpose) provided that the Indemnifying Parties shall not be liable for a Property Claim in excess of that amount unless the liability determined in respect of any such Property Claim (excluding interest, costs and expenses) also exceeds that amount. For the avoidance of doubt the Indemnifying Parties shall subject to the terms of Clause 9.3.3 be liable for the whole of any such claim and not merely the excess over USD100,000.

     9.6.3 Aggregate Minimum Property Claims

          The Indemnifying Parties shall not be liable in respect of any Property Claim unless and to the extent that the aggregate amount of all Property Claims for which the Indemnifying Parties would otherwise be liable under this Agreement exceeds USD5 million in which case the Indemnifying Parties shall not be liable for the whole of such claims but merely the excess over USD5 million.

     9.6.4 Incorporation of Clause 8

          The following clauses shall apply where applicable mutatis mutandis to each Property Claim under Clause 9.3.1 as if references to "Specified Claim" were to "Property Claim", "Seller (or Sellers)" were to "Indemnifying Parties" and "XL Insurance", "XL Insurance Group", "Group Company (or Companies)" or "Purchaser (or Purchasers)" were to "Indemnified Parties" and "Completion" were to "Property Completion":

          (cxxiii) Clause 8.2.4 (Maximum Claims);

          (cxxiv) Clause 8.2.6 (Contingent Liabilities);

          (cxxv) Clause 8.2.7 (Provisions in the Completion Balance Sheet);

          (cxxvi) Clause 8.2.8 (Events beyond the control of the Sellers);

          (cxxvii) Clause 8.2.9 (Insurance);

          (cxxviii) Clause 8.3 (Mitigation of Loss);

          (cxxix) Clause 8.4 (Conduct of Claims);

          (cxxx) Clause 8.5 (Third Party Claims and Prior Receipt); and

          (cxxxi) Clause 8.6 (Double Claims).

     9.6.5 Completion

          Where a Service Level Agreement, licence to occupy, underlease or other similar document is to be put in place regulating the sharing of the occupation and use of the Property and/or Additional Property pursuant to the provisions of Schedule 10 then, if not in place at Completion the indemnity contained in Clause 9.3.1 shall continue after Completion to relate to any matter, state of affairs or circumstances in existence until the date when such document has been completed.

     9.6.6 Additional Properties

          In relation to the Additional Properties the Indemnifying Parties shall indemnify the relevant Indemnified Party against any Losses incurred or suffered by the relevant Indemnified Party in relation to any matter, state of affairs or circumstances which exists prior to or at the date on which the legal and beneficial title in the Additional Property vests in the relevant Indemnified Party as at the date on which the legal and beneficial title in the Additional Property vests in the relevant Indemnified Party and affecting the Additional Properties other than any such matter, state of affairs or circumstances which arise directly and solely as a result of a change in market value of any Additional Property brought about by economic, financial, regulatory or political conditions or the state of the property market generally but this shall not apply where brought about solely by a direct act or omission of Winterthur or its Associated Companies.

     9.6.7 Winterthur shall and shall procure that the Sellers shall indemnify the Indemnified Parties (as defined in Clause 9.3.1) against any Losses incurred or suffered by any relevant Indemnified Party arising as a result of any action taken by any landlord under any Leasehold Agreement terminating any Leasehold Agreement as a result of the occupation of any Leasehold Property by any Purchaser where such occupation arose as a result of any licence contemplated by Clause
          2.1.15 of this Agreement unless such action is caused by the Purchaser's non-compliance with the terms of the Leasehold Agreements or any matter affecting the reversionary interest to any Leasehold Property or the breach or non-compliance by any Purchaser of any Applicable Laws or legal code.

     9.6.8 The Purchaser shall indemnify Winterthur against any Losses incurred or suffered by Winterthur or any Seller as a result of any Purchaser's non-compliance with the terms of any Leasehold Agreement or Licence to Occupy or any matter affecting the reversionary interest to any Leasehold Property or the breach or non-compliance by any Purchaser of any Applicable Laws or legal code excluding any Losses arising merely by virtue of the Purchaser's occupation or possession of any Leasehold Property.

     9.6.9 From the Completion Date Winterthur shall indemnify XL Insurance against any Losses incurred or suffered by XL Insurance or any Purchaser as a result of any Sellers' non-compliance with the terms of any Leasehold Agreement or Licence to Occupy or any matter affecting the reversionary interest to any Leasehold Property or the breach or non-compliance by any Seller of any Applicable Laws or legal code.

9.7  Share Schemes Indemnity

     Winterthur and each relevant Seller shall indemnify each relevant Purchaser against any liability which may be incurred by each relevant Purchaser in respect of pay as you earn income tax and secondary national insurance contributions and/or any other similar tax or social security liabilities which may arise in respect of any award or benefit made to Relevant Employees prior to the Effective Time or as a result of Completion under, or otherwise in respect of the operation prior to the Effective Time of, any share incentive, share option or other profit sharing arrangement of the Winterthur Group.

10.  Apportionment

10.4 General

     Subject to Clause 10.2 if and to the extent that any Business Seller has prior to Completion made any payment in respect of any Contract or Retrocession Contract which payment relates solely to a period after the Effective Time or any Purchaser has after the Effective Time received any payment in respect of any Contract which payment relates solely to a period prior to the Effective Time XL Insurance shall or shall procure that other Purchasers as appropriate shall unless the same has been taken into account in the Completion Balance Sheet reimburse to the relevant Business Seller the amount thereof. Subject to Clause 10.2 if and to the extent that any Purchaser has after the Effective Time made any payment in respect of any Contract or Retrocession Contract which payment relates solely to a period before the Effective Time or any Business Seller receives a payment in respect of any Contract which payment relates solely to a period after such Effective Time or any Business Seller receives any payment in respect of any Policy or Retrocession Contract which has been transferred to a Purchaser under Clause 2.1 Winterthur shall or shall procure that the relevant Business Seller shall unless the same has been taken into account in the Completion Balance Sheet reimburse to the relevant Purchaser the amount thereof.

10.5 Amount of reimbursement

     In determining the liability under Clause 10.1 of XL Insurance or other Purchasers to reimburse the relevant Business Seller and Winterthur or other Business Sellers to reimburse the relevant Purchaser for amounts paid by it regard shall be had to the extent to which the relevant Business Seller or the relevant Purchaser as applicable has been or is able to obtain credit or repayment of input tax for VAT purposes in respect of supplies of goods and/or services (made under a Contract, Retrocession Contract or Policy) to which such amounts relate and the liability of XL Insurance or Winterthur as applicable under Clause 10.1 shall be reduced accordingly.

11.  Third Party Consents

11.4 Consents

     Nothing in this Agreement shall be construed as an attempt to assign any Business Asset (including any Contract, Retrocession Contract or Policy) which by its terms or by law is not assignable without a Third Party Consent unless such consent shall have been given.

11.5 Failure to Obtain Consents

     11.5.1 If any Business Asset cannot be vested in XL Insurance except by way of conveyance, novation, transfer or assignment in each case requiring a Third Party Consent then where the relevant Third Party Consent has not been obtained on or prior to Completion in respect of any such Business Asset such Business Asset shall not be conveyed, transferred or assigned by this Agreement or any local Agreement or otherwise on Completion but: (a) shall (except in the case of Policies and Retrocession Contracts to which the provisions of paragraph 2.2 of
          Part 1 of Schedule 2 shall apply) be held in trust for XL Insurance absolutely from Completion until the relevant Third Party Consent is obtained and the relevant Business Asset is so conveyed, transferred or assigned. Until such conveyance, transfer or assignment or until the license with respect to the relevant Business Asset is terminated pursuant to the provisions of Clause 2.1.17 XL Insurance shall (to the extent that it may lawfully do so) perform all the obligations of the relevant Business Seller thereunder and shall indemnify the Business Seller against all Losses incurred by the Business Seller by reason of or in connection with the non-performance or the negligent or defective performance by XL Insurance or any Purchaser of such obligations (except to the extent that such obligations have not been performed as a result of a failure by any Seller to follow the directions of the relevant Purchaser) and the Business Seller shall otherwise co-operate in any reasonable arrangements proposed by XL Insurance designed to procure for XL Insurance the benefits of the relevant Business Asset. If in the case of any Contract any such Third Party Consent is not obtained within six months after Completion (or any reasonable longer period as Winterthur and XL Insurance may agree) Winterthur shall procure that the relevant Business Seller shall if XL Insurance reasonably requests in writing and subject to XL Insurance providing an indemnity in terms reasonably satisfactory to the relevant Business Seller in respect of all reasonable out of pocket costs and expenses and subject further to such Business Seller being indemnified for any Losses (including any Taxation) it may incur in connection therewith use reasonable endeavours to procure the lawful termination of the relevant Contract, any Losses being incurred on termination being for the account of XL Insurance or the relevant Purchaser;

          (b) Winterthur shall procure that the relevant Business Seller shall at its cost make or assist XL Insurance in making application for any such Third Party Consent and together with XL Insurance endeavour to obtain such conveyance, transfer or assignment as aforesaid such that the relevant conveyance, transfer or assignment is effective from Completion . XL Insurance shall supply to Winterthur such information and references regarding the financial position of XL Insurance as may reasonably be requested by Winterthur and shall enter into such direct covenants in favour of any relevant third party as may reasonably be requested in respect of any rent charges, rents, royalties, fees or other outgoings or liabilities for which XL Insurance or any Purchaser will from Completion become liable. If required by any third party XL Insurance shall give such reasonable additional covenants requested by any third party as a condition of giving their consent (provided that such covenants shall be no more extensive than those given by the relevant Business Seller) and shall generally use reasonable endeavours to secure such consent; and

          (c) when and until any relevant Business Assets are conveyed, transferred or assigned Winterthur shall (so far as it lawfully may) and shall procure that the relevant Business Seller shall give reasonable assistance to XL Insurance to enable XL Insurance to enforce its rights in relation to the Business Asset.

          References to XL Insurance in this Clause 11.2 shall be deemed to include references to each Purchaser.


11.6 Right of Exclusion

     In any case where the relevant Third Party Consents are not obtained within 12 months after the Completion Date the relevant Business Seller, by notice to XL Insurance or the relevant Purchaser, by notice to Winterthur, shall be entitled to exclude the relevant Business Assets concerned or any of them from the sale under this Agreement and references in this Agreement to the Business Assets (or any assets comprised therein), the Properties and the Businesses (other than in this Clause 11.3) shall thereafter be construed as excluding the Business Asset concerned and the amount of the Purchase Price referable to that Business Asset shall be refunded without interest.

11.7 Purchasers' rights not affected

     Nothing in this Clause 11 affects the Purchasers' rights and remedies against the Sellers in respect of any Business Asset which the Sellers have warranted is assignable or may be performed by a Purchaser instead of the relevant Seller without a novation agreement.

12.  The Relevant Employees

     The provisions of Schedule 8 shall apply. Where the provisions of Schedule 8 are inconsistent with the provisions of Schedule 9 the provisions of
     Schedule 9 shall prevail.

13.  Employee Benefit Arrangements

     The provisions of Schedule 9 shall apply.

14.  The Properties

     The provisions of Schedule 10 shall apply.

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15.  Post-Completion Obligations

15.4 The Assumed Liabilities

     15.4.1 If any Business Seller becomes aware after Completion of any claim of which it believes that XL Insurance is not aware which constitutes or may constitute an Assumed Liability the relevant Business Seller shall as soon as reasonably practicable give written notice thereof to XL Insurance and shall not admit, compromise, settle, discharge or otherwise deal with such claim without prior consultation with and the prior agreement of XL Insurance.

     15.4.2 The relevant Business Seller shall take such action as XL Insurance may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability but subject to the relevant Business Seller (and if Winterthur reasonably requests other members of Winterthur Group) being indemnified and secured to its reasonable satisfaction by XL Insurance against all Losses which may thereby be incurred. In connection therewith the relevant Business Seller shall and (if such Business Seller is not Winterthur) Winterthur shall procure that it shall make or procure to be made available to XL Insurance or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Operations which have been retained by the relevant Business Seller (and shall permit XL Insurance to take copies thereof) for the purpose of enabling XL Insurance to ascertain or extract any information relevant to the claim except to the extent that such information is the subject of legal privilege.

15.5 Release of Guarantees

     15.5.1 As soon as practicable following Completion and subject to Clauses
          15.2.2 and 15.2.3 XL Insurance shall procure the release of all guarantees and letters of comfort given by or binding upon any of the Sellers in relation to any debt or obligation of any Group Company which are referred to in the Disclosure Letter and such others as the parties may agree prior to Completion . Pending such release XL Insurance shall indemnify and keep indemnified the Sellers from and against all costs, claims and demands arising out of or in connection with such securities, guarantees and indemnities and any other securities, guarantees and indemnities binding upon any of the Sellers in relation to any debt or obligation of any Group Company to the extent that such obligations are otherwise Assumed Liabilities or otherwise obligations of the Group Companies (subject to XL Insurance's right to control any Claim thereunder).

     15.5.2 Save as set out below at Completion the Sellers shall procure the release of all security, guarantees and indemnities (for the avoidance of doubt not including indemnities under those insurance or re-insurance contracts which the parties have agreed will remain in place after Completion) given by or binding on any Group Company in relation to any debt or obligation of any of the Sellers or other persons as aforesaid. Pending such release the Sellers shall indemnify and keep indemnified XL Insurance as trustee for itself and the Group Companies concerned from and against all costs, claims and demands arising out of or in connection with any such securities, guarantees and indemnities.

     15.5.3 Notwithstanding Clause 15.2.1 the relevant parties shall procure that:

          (a) Winterthur International shall continue to have access to the Winterthur cash pool facility for a period of two years following Completion on the terms set out in the Limited Recourse Receivables Financing Facility Agreement;

          (b) any letters of credit given or supported by members of the CS Group in relation to the Operations shall remain in place notwithstanding Completion for so long as the Purchaser requires up to 1 July 2002 on the terms set out in the LOC Facility Agreement; and

          (c) XL Insurance and Winterthur will co-ordinate with each other with respect to any replacement or termination of any "comfort" letters provided by or on behalf of Winterthur to customers or clients of the Operations so as to minimise any disruption of the relevant Operations.

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15.6 Sellers' General Obligations

     If at any time after Completion any Business Seller or any member of Winterthur Group receives any monies in respect of any Claim or Receivable then, if such Business Seller is Winterthur, Winterthur shall pay, and otherwise Winterthur shall procure that the relevant Business Seller shall pay to XL Insurance as soon as reasonably practicable and in any event within five Business Days of receipt thereof the amount recovered minus any cost of recovery and minus any Taxation payable by Winterthur or the relevant Business Seller which would not have arisen but for the receipt of such monies and minus any amount in respect of VAT included in the amount recovered to the extent that the relevant Business Seller will be required to account to a Taxation authority for such VAT.

15.7 Sellers' Continuing Obligations

     Notwithstanding Completion the Sellers shall at their own expense:

     15.7.1 procure that if any property, rights or assets forming part of the Operations which ought to have been transferred or licensed to any Purchaser (other than any property, rights or assets expressly excluded from the sale under this Agreement or any Local Agreement) and which are capable of being so transferred or licensed are not transferred or licensed by a Seller at Completion the relevant Seller transfers or licenses such property, rights or assets to XL Insurance or any other relevant Purchaser as soon as practicable after it is discovered that such property, rights or assets should have been transferred or licensed to XL Insurance or any other relevant Purchaser at Completion and without limitation to the generality of Clause 18.4.2 to the extent that such property, right or asset consists of information including Know-how which relates wholly or primarily to the Operations shall keep such information confidential and procure that such information is not used by the relevant Seller for any purpose at any time (including but not limited to after it is transferred or licensed to XL Insurance). If any such property, rights or assets are not included in the calculation of the Purchase Price Winterthur and XL Insurance shall agree the amount of consideration to be paid by XL Insurance in respect of such property, rights or assets failing which the Reporting Accountants shall determine the amount of such consideration;

     15.7.2 continue for a period of three years from Completion to give to XL Insurance (subject to appropriate confidentiality restrictions where appropriate) such information and assistance as it may reasonably require relating to the Operations, their employees, customers and suppliers, their current contracts and engagements and their trade debtors and trade creditors and pass on any trade enquiry which the Sellers receive provided that nothing in this Clause 15.4.2 shall require the Sellers to do anything which may breach any Applicable Laws or regulation including without limitation to the generality of the foregoing the Data Protection Act 1998;

     15.7.3 without prejudice to the provisions of Clause 11 from time to time execute and perform all such acts, deeds and documents and afford to XL Insurance or any other relevant Purchaser such assistance as XL Insurance may reasonably require including commencing or defending any litigation: (a) for the purpose of vesting in XL Insurance or the relevant Purchaser the full benefit of the Operations, the Businesses and the Shares and implementing all the relevant provisions of this Agreement;

          (b) for the purpose of vesting in XL Insurance or the relevant Purchaser the full benefit of any rights, powers, remedies, claims or defences including without limitation rights of set-off and counterclaim which any of the Business Sellers may have in relation to any Claim or Assumed Liability or otherwise ensuring that the same ensure for the benefit of XL Insurance or the relevant Purchaser;

          (c) to enable any claim, action, suit, prosecution, litigation, proceedings, dispute or arbitration to which any of the Business Sellers was a party and which relates to any Claim or Assumed Liability to be continued by or against XL Insurance or the relevant Purchaser; and

          (d) to enable any judgment or award obtained by any of the Business Sellers and not fully satisfied as at Completion to the extent to which it is a Claim enforceable by the relevant Business Sellers to be enforced by XL Insurance or the relevant Purchaser whether by XL Insurance or the relevant Purchaser joining itself as a defendant or by

               XL Insurance or the relevant Purchaser consenting to any plaintiff concerned joining it as a defendant or otherwise,

          provided that XL Insurance shall pay on behalf of itself or the relevant Purchaser to the Sellers an amount equal to the sum recovered from any third party in respect of costs incurred by the Sellers in fulfilling their obligations under this Clause 15.4.3;


     15.7.4 allow XL Insurance access upon reasonable notice in writing to Winterthur at such times and at such locations as XL Insurance may reasonably require to, and copies of, any books, records or other information relating to the Operations which are not delivered to XL Insurance pursuant to Part 1 of Schedule 6;

     15.7.5 retain for a period of six years from Completion all books, records and other information relating to the Operations which XL Insurance may reasonably require and which are not delivered to XL Insurance pursuant to Part 1 of Schedule 6 and thereafter afford XL Insurance a reasonable opportunity to acquire such books, records and other information prior to any disposition or destruction thereof;

     15.7.6 procure (subject to the relevant member of the XL Insurance Group executing an appropriate transfer agreement on terms reasonably satisfactory to it and otherwise complying with Clause 18.16) that any Excluded Operations not transferred to a member of the Winterthur Group prior to Completion shall be so transferred as soon as practicable after Completion and in any event within 6 months of Completion ;

     15.7.7 procure that in respect of any Portfolios not transferred to a Group Company at Completion all steps required to be taken by the relevant Business Seller in order to transfer such Portfolios are taken promptly after XL Insurance serves notice requiring such transfer as provided in Schedule 2, Part 1;

     15.7.8 cause each Business Seller that retains a Portfolio after Completion to take all action (and not omit to take any action) so that such entity at all times complies with any managerial, consulting or other similar rights provided to XL Insurance or the Operations under the Local Agreements and the other agreements referred to in Schedule 2;

     15.7.9 procure the delivery to XL Insurance, no later than 17 September 2001, unaudited financial statements for the Operations, prepared on a Pro forma basis and in accordance with US GAAP (which shall consist of a statement of net assets, income statements and statement of cash flows and related summary footnotes), for the six month period ending 30 June 2001 together with a letter from Winterthur's Accountants that they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 71, Interim Financial Information. Winterthur and XL Insurance will cooperate with one another in the preparation of such financial statements in accordance with paragraph
          3.2 of Part 2 of Schedule 5, as if such 30 June 2001 financial statements were actually referred to in such paragraph; and

     15.7.10 procure a certificate issued by the relevant tax authority pursuant to article 442bis of the Belgian Income Tax Code 1992 and notify the transaction to the tax collector of its domicile by submitting the certificate along with a certified true copy of this Agreement in executed form.

15.8 Property, Rights and Assets not Part of Operations Clause 15.4.1 shall apply mutatis mutandis to any property, rights or assets which do not form part of the Operations but which have been transferred to XL Insurance or included as an asset of a Group Company in error and without limitation to the generality of Clause 18.4.2 to the extent that such property, right or asset consists of information including Know-how XL Insurance undertakes to keep such information confidential until it is returned to the relevant Seller and not at any time including after its return use any of it for any purpose.

15.9 Trade marks, etc.

     15.9.1 XL Insurance shall procure that as soon as practicable after Completion the Group Companies shall change their names so that they do not contain the name or expression "Winterthur" or "Winterthur International" or any name which is likely to be confused with the same and shall provide Winterthur with appropriate evidence of such changes of name, provided that it is agreed that the name of any Group Company may be changed to "XL Winterthur International" or any derivation thereof.

     15.9.2 Subject to Clause 15.6.3 XL Insurance shall not and shall procure that none of its subsidiaries or its holding company or any subsidiary of its holding company shall after Completion use in any way whatsoever any registered or unregistered trade marks including any logos or other devices used prior to or at the date of this Agreement in the Operations other than any such rights which are being assigned or licensed to XL Insurance pursuant to this Agreement and shall procure that not later than three months after Completion all such trade marks shall be removed from all business stationery, all other assets acquired by any Purchasers pursuant to this Agreement or any Local Agreement and from all premises occupied by XL Insurance, any other Purchaser and the Group Companies in connection with the Operations, provided that they may use any marketing or similar materials until the exhaustion thereof.

     15.9.3 Notwithstanding Clauses 15.6.1 and 15.6.2, XL Insurance shall be entitled to nominate one of the Purchasers, at no extra cost to Winterthur, which shall have the right to use any trade marks comprising the word "Winterthur" and/or "Winterthur" and device in conjunction with the word "International" on a world wide royalty free, non-exclusive basis for a period of two years from Completion and such Purchaser shall be entitled to sub-licence such right to any other Purchaser or any Group Company. The parties shall enter into a trade mark licence on those terms at Completion.

15.10 Business Intellectual Property and Shared IP

     15.10.1 The Business Sellers hereby assign to XL Insurance with full title guarantee the Registered Intellectual Property with effect from the Completion Date. The Business Sellers shall execute and deliver such other instruments of transfer, conveyance, and assignment as XL Insurance may reasonably request from time to time in order to perfect or record XL Insurance's interest in or title to the Business Intellectual Property. XL Insurance shall prepare and assume the cost of obtaining, preparing, executing, notarising, legalising and/or recording any instrument of transfer, conveyance or assignment referred to in this section or any other document needed to perfect XL Insurance's interest in or title to any portion of the Business Intellectual Property or to establish a chain of title. After Completion no member of Winterthur Group shall have any obligation to maintain or prosecute any of the Business Intellectual Property. However if any member of Winterthur Group is involved in the maintenance or prosecution of any part of the Business Intellectual Property XL Insurance shall reimburse such member for all fees incurred in the maintenance or prosecution of such Business Intellectual Property including but not limited to maintenance fees, renewal fees and agents' fees, subject to advance approval by XL Insurance of such maintenance and prosecution and submission of the relevant invoices.

     15.10.2 The Business Sellers hereby grant (or shall procure that any Associated Company shall grant) to the Purchasers and the Group Companies with effect from the Completion Date an irrevocable, royalty-free, non-exclusive and perpetual licence to use the Shared IP in connection with the Operations.

15.11 IT Infrastructure and Software Applications

     15.11.1 Winterthur and XL Insurance agree that should the separation of the information technology and telecommunications systems including but not limited to hardware and software required under the terms of this Agreement ("IT Separation") (for which a work schedule which will be regularly updated by Winterthur up to Completion will promptly be provided to XL Insurance) not be finished by Completion the parties shall co-operate and use all reasonable endeavours to finalise the IT Separation as soon as is practicable after Completion.

     15.11.2 Subject to Clause 15.8.3 Winterthur will be responsible for all reasonable costs incurred in relation to the IT Separation including all reasonable costs incurred by XL Insurance and approved by Winterthur in advance in writing after Completion . In respect of sums claimed under this Clause 15.8.2 XL Insurance will provide Winterthur with an invoice setting out clearly that to which the costs relate.

     15.11.3 In order to minimise the security risks to Winterthur Group and XL Insurance's Group after Completion resulting from there being shared IT infrastructure between members of the

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          Winterthur Group and the Operations Winterthur and XL Insurance agree to act in good faith and co-operate with each other and until IT Separation is finalised agree that:

          (a) XL Insurance shall not create additional electronic or physical links between the Operations' IT infrastructure and that of any third parties (including XL Insurance) without the prior written consent of Winterthur (such consent not to be unreasonably withheld);

          (b) both parties shall comply with Winterthur's IT security standards as amended from time to time;

          (c) where it is possible to do so without loss of confidentiality XL Insurance shall allow Winterthur or its representatives to monitor the Operations' IT infrastructure to ensure compliance with this Clause 15.8.3 and to do all that is reasonably necessary to rectify any non-compliance discovered;

          (d) both parties shall co-operate in promptly identifying any security breaches and resolving such breaches forthwith; and

          (e) Winterthur shall immediately sever the link between its IT infrastructure and that of the Operations should serious security breaches be identified which are not able to be or have not been resolved within a reasonable time.

15.12 Administration of Winterthur International (Re)

     XL Insurance shall, after Completion, manage and administer the run-off of all reinsurance written or ceded by Winterthur International (Re) prior to the Effective Time. XL Insurance shall consult with Winterthur on a regular basis in respect of such management and administration, up to and including the Final Date (as defined below) but, for the avoidance of doubt, not thereafter. Winterthur shall second such employees of Winterthur at actual cost as XL Insurance may reasonably require to XL Insurance or any Group Company in order for XL Insurance to conduct effectively such management and administration. Winterthur shall pay to XL Insurance within 15 Business Days of submission of an invoice by XL Insurance in relation thereto (such invoice to be submitted on a quarterly basis and to contain reasonable detail to support the amount being invoiced) an amount equal to all interest expenses paid and foregone (including in respect of deposits with reinsurers) and 90 per cent of each non-insurance liability, expense or cost including reasonable internal management time spent by employees of any member of the XL Insurance Group arising directly or indirectly in respect of the above management and administration and incurred by XL Insurance or any Group Company on or before the Final Date. However for the avoidance of doubt Winterthur shall remain liable for all liabilities, expenses and costs arising directly or indirectly from the employment of or the termination of the employment of any individual seconded to XL Insurance or any Group Company. For the purposes of this clause the "Final Date" shall mean the date on which XL Insurance's Accountants have determined that all accounting and administrative records are, in all material respects, up to date in respect of all such Policies. Interest in relation to amounts due under this clause shall run from the date on which payment is due hereunder until the date such payment is made at a non-compounding rate per annum of 0.5 per cent above the Base Rate.

15.13 Settlement of Inter-Company Accounts

     15.10.1 Winterthur shall procure that Winterthur's Accountants shall, on or before 31 August 2001, calculate: (i) the aggregate amounts in the Inter-Company Accounts which are receivable by any Group Company from any member of the CS Group; and (ii) the aggregate amounts in the Inter-Company Accounts which are receivable by any member of the CS Group from any Group Company, and Winterthur shall provide a certificate to XL Insurance detailing each of the aggregate amounts referred to in (i) and (ii) above.

     15.10.2 XL Insurance and XL Insurance's Accountants shall be entitled to review and verify the accuracy of the amounts referred to in such certificate and XL Insurance shall notify Winterthur in writing within 45 days of receipt of such certificate as to whether it agrees with the amounts detailed in the certificate. In the event that XL Insurance does not so agree with the amounts contained in such certificate, then the parties shall use their best endeavours acting in good faith to reach agreement as to the relevant amounts, and if they fail to reach agreement within 14 days thereof, shall together, immediately thereafter, appoint the

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          Reporting Accountants who shall determine such amounts and issue a certificate in relation thereto to the parties, such certificate being final and binding.

     15.10.3 In the event that XL Insurance agrees that the amounts referred to in the above certificate are accurate, or, failing such agreement, if the Reporting Accountants have issued a certificate, then if the aggregate amount in (i) above exceeds the aggregate amount in (ii) above as referred to in the relevant certificate, Winterthur shall pay to XL Insurance the amount of the excess in US Dollars thereafter, and if the aggregate amount in (ii) above exceeds the aggregate amount in
          (i) above as referred to in the relevant certificate, XL Insurance shall pay to Winterthur the amount of such excess in US Dollars, in each case either such payment being made within 15 Business Days following the date on which XL Insurance agrees to the certificate issued by Winterthur's Accountants, or the date of issue of the Reporting Accountants' certificate.

     15.10.4 Interest in relation to amounts due under this Clause 15.10 shall run from the date on which payment is due hereunder until the date such payment is made at a non-compounding rate per annum of 0.5 per cent above the Base Rate.

15.11 German Reorganization

     Winterthur shall not account for goodwill in relation to the German reorganisation in a way which might reasonably be expected to have any adverse effect on Winterthur International Insurance Company Limited without the prior written approval of XL Insurance.

15.12 Interim Reinsurance Agreements

     All executed Interim Reinsurance Agreements shall be held in escrow to the order of the relevant party (by its legal advisers) for a maximum of 5 Business Days after execution and during such time the parties shall use reasonable endeavours, and procure that the other Sellers or Purchasers as appropriate use reasonable endeavours to agree any amendments to such agreements as may be necessary solely to ensure the enforceability of such agreements and their compliance with Applicable Laws. Whether or not any such amendments have been agreed by 31 July 2001, the Interim Reinsurance Agreements (or amended versions thereof as the case may be) shall be released from escrow at the close of business on such date.

16.  Restrictions

16.4 Restrictions on the Sellers

     Subject to Clause 16.2 Winterthur and the other Sellers undertake with XL Insurance and its successors in title that the Sellers will not and will procure that no other member of the Winterthur Group will directly or indirectly or in any Relevant Capacity during the Restricted Period:

     16.4.1 be engaged, concerned in or interested in any Restricted Activity;

     16.4.2 otherwise than as agreed between the parties, induce, solicit or hire or seek to induce, solicit or hire any Senior Employee to become employed or engaged whether as employee, consultant, agent, advisor or otherwise by Winterthur or any member of the Winterthur Group provided that nothing shall prevent the Sellers or any other member of the Winterthur Group from time to time advertising in general solicitation for employees or consultants not targeted at employees of the Operations provided that none of Winterthur or any of the other Sellers approach or encourage any third party to approach any Senior Employee;

     16.4.3 on its own or jointly with, through or as agent of, any person directly or indirectly acquire or merge with or assist a business, company, firm or entity which carries on any Restricted Activity unless such Restricted Activity represents less than 20 per cent of the aggregate annual turnover or net profits or less than 20 per cent of the assets of such business, company, firm or entity (in this Clause 16 a "Minor Part") or manage, advise or otherwise assist in the business of another company, firm or entity in relation to activities or operations constituting Restricted Activity (unless such Restricted Activity represents a Minor Part); or

     16.4.4 knowingly or intentionally do or say anything which is adverse or harmful to a Group Company's goodwill or the goodwill attaching to any Business (as subsisting at the date of this Agreement) or which may lead a customer, broker or other person who has dealt with a

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          Group Company or a Business at any time during the 12 months prior to the date of this Agreement to cease to deal with a Group Company or a Business on substantially equivalent terms to those previously offered or at all.

16.5 Exceptions Notwithstanding Clause 16.1 nothing shall prevent the Sellers or any other member of the Winterthur Group from time to time from:


     16.5.1 being interested for passive investment purposes only in any class of securities in any company provided that such securities are traded on a recognised investment exchange, such interest is of a financial or investment (and not operational or trading) interest only and not more than 10 per cent of such securities are acquired or otherwise held in aggregate by all members of the Winterthur Group;

     16.5.2 fulfilling their obligations under the Service Level Agreement; and

     16.5.3 continuing to conduct any of the Operations on behalf of the Purchaser after Completion as contemplated by this Agreement.

16.6 Restrictions on the Purchasers

     XL Insurance and the other Purchasers undertake with the Sellers and their successors in title that the Purchasers will not and will procure that no other member of the XL Insurance Segment (as defined by XL Insurance for US Securities Exchange Act reporting purposes) will directly or indirectly or in any Relevant Capacity during the Restricted Period induce or solicit or seek to induce or solicit any present employee of any of the SRS or motor insurance units of any member of the Winterthur Group who would be a Senior Employee to become employed or engaged whether as employee, consultant, agent, advisor or otherwise by any of the Group Companies or the Businesses or XL Insurance or any member of the XL Insurance Segment provided that this shall not prevent any of the Purchasers or any other such member of the XL Insurance Segment from advertising in general solicitation for employees or consultants not targeted at employees of such units provided that none of XL Insurance or any of the other Purchasers or any other such member of the XL Insurance Segment approaches or encourages any third party to approach any such person. For the avoidance of doubt this Clause 16.3 shall not apply in relation to Relevant Employees.

16.7 Restrictions and Undertakings from CS Group

     16.7.1 No member of the CS Group will after Completion use for any purpose whatsoever any of the Business Assets or assets of the Group Companies (except that members of the CS Group may use Business Assets or assets of the Group Companies as and to the extent provided under the terms of a Service Level Agreement executed pursuant hereto) or use or disclose any Confidential Information.

     16.7.2 No member of the CS Group shall during the Restricted Period establish outside of the Winterthur Group any business, firm, company or group of companies which would engage or be interested in a Restricted Activity (for the avoidance of doubt, "establish" in this paragraph shall not include acquisition or merger with an existing business, firm, company or group).

     16.7.3 During the Restricted Period no member of the CS Group nor any member of the Winterthur Group shall use a brand, trade name or logo incorporating the words "Winterthur" and "International" together or any similar expression in relation to any Restricted Activity or any general insurance business or in the case of the CS Group only use the name Winterthur in relation to any Restricted Activity.

16.8 Restrictions Cease to Apply

     The restrictions in Clause 16.4 above shall cease to apply to each and every member of the CS Group upon it ceasing to be a member of the CS Group.

16.9 Reasonableness of Restrictions

     Winterthur and the other Sellers agree that they consider that the restrictions contained in this Clause 16 are no greater than is reasonable and necessary for the protection of the interest of XL Insurance and any other Purchaser or the Sellers as the case may be but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

17.  Guarantee

17.4 Unconditional Guarantee

     In consideration of Winterthur entering into this Agreement XL Insurance hereby unconditionally and irrevocably guarantees to Winterthur and the other Sellers due and punctual performance and observance by the Purchasers and any member of the XL Insurance Group (whether or not such person ceases to be a member of such group after the Completion Date) of all their obligations under or for breach of or unenforceability of this Agreement or any agreement entered into pursuant to this Agreement (including obligations to pay damages) including, without limitation, the Sellers Retrocession Agreement, the Interim Arrangements, the Excluded Operations Reinsurance Agreements and the Interim Reinsurance Contracts but in the case of any member of the XL Insurance Group only to the extent that such member is a party to this Agreement or any agreement entered into pursuant to this Agreement (the "Guaranteed Purchaser Obligations"). In consideration of XL Insurance entering into this Agreement Winterthur hereby unconditionally and irrevocably guarantees to XL Insurance and the Purchasers due and punctual performance and observance by the Sellers and any member of the Winterthur Group (whether or not such person ceases to be a member of such group after the Completion Date) of all their obligations under or for breach of or unenforceability of this Agreement or any agreement entered into pursuant to this Agreement (including obligations to pay damages) including, without limitation, the Sellers Retrocession Agreement, the Interim Arrangements, the Excluded Operations Reinsurance Agreements and the Interim Reinsurance Contracts but in the case of any member of the Winterthur Group only to the extent that such member is a party to this Agreement or any agreement entered into pursuant to this Agreement (the "Guaranteed Seller Obligations"). The liability of XL Insurance or Winterthur under this Clause 17 shall not be released or diminished by any variation of the terms of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable, any forbearance, neglect or delay in seeking performance of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable or any granting of time for such performance or by any assignment by Winterthur of the benefit of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable in accordance with Clause 17.5.

17.5 Default by a Party to this Agreement

     If and whenever a Purchaser or a Seller defaults for any reason whatsoever (and irrespective of the time during which such default has been unremedied) in the performance of any of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable XL Insurance or Winterthur as applicable shall forthwith upon demand unconditionally and irrevocably perform or procure performance of and satisfy or procure the satisfaction of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable in regard to which such default has been made in the manner prescribed by this Agreement or any agreement entered into pursuant to this Agreement (insofar as applicable) and so that the same benefits shall be conferred on Winterthur or XL Insurance as applicable as it would have received if the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable had been duly performed and satisfied by the relevant Purchaser.

17.6 Continuing Guarantee

     This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable shall have been irrevocably performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Winterthur or XL Insurance may now or hereafter have or hold for the performance and observance of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable.

17.7 Legal limitations, etc.

     As a separate and independent stipulation each of XL Insurance and Winterthur agrees that any of the Guaranteed Purchaser Obligations or the Guaranteed Seller Obligations as applicable including without limitation any monies payable which may not be enforceable against or recoverable from any Purchaser or Seller as applicable by reason of any legal limitation, disability or incapacity on or of the Purchaser or Seller as applicable or any other fact or circumstance other than any limitation imposed by this Agreement or any agreement entered into pursuant to this Agreement shall nevertheless be enforceable against and recoverable from XL Insurance or Winterthur as applicable as though the same had been incurred by XL Insurance and XL Insurance or Winterthur as applicable were the sole or principal obligor in respect thereof and shall be performed or paid by XL Insurance or Winterthur as applicable on demand.

17.8 Other restrictions, etc.

     This guarantee shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

18.  Other Provisions

18.4 Sellers' Liability

     Any reference in this Agreement or any Local Agreement however expressed to a liability or obligation of the Sellers, the Share Sellers or the Business Sellers (or any of them) shall be deemed to incorporate a reference to an obligation on the part of Winterthur to procure that the relevant liability is discharged or obligation is performed.

18.5 Purchasers' Liability

     Any reference in this Agreement or any Local Agreement however expressed to a liability or obligation of the Purchasers shall be deemed to incorporate a reference to an obligation on the part of XL Insurance to procure that the relevant liability is discharged or obligation is performed.

18.6 Announcements

     18.6.1 Pending Completion Winterthur and XL Insurance shall subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange use all reasonable endeavours to agree together as to the terms of, the timetable for and manner of publication of any formal announcement or circular to shareholders, employees, customers, suppliers, distributors and sub-contractors and to any recognised stock exchange or other authorities or to the media or otherwise which either party may desire or be obliged to make regarding this Agreement or any Local Agreement and/or Transactions contemplated by this Agreement and the Local Agreements provided that if Winterthur and XL Insurance have been unable to reach such an agreement before the time at which either Winterthur or XL Insurance is so required to publish such an announcement or circular Winterthur or XL Insurance as the case may be may nevertheless publish such announcement or circular. Any other communication which XL Insurance or Winterthur may make concerning the foregoing matters shall subject to the requirements of law or any regulatory body or the rules and regulations of any recognised stock exchange be consistent with any such formal announcement or circular as aforesaid.

     18.6.2 Subject to Clause 18.3.1 neither party shall pending Completion make or authorise or issue any formal announcement or circular or other communication concerning the subject matter of this Agreement or any Local Agreement or any Transaction referred to in or contemplated by this Agreement and any Local Agreement.

     18.6.3 If Completion does not take place by the date which is 12 months from the date of this Agreement or such later date as Winterthur and XL Insurance may agree XL Insurance shall forthwith hand over or procure the handing over of all accounts, records, documents and papers of or relating to the Sellers which shall have been made available to it and all copies or other records derived from such materials and expunge any information derived from such materials or otherwise concerning the subject matter of this Agreement or any Local Agreement from any computer, word processor or other device containing information provided that this shall not apply to information available from public records or information acquired (without any person being in direct or indirect breach of the Confidentiality Agreement or Clause 18.4 in respect thereof) by XL Insurance otherwise than from the Sellers or their agents.

18.7 Confidentiality

     18.7.1 The parties acknowledge that the Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement to the extent inconsistent with this Clause 18.4 save in relation to any claims the parties thereto may have arising under the Confidentiality Agreement prior to such date.

     18.7.2 Subject to Clause 18.4.3 each party shall and shall procure that its Associated Companies shall treat as strictly confidential and not use any Confidential Information received or obtained as a result of entering into or performing this Agreement (or any other agreement entered into under or pursuant to this Agreement) which relates to:

          (a)  the provisions of this Agreement (or any such other agreement);

          (b) the negotiations relating to this Agreement (and such other agreements); or

          (c) any other party and its Associated Companies (as at the date of this Agreement) and the business carried on by each of them.

     After Completion Winterthur shall, and shall procure that the members of Winterthur Group and any member of the Winterthur Group shall treat as strictly confidential and not use or disclose, and prevent the use or disclosure of any of the Confidential Information.

     18.7.3 The provisions of Clause 18.4.2 shall not prohibit disclosure or use if and to the extent:

          (a) required by law or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

          (b) required by the rules of any stock exchange on which the shares of the parties to this Agreement are listed or quoted or any other competent regulatory authority provided that where either Winterthur or XL Insurance is so required to make such disclosure the provisions of Clause 18.3.1 shall apply to such disclosure;

          (c)  required to vest the full benefit of this Agreement in any party;

          (d) made to or used by the professional advisers, auditors and bankers of each party on terms that such professional advisers, auditors and bankers undertake to comply with the provisions of Clause 18.4.2 in respect of such information as if they were a party to this Agreement or to the extent that disclosure is made to a Taxation authority in connection with the Taxation affairs of the disclosing party or a holding company of that party;

          (e) it becomes publicly available following disclosure under the terms of the Confidentiality Agreement or this Agreement (other than as a result of disclosure by the parties to this Agreement or the Confidentiality Agreement or any other person in breach of such Agreements);

          (f) that other party has given prior written approval to the disclosure;

          (g) the information is obtained free of any restrictions on use or obligations of confidentiality from a third party which is itself free of any restrictions on use or obligations of confidentiality with respect to that information;

          (h) the information is already in the possession of that party and is not subject to an obligation of confidentiality or a restriction on use; or

          (i) the information is independently developed after the Completion Date,

          provided that except where prohibited by any Applicable Laws or regulation or in circumstances where a party wishes to disclose information to its counsel or other legal advisers in contemplation of proceedings being brought in relation to or arising out of this Agreement, prior to disclosure of any information pursuant to paragraphs (i), (ii) or (iii) of this Clause 18.4.3 the party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or otherwise to agree the timing and content of such disclosure.

     18.7.4 The restrictions contained in this Clause 18.4 shall continue to apply for a period of 10 years from the Completion Date.

     18.7.5 In no event shall the fact that any party is required to disclose (or has disclosed) the 31.12.2000 Financial Information or the Completion Financial Information or the financial information referred to in Clause 15.4.9 in any regulatory or other filing or press release preclude or otherwise affect any party's rights or remedies hereunder including without limitation with respect to the preparation and agreement of the Completion Financial Statements or the Seasoned Net Reserve Amount.

     18.7.6 In the event that Winterthur proposes that any member of the Winterthur Group (other than Winterthur itself) which may owe obligations to any member of the XL Group under this Agreement or agreements made pursuant to this Agreement should cease to be such a member (the "Departing Member"):

          (i) provided the guarantee in Clause 17 continues to apply to the Departing Member, Winterthur shall have no obligation to consult with or seek the approval of XL Insurance in connection therewith; and

          (ii) the provisions of Clause 18.4.2 shall not prohibit disclosure or use if and to the extent that Winterthur, acting reasonably, discloses to potential purchasers (and members, advisers and agents of the selling and potential purchasing groups) information in relation to the express obligations and rights of the Departing Member under the Local Agreements for the purposes of the proposed sale, provided that (a) Winterthur shall ensure that all such persons are bound by confidentiality obligations at least as wide as Winterthur's obligations under this Clause 18 (but such obligations need not be owed to XL Insurance or any Group Company) and provided that Winterthur remains liable for any breach of this Clause 18 as a result of disclosure by any such person; and (b) Winterthur shall, before entering into detailed negotiations with any potential purchaser (which expression shall not include exploratory negotiations to ascertain expressions of interest from potential purchasers), inform XL Insurance (which shall keep such information confidential) of the fact of the proposed sale and the identity of the Departing Member (but for the avoidance of doubt Winterthur shall not be obliged to give any information about potential purchasers).

     18.7.7 In the event that XL Insurance proposes that any member of the XL Insurance Group (other than XL Insurance itself) which may owe obligations to any member of the Winterthur Group under this Agreement or agreements made pursuant to this Agreement should cease to be such a member (the "Departing Member"):

          (i) provided the guarantee in Clause 17 continues to apply to the Departing Member, XL Insurance shall have no obligation to consult with or seek the approval of Winterthur in connection therewith; and

          (ii) the provisions of Clause 18.4.2 shall not prohibit disclosure or use if and to the extent that XL Insurance, acting reasonably, discloses to potential purchasers (and members, advisers and agents of the selling and potential purchasing groups) information in relation to the express obligations and rights of the Departing Member under the Local Agreements for the purposes of the proposed sale, provided that (a) XL Insurance shall ensure that all such persons are bound by confidentiality obligations at least as wide as XL Insurance's obligations under this Clause 18 (but such obligations need not be owed to Winterthur) and provided that XL Insurance remains liable for any breach of this Clause 18 as a result of disclosure by any such person; and (b) XL Insurance shall, before entering into detailed negotiations with any potential purchaser (which expression shall not include exploratory negotiations to ascertain expressions of interest from potential purchasers), inform Winterthur (which shall keep such information confidential) of the fact of the proposed sale and the identity of the Departing Member (but for the avoidance of doubt XL Insurance shall not be obliged to give any information about potential purchasers).

18.8 Successors and Assigns

     18.8.1 Subject to Clause 18.5.2 save as expressly provided elsewhere in this Agreement this Agreement is personal to the parties to it. Accordingly neither the Purchasers nor the Sellers may without the prior written consent of Winterthur or XL Insurance respectively assign the benefit of all or any of the obligations of any other party under this Agreement nor any benefit arising under or out of this Agreement or any Local Agreement.

     18.8.2 Except as otherwise expressly provided in this Agreement either the Sellers or a Purchaser may without the consent of the other parties assign to an Associated Company the benefit of all or any of any other party's obligations under this Agreement or any Local Agreement provided that if the assignee ceases to be an Associated Company of Winterthur or as the case may be XL Insurance then Winterthur or as the case may be XL Insurance shall procure that the assignee re-assigns the benefit of the assigned obligations to an Associated Company before the assignee ceases to be such an Associated Company and provided further that the maximum liability of any party for breach of this Agreement or under any indemnity contained in or entered into pursuant to this Agreement shall be limited to the liability which would have arisen in the absence of any such assignment by the Sellers or XL Insurance.

18.9 Third Party Rights

     18.9.1 A person who is not a party to this Agreement either directly or pursuant to a Deed of Adherence has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, except that the various persons identified in Clauses 2.3.1, 2.3.2, 4.3 and 9 (including any Group Company) shall be express third party beneficiaries of the provisions contained in such clauses. Each of such third party beneficiaries appoints Winterthur (in the case of a Seller) and XL Insurance (in the case of any Purchaser or Group Company) to act as its trustee or agent to enforce such provisions on its behalf (and may not enforce such provisions save through such trustee or agent) and each of Winterthur and XL Insurance accept the above appointments.

     18.9.2 Winterthur (on behalf of any Seller) and XL Insurance (on behalf of any Purchaser and, following Completion, any Group Company) may amend, modify, waive or otherwise affect any rights or obligations of any Seller or any Purchaser and, following Completion, any Group Company, respectively, under this Agreement.

18.10 Variation, etc.

     18.10.1 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of Winterthur (on behalf of the Sellers) and XL Insurance (on behalf of the Purchasers).

     18.10.2 For the purpose of Section 2 of the Law of Property (Miscellaneous Provisions) Act 1989 this Agreement shall be deemed to incorporate all documents directly or indirectly required to be executed pursuant to it.

18.11 Time of the Essence

     Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

18.12 Joint and Several Liability

     All obligations of: (i) the Sellers on the one hand; and (ii) the Purchasers on the other hand, as contained in this Agreement are joint and several.

18.13 Costs

     Subject as otherwise provided the Sellers shall bear all legal, accountancy and other costs and expenses incurred by them and the Group Companies in connection with this Agreement or any Local Agreement and the sale of the Operations. XL Insurance shall bear all such costs and expenses incurred by it. The costs of the Reporting Accountants and the Independent Actuary shall be borne by the parties equally.

18.14 Interest

     Except as otherwise expressly provided in this Agreement, if the Sellers or XL Insurance default in the payment when due of any sum payable under this Agreement or any Local Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of the Sellers or XL Insurance (as the case may be) shall unless otherwise provided be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a non-compounding rate per annum of 4 per cent above the Base Rate. Such interest shall accrue from day to day on the original amount payable and for the avoidance of doubt interest shall not be compounded.

18.15 Notices

     18.15.1 Any notice, consent, approval or other communication requiring to be given or served under or in connection with this Agreement shall unless otherwise expressly provided be in writing and shall be sufficiently given or served if delivered or sent: In the case of any of the Sellers to Winterthur at:

                  General Guisan-Strasse 40
                  PO Box 357

                  CH-8401 Winterthur
                  Switzerland

                  Fax:        +41 52 261 48 20

                  Attention:  Katharina Schoop

                  In the case of any of the Purchasers to XL Insurance at:

                  XL House
                  One Bermudiana Road
                  Hamilton HM11
                  Bermuda

                  Fax:        +1 441 295 4867

                  Attention:  Paul Giordano

                  with a copy to Katherine Coates at Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ, England (fax +44 (20) 7600
                  5555) and Immanuel Kohn at Cahill Gordon & Reindel at 80 Pine Street, New York, NY 10005, USA (fax +1 (212) 269 5420).

     18.15.2 Any such notice or other communication shall be delivered by hand or sent by courier, fax or prepaid first class post. If sent by courier or fax such notice or communication shall conclusively be deemed to have been given or served at the time of despatch in case of service in the United Kingdom or on the following Business Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two Business Days from the time of posting in the case of inland mail in the United Kingdom or three Business Days from the time of posting in the case of international mail.

18.16 Withholding and Deductions/VAT

     18.16.1 All sums payable by any party to another party under this Agreement (including for the avoidance of doubt payments under Clause 4.3) shall be paid free and clear of all deductions, withholdings, set-offs or counter-claims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the payer shall (except to the extent the same has been taken into account in calculating the amount due under any other provision of this Agreement) be obliged to pay to the payee such sum as will after such deduction or withholding has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

     18.16.2 If any Taxation authority charges to Taxation any sum paid to any party by another party under any indemnity contained in this Agreement (except to the extent the same has been taken into account in calculating any amount due under any other provision of this Agreement) then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Taxation so charged there shall be left a sum equal to the amount that would otherwise be payable under this Agreement provided that in determining the amount payable under this Clause 18.13.2 there shall be taken into account any deduction arising no later than the end of the period in which the charge to tax arises which is or will be available for Taxation purposes to the payee or any group of companies of which the payee is a member in respect of the matter in relation to which such sum is paid.

     18.16.3 To the extent that the payee is satisfied (acting in good faith) it can so do without prejudice to the retention of any credit refund or similar benefit it receives if the payee receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation it shall reimburse to the payer such part of such additional amounts paid to it pursuant to Clause 18.13.1 as the payee certifies to the payer will leave it (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding. The payee shall use all reasonable endeavours to obtain any available credit, refund or similar benefit.

     18.16.4 If any deduction or withholding is made from any payment as contemplated in Clause 18.13.1 the payer shall supply to the payee such official receipt if any or other evidence of payment to

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          the relevant authority of the amount deducted or withheld and shall give all reasonable assistance to enable the payee to receive a credit or refund or similar benefit by reason of the deduction or withholding as promptly as possible.

     18.16.5 Where for the purpose of any provision of this Agreement (including without limitation any provisions concerning reimbursement, indemnification or compensation) any amount is to be determined or calculated by reference to any amount incurred or to be incurred by any person such part of such latter amount as represents VAT in respect of which such person is entitled to credit or repayment from the relevant Tax authority shall be excluded for the purpose of such determination or calculation.

18.17 Severance

     If any term or provision of this Agreement is held to be illegal or unenforceable in whole or in part under any enactment or rule of law such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

18.18 Counterparts

     This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all the counterparts shall together constitute one and the same instrument.

18.19 Further Assurances

     The parties agree that they shall take all reasonable action and execute all further documentation or procure that all reasonable action is taken and all further documentation is executed so as to give full effect to the terms of this Agreement including, without limitation: (i) Winterthur entering into such agreements as are necessary or appropriate to give effect to Winterthur's obligations and covenants referred to in Clause 15.4: (ii) both parties complying with the provisions of Schedule 5; and
     (iii) both parties entering into appropriate reinsurance agreements (reflecting substantially the same overall economic effect on the relevant party and other terms otherwise contemplated hereby) to the extent necessary so that the relevant member of the XL Insurance Group or the Winterthur Group can obtain reinsurance credit for applicable regulatory purposes.

18.20 Set Off

     Any amount due to be paid to any of the Sellers hereunder by any of the Purchasers shall be decreased by any amount which, at the relevant time, is due to be paid to any of the Purchasers hereunder by any of the Sellers. Any amount due to be paid to any of the Purchasers hereunder by any of the Sellers shall be decreased by any amount which, at the relevant time, is due to be paid to any of the Sellers hereunder by any of the Purchasers. For the purposes of this Clause 18.17, an amount should be deemed 'due' if and only if (i) it has been so agreed in writing by Winterthur and XL Insurance, (ii) it has been determined or is deemed to be the case in accordance with this Agreement or any other agreement referred to herein, or (iii) it has been determined or declared by court or administration order.

18.21 Governing Law and Submission to Jurisdiction

     This Agreement and the documents to be entered into pursuant to it save as expressly referred to therein shall be governed by and construed in accordance with English law and the parties expressly waiving their rights to any other forum to which they may be entitled irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement provided that this Clause 18.18 shall not preclude the enforcement of any Local Agreement in the courts of the relevant jurisdiction in a manner consistent with Clause 2.6.

18.22 Appointment of Process Agents

     18.22.1 Each of the Purchasers which is not incorporated in England irrevocably appoints XL Brockbank Limited of Fitzwilliam House, 10 St. Mary Axe, London EC3A 8NL as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by any Purchaser.

     18.22.2 Each of the Purchasers shall inform Winterthur in writing of any change in the address of its process agents within 28 days.

     18.22.3 If such process agents cease to have an address in England each of the relevant Sellers irrevocably agrees to appoint new process agents acceptable to Winterthur and to deliver to Winterthur within 14 days a copy of a written acceptance of appointment by its new process agents.

     18.22.4 Winterthur shall procure that each of the Purchasers which is not incorporated in England shall irrevocably appoint Churchill Insurance Group Plc of Churchill Court, Westmoreland Road, Bromley, Kent BR1 1DP as its agent for the service of process in England in relation to any matter arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by any Purchaser.

     18.22.5 Each of the Sellers shall inform XL Insurance in writing of any change in the address of its process agents within 28 days.

     18.22.6 If such process agents cease to have an address in England, each of the relevant Sellers irrevocably agrees to appoint new process agents acceptable to XL Insurance and to deliver to XL Insurance within 14 days a copy of a written acceptance of appointment by its new process agents.

     18.22.7 Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purpose of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof this Agreement has been duly executed.




SIGNED by S. Fokkema                )    S. FOKKEMA
                                    )
and W. Schmidt-Soelch               )    WOLFGANG SCHMIDT-SOELCH
on behalf of WINTERTHUR SWISS       )    As attorney for Winterthur Swiss
INSURANCE COMPANY in the                 Insurance Company
presence of Nigel Hatfield:

NIGEL HATFIELD



24 July 2001





SIGNED by Paul S. Giordano            )  PAUL S. GIORDANO
on behalf of XL INSURANCE LTD in the  )  As attorney for XL Insurance Ltd
presence of C. J. Lawson :            )
C. J. LAWSON

        July 2001